  As filed with the Securities and Exchange Commission on July 21, 2000

                                                    SEC File No. 333-40934
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------

                              PRE-EFFECTIVE

                             AMENDMENT NO. 1
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                ---------------
                                 EXPEDIA, INC.
            (Exact name of Registrant as specified in its charter)
                                ---------------

            Washington                           4700                          91-1996083
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)         Identification Number)

                                ---------------
                       13810 SE Eastgate Way, Suite 400
                              Bellevue, WA 98005
                                (425) 564-7200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                ---------------
                                Mark S. Britton
                      Vice President and General Counsel
                                 Expedia, Inc.
                       13810 SE Eastgate Way, Suite 400
                              Bellevue, WA 98005
                                (425) 564-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                       Copies of all communications to:

                                Richard B. Dodd
                                Maja D. Chaffe
                           Preston Gates & Ellis LLP
                         701 Fifth Avenue, Suite 5000
                        Seattle, Washington 98104-7078
                                (206) 623-7580

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                                        Maximum
                                           Amount        Maximum       aggregate      Amount of
        Title of each class of             to be      offering price    offering     registration
     securities to be registered         registered    per share(1)     price(1)        fee(1)
-------------------------------------------------------------------------------------------------
Common Shares par value $0.01........  900,000 shares     $16.86      $15,174,000     $4,005.94
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating amount of registration fee based upon the average of the high and low prices reported on July 3,
    2000, as reported on The Nasdaq National Market. Previously paid with original filing.
                                ---------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 900,000 Shares

                            [LOGO OF EXPEDIA, INC.]

                                  Common Stock

                               ----------------

   The selling shareholders are selling 900,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders. The selling shareholders may sell their common stock under this prospectus between August 1, 2000 and August 13, 2000.

   Our common stock is quoted on the Nasdaq National Market under the symbol EXPE. On June 30, 2000, the last reported sale price of our common stock was $14.8125 per share.

   See "Risk Factors" beginning on page 8 to read about factors you should consider before buying shares of the common stock.

                               ----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                     Prospectus dated August 1, 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
   Summary...............................................................   3
   Risk Factors..........................................................   8
   Use of Proceeds.......................................................  18
   Price Range of Common Stock...........................................  18
   Dividend Policy.......................................................  18
   Selected Financial Data...............................................  19
   Management's Discussion and Analysis of Financial Condition and
    Results of Operations................................................  21
   Business..............................................................  30
   Management............................................................  44
   Certain Relationships and Related Transactions........................  52
   Principal Shareholders................................................  56
   Selling Shareholders..................................................  58
   Description of Capital Stock..........................................  60
   Plan of Distribution..................................................  61
   Validity of the Common Stock..........................................  62
   Experts...............................................................  62
   Where You Can Find More Information...................................  63
   Index to Consolidated Financial Statements............................ F-1

                                    SUMMARY

   This summary may not contain all the information that may be important to you. You should read this entire prospectus before making an investment decision.

   In this prospectus, the terms "Expedia" and "we" refer to Expedia, Inc. and our subsidiaries and our predecessor, the travel business unit of Microsoft Corporation, except where it is clear that such terms mean only Expedia, Inc.

                                 Expedia, Inc.

   We are a leading provider of branded online travel services for leisure and small business travelers. We operate our own website, located at Expedia.com, with localized versions in the United Kingdom, Germany and Canada and certain other websites in the United States and Europe. We offer one-stop travel shopping and reservation services, providing reliable, real-time access to schedule, pricing and availability information for over 450 airlines, 65,000 lodging properties and all major car rental companies. The acquisitions of Travelscape.com, Inc. and VacationSpot.com, Inc. in March 2000 position us as the leader in Internet lodging with the broadest selection of properties and approximately 700,000 room nights booked through our travel planning services in the quarter ended March 31, 2000.

   The Internet is dramatically changing the way that consumers and businesses communicate, share information and buy and sell goods and services. The Internet reduces inefficiencies in markets characterized by the presence of large numbers of geographically dispersed buyers and sellers and purchase decisions involving large amounts of information from multiple sources. We believe that the worldwide travel industry, which exemplifies these characteristics, is especially well-suited to benefit from increased Internet and electronic commerce adoption. As a result, travel has already become the largest online retail category with estimated online transactions of $7.8 billion in 1999, growing to $32 billion in 2004, according to Forrester Research.

   To address this market opportunity, we attract a large global base of consumers and travel suppliers to our Internet-based travel marketplace and enable them to research, buy and sell travel-related services online. Our global travel marketplace offers consumers a convenient, comprehensive and personalized source of travel information and services. At the same time, our marketplace enables travel suppliers to reach a large, global audience of consumers who are actively engaged in planning and purchasing travel services. In our marketplace, suppliers can pursue a range of innovative, targeted merchandising and advertising strategies designed to increase revenues, while reducing overall transaction and customer service costs.

   We have built an underlying technology infrastructure that enables both buyers and sellers to transact through our websites in a reliable, scalable and secure environment.

   Since launching our online travel service in October 1996, we have experienced significant growth in our traffic and the amount of travel purchased through our travel planning services. In calendar year 1999, $819 million in airline ticket purchases and hotel and car rental reservations were made through the travel planning services of Expedia, Travelscape and VacationSpot. In the fiscal quarter ended March 31, 2000, $401 million in purchases and reservations were made through these same services.

   We are located at 13810 SE Eastgate Way, Suite 400, Bellevue, WA 98005 and our telephone number is (425) 564-7200.

Strategy

   Our objective is to enhance our position as a leading online global travel marketplace. The key elements of our strategy are as follows:

 Continue to Increase Brand Awareness

   We are increasing and will continue to increase brand awareness among consumers by pursuing an aggressive brand development strategy. Our present brand-building campaign includes a substantial advertising presence in both online media and traditional media, such as print, radio and television. We continue to offer co-branded promotions with selected suppliers and pursue targeted press coverage. We are also working with third parties to develop a range of cross-media marketing initiatives including Expedia Radio and Expedia Magazine.

 Expand Merchant Business Activity

   Strong supplier relationships are crucial to the success of our business. The acquisition of Travelscape underlines an important shift in our business model whereby we are moving increasingly towards a merchant business model, as opposed to the traditional agency business model. In the merchant business model, Expedia acquires inventory at discounted wholesale prices level from preferred suppliers and then determines the retail price.This model allows us to offer more competitive prices to our customers while also generating a higher gross profit per transaction.

 Enhance Technology Platform and Product Functionality

   We plan to continue to enhance the underlying infrastructure and functionality of our websites.

  . Feature Differentiation. We will continuously update new software features and editorial content to our websites. We have invested heavily in the development of the Best Fare Search technology, a fare searching technology and pricing engine that moves flight-pricing query activity from the mainframes of computerized reservation systems to more flexible and cost-effective servers based on the Windows platform. We will also continue to develop features that meet the needs of specific market segments, such as small business travelers. We are improving the accessibility of our websites through various Internet access channels, such as wireless hand-held devices, and are providing multimedia applications.

  . Scalability, Security and Reliability. We have invested heavily in core infrastructure with the objective of eliminating downtime on our websites, in order to ensure that we are able to continue to serve our customers reliably as our operations scale. The operation of our own websites and those of our licensees has given us extensive experience at handling rapid increases in transaction volumes.

 Expand Internationally

   We operate localized websites in the United Kingdom, Germany and Canada. We selected these countries due to their large travel markets and the rapid growth of online commerce in these markets. In developing customized websites in our international markets we will continue to draw on our experience in the United States with technology, user interface and supplier relationships while tailoring our international websites to specific characteristics of each local marketplace.

 Continue Diversification of our Sources of Revenue

   We plan to expand our travel service offerings to include more complex travel products and destination service offerings. Currently, the majority of our transaction revenues are derived from airline ticket sales, hotel reservations and car rentals. We plan to extend our offerings in each of these core segments and expand the range of offerings into other segments.

   As a result of our focus on developing our merchant business, our business is becoming better diversified than that of our principal online competitors. Our merchant business is focused on lodging and package transactions. Commissions and fees from the sale of airline tickets represented less than 30% of our revenues and less than 40% of our gross profit in the fiscal quarter ending March 31, 2000.

                                  Risk Factors

   An investment in our common stock involves a high degree of risk. We have incurred substantial net losses and negative cash flows on both an annual and interim basis, including a net loss of $75.9 million for the nine months ended March 31, 2000 and, in the same period, cash flow used by operating activities of $18.1 million. We expect our operating losses and negative cash flow to continue of the foreseeable future. Before deciding whether to invest in shares of our common stock, you should carefully consider the risks and uncertainties described in "Risk Factors" beginning on page 8 of this prospectus.

                                  The Offering

 Common stock offered by Selling Shareholders........ 900,000 shares

 Common stock to be outstanding after this offering.. 44,489,000 shares

 Use of proceeds..................................... We will not receive any of the proceeds of the
                                                      sales by the selling
                                                      shareholders (see Plan of
                                                      Distribution and Selling
                                                      Shareholders)

 Nasdaq National Market symbol....................... EXPE

                             Summary Financial Data

                                                                                              Pro Forma(1)
                                                                                           -------------------
                                                                                                       Nine
                                                                       Nine months ended     Year     months
                                   Years ended June 30,                    March 31,        ended      ended
                         --------------------------------------------  ------------------  June 30,  March 31,
                         1995    1996      1997      1998      1999      1999      2000      1999      2000
                         -----  -------  --------  --------  --------  --------  --------  --------  ---------
                                   (in thousands, except per share data)
                                                                          (unaudited)         (unaudited)
Statement of Operations Data:
Net revenues............ $ --   $   --   $  2,742  $ 13,827  $ 38,699  $ 25,127  $ 64,956  $ 71,342  $ 138,384
Cost of revenues........   --       --      3,279     9,692    15,950    11,292    32,896    43,469     93,139
                         -----  -------  --------  --------  --------  --------  --------  --------  ---------
Gross profit (loss).....   --       --       (537)    4,135    22,749    13,835    32,060    27,873     45,245
Operating Expenses:
 Product development....   818    6,263    16,211    18,506    21,180    15,314    14,610    23,412     17,819
 Sales and marketing....   --        17     8,820    10,823    14,888     7,695    38,672    30,642     64,104
 General and
  administrative........   145    1,520     3,353     4,284     6,283     4,189     6,892    10,346     11,519
 Amortization of
  goodwill and
  intangibles(2)........   --       --        --        --        --        --      2,332    62,127     46,521
 Recognition of
  stock-based
  compensation(3).......   --       --        --        --        --        --     46,911       --      48,053
                         -----  -------  --------  --------  --------  --------  --------  --------  ---------
   Total operating
    expenses............   963    7,800    28,384    33,613    42,351    27,198   109,417   126,527    188,016
                         -----  -------  --------  --------  --------  --------  --------  --------  ---------
Loss from operations....  (963)  (7,800)  (28,921)  (29,478)  (19,602)  (13,363)  (77,357)  (98,654)  (142,771)
Interest income, net....                                                            1,457    (1,154)      (267)
                         -----  -------  --------  --------  --------  --------  --------  --------  ---------
Loss before provision
 for income taxes.......  (963)  (7,800)  (28,921)  (29,478)  (19,602)  (13,363)  (75,900) (99,808)  (143,038)
Provision for income
 taxes..................   --       --        --        --        --        --        --        --         --
                         -----  -------  --------  --------  --------  --------  --------  --------  ---------
Net loss................ $(963) $(7,800) $(28,921) $(29,478) $(19,602) $(13,363) $(75,900) $(99,808) $(143,038)
                         =====  =======  ========  ========  ========  ========  ========  ========  =========
Pro forma basic and
 diluted net loss per
 share(4)...............                                     $   (.59)           $  (2.09)  $(2.72)  $   (3.59)
                                                             ========            ========  ========  =========
Weighted average shares
 used to compute
 pro forma basic and
 diluted net loss per
 common share...........                                       33,000              36,335    36,756     39,809
                                                             ========            ========  ========  =========

                                                                      As of
                                                                  March 31, 2000
                                                                  --------------
                                                                   (unaudited)
                                                                  (in thousands)
Balance Sheet Data:
Cash and cash equivalents........................................    $ 72,825
Working capital..................................................      31,616
Total assets.....................................................     301,182
Retained deficit.................................................     (70,950)
Long-term liabilities, net of current portion....................       5,026
Total stockholders' equity.......................................     235,355

--------
Notes

(1) The pro forma summary financial data reflect the consolidated results of operations of Expedia, Inc., Travelscape.com, Inc. and VacationSpot.com, Inc. for the year ended June 30, 1999 and for the nine months ended March 31, 2000 as if the acquisitions had occurred at the beginning of each of the periods presented.

(2) The amortization of goodwill and intangibles relates to our acquisitions of Travelscape.com, Inc. and VacationSpot.com, Inc. on March 17, 2000.

(3) The recognition of stock-based compensation relates to a non-cash stock based compensation charge due to unvested Microsoft options being converted to Expedia, Inc. options with exercise prices less than the fair value of Expedia, Inc.'s common stock.

(4) Pro forma basic and diluted net loss per share prior to the initial public offering was computed by dividing the net loss for the period by Expedia's initial capitalization as a result of Microsoft's contribution.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase shares of common stock. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our operating results are volatile and difficult to predict. If we fail to meet the expectations of securities analysts or investors, the market price of our common stock may decline significantly.

   Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Because our operating results are volatile and difficult to predict, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results will fall below the expectations of securities analysts or investors. In this event, the trading price of our common stock may decline significantly.

   Factors that may cause us to fail to meet the expectations of securities analysts or investors include the following:

  . our inability to obtain new customers at reasonable cost, retain existing customers or encourage repeat purchases

  . decreases in the number of visitors to our websites or our inability to convert visitors to our websites into customers

  . our inability to adequately maintain, upgrade and develop our websites, the systems that we use to process customers' orders and payments or our computer network

  . our inability to retain existing airlines, hotels, rental car companies and other suppliers of travel services ("travel suppliers") or to obtain new travel suppliers

  . our inability to obtain travel products on satisfactory terms from our travel suppliers

  . the ability of our competitors to offer new or enhanced websites, services or products or services or products with lower prices

  .  fluctuating gross margins due to a changing mix of revenues

  . the termination of existing relationships with key service providers or failure to develop new ones

  . the amount and timing of operating costs relating to expansion of our operations

  . economic conditions specific to the Internet, online commerce and the travel industry

Because we have a limited operating history, it is difficult to evaluate our business and prospects.

   Our business began operations in July 1994 and we launched our online travel service in October 1996. As a result, we have only a limited operating history from which you can evaluate our historical business. It is also difficult to evaluate our prospective business because we face the risks frequently encountered by early stage companies using new and unproven business models and entering new and rapidly evolving markets, such as online commerce. These risks include our potential failure to:

  .  attract additional travel suppliers and consumers to our service

  .  maintain and enhance our brand

  .  expand our service offerings

  .  operate, expand and develop our operations and systems efficiently

  .  maintain adequate control of our expenses

  .  raise additional capital

  .  attract and retain qualified personnel

  .  respond to technological changes

  .  respond to competitive market conditions

We depend on our relationships with travel suppliers and computer reservation systems; adverse changes in these relationships could affect our inventory of travel offerings.

   Our business model relies on relationships with travel suppliers, and it would be negatively affected by adverse changes in these relationships. We depend on travel suppliers to enable us to offer our customers comprehensive access to travel services and products. Consistent with industry practices, we currently have few agreements with our travel suppliers obligating them to sell services or products through our websites. It is possible that travel suppliers may choose not to make their inventory of services and products available through online distribution. Travel suppliers could elect to sell exclusively through other sales and distribution channels or to restrict our access to their inventory, either of which could significantly decrease the amount or breadth of our inventory of available travel offerings. Of particular note is the proposed airline direct-distribution website, which is currently named "Orbitz." Orbitz has announced its intention to launch in August 2000 and is reportedly owned by American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines. Forester Research reports that Orbitz will be the only website for consumers to find unpublished special fares on these and at least 23 other airlines. If a substantial number of our airline suppliers collectively agree or choose to restrict their special fares solely to Orbitz, such action may have a material adverse affect on our business. We also depend on travel suppliers for advertising revenues. Adverse changes in any of these relationships, whether due to Orbitz or otherwise, could reduce the amount of inventory which we are able to offer through our websites.

A decline in commission rates or the elimination of commissions could reduce our revenues and margins.

   A substantial majority of our online revenues depends on the commissions paid by travel suppliers for bookings made through our online travel service. Generally, we do not have written commission agreements with our suppliers. As is standard practice in the travel industry, we rely on informal arrangements for the payment of commissions. Travel suppliers are not obligated to pay any specified commission rate for bookings made through our websites. We cannot assure you that airlines, hotel chains or other travel suppliers will not reduce current industry commission rates or eliminate commissions entirely, either of which could reduce our revenues and margins.

   For example, in 1995, most of the major airlines placed a cap on per-ticket commissions payable to all travel agencies for domestic airline travel. In September 1997, the major United States airlines reduced the commission rate payable to traditional travel agencies from 10% to 5%. In 1997, the major United States airlines reduced the commission rate payable for online reservations from 8% to 5%. In addition, since 1998, many airlines have implemented a commission cap of $10.00 for domestic online roundtrip ticket sales. Because a high percentage of our business relates to airline ticket sales, a further reduction in airline ticket commissions could reduce our revenues.

Our business is exposed to risks associated with online commerce security and credit card fraud.

   Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information such as customer credit card numbers securely, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers may also be vulnerable to viruses transmitted via the Internet. While we proactively check for intrusions into our infrastructure, a new and undetected virus could cause a service disruption.

   To date, our results have been impacted due to reservations placed with fraudulent credit card data. In the quarter ended March 31, 2000, we recorded a one-time reserve of $4.1 million in order to cover fraudulent credit card transactions booked on our websites. We recorded this reserve because, under current credit card practices and the rules of the Airline Reporting Corporation, we [may be] held liable for fraudulent credit card transactions on our websites and other payment disputes with customers. Since discovering this fraudulent activity, we have put additional anti-fraud measures in place above and beyond our existing credit card verification procedures; however, a failure to control fraudulent credit card transactions adequately could further adversely affect our business.

Consumers, travel suppliers and advertisers may not accept our websites as valuable commercial tools, which would harm the growth of our business.

   For us to achieve significant growth, consumers, travel suppliers and advertisers must accept our websites as valuable commercial tools. Consumers who have historically purchased travel products using traditional commercial channels, such as local travel agents and calling airlines directly, must instead purchase these products through our websites. Consumers frequently use our websites for route pricing and other travel information and then choose to purchase airline tickets or make other reservations directly from travel suppliers or other travel agencies. If this practice increases, it could limit our growth.

   Similarly, travel suppliers and advertisers will also need to accept or expand their use of our websites. Travel suppliers will need to view our websites as efficient and profitable channels of distribution for their travel products. Advertisers will need to view our websites as effective ways to reach their potential customers.

   In order to achieve the acceptance of consumers, travel suppliers and advertisers contemplated by our business plan, we will need to continue to make substantial investments in our technology and brand. However, we cannot assure you that these investments will be successful. Our failure to make progress in these areas will harm the growth of our business.

We expect our losses and negative cash flows to continue.

   We have incurred substantial net losses and negative cash flows on both an annual and interim basis. For the fiscal year ended June 30, 1999, we had a net loss of $19.6 million and cash flow used by operating activities of $17.4 million. For the nine month period ended March 31, 2000, we had a net loss of $75.9 million and cash flow used by operating activities of $18.1 million.

   As a result of the acquisitions of Travelscape and VacationSpot on March 17, 2000, we recognized goodwill and intangible assets of approximately $197 million which will be amortized over periods ranging from two to five years. For the nine months ended March 31, 2000, we recognized $2.3 million of amortization of goodwill and intangible assets. In addition, we incurred a non-cash deferred charge of $112 million related to the issuance of stock options to our employees to replace their unvested Microsoft options at the time of our initial public offering in November 1999. This charge will be amortized over the vesting period of the new options. For the nine months ended March 31, 2000, we recognized $46.9 million of stock based compensation.

   We expect to continue to incur net losses and negative cash flows for the foreseeable future and we cannot assure you that we will ever achieve profitability or generate positive cash flow.

   We expect to grow our operating expenses significantly. These increased expenses will result primarily from our launch of a significant advertising campaign in fiscal 2000, extension of the coverage of our advertising sales force and expansion of our domestic and international operations. In addition, we may experience an increase in expenses as we develop and purchase resources in areas where we currently rely on Microsoft to provide services. As a result, we will need to increase our revenues to become profitable. If our revenues do not grow as expected, or if increases in our expenses are not in line with our plans, there could be a material adverse effect on our business, operating results and financial condition.

Intense competition could reduce our market share and harm our financial performance.

   The markets for the products and services offered by us are intensely competitive. We compete with other online travel reservation services, traditional travel agencies, travel suppliers offering their services directly and international travel service providers competing in critical national or regional markets, such as the United Kingdom, Germany and Canada. We also compete with many of the same parties and others in the licensing of technology to airlines and corporate travel agencies.

   We compete with a variety of companies with respect to each product or service we offer. These competitors include:

  . Internet travel agents such as Travelocity.com and American Express Interactive, Inc.

  .  local, regional, national and international traditional travel agencies

  . consolidators and wholesalers of airline tickets, hotels and other travel products, including online consolidators such as Cheaptickets.com and Priceline.com and online wholesalers such as Hotel Reservations Network, Inc.

  . airlines, hotels, rental car companies, cruise operators and other travel service providers, whether working individually or collectively, some of which are suppliers to our websites

  .  operators of travel industry reservation databases

   In addition to the traditional travel agency channel, many travel suppliers also offer their travel services as well as third-party travel services directly through their own websites. These travel suppliers include many suppliers with which we do business. In particular, five airline suppliers, American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines, have announced their intention to launch a direct-distribution website, currently named "Orbitz," by the end of August 2000. Forester Research reports that Orbitz will be the only website for consumers to find unpublished weekly special fares on at least 27 airlines. Suppliers also sell their own services directly to consumers, predominantly by telephone. As the market for online travel services grows, we believe that travel suppliers, traditional travel agencies, travel industry information providers and other companies will increase their efforts to develop services that compete with our services by selling inventory from a wide variety of suppliers. We cannot assure you that our online operations will compete successfully with any current or future competitors.

   Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have and may enter into strategic or commercial relationships with larger, more established and better-financed companies. Some of our competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and commit more resources to website and systems development than we are able to devote. In addition, the introduction of new technologies and the expansion of existing technologies may increase competitive pressures. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition. We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

If we fail to increase our brand recognition among consumers, we may not be able to attract and expand our online traffic.

   We believe that establishing, maintaining and enhancing the Expedia(R) brand is a critical aspect of our efforts to attract and expand our online traffic. The number of Internet sites that offer competing services increases the importance of establishing and maintaining brand recognition. Many of these Internet sites already have well-established brands in online services or the travel industry generally. Promotion of the Expedia brand will depend largely on our success in providing a high-quality online experience supported by a high level of customer service. In addition, we intend to increase our spending substantially on marketing and advertising with the intention of expanding our brand recognition to attract and retain online users and to respond to competitive pressures. However, we cannot assure you that these expenditures will be effective to promote our brand or that our marketing efforts generally will achieve our goals.

If we are unable to introduce and sell new products and services, our brand could be damaged.

   We need to broaden the range of travel products and services and increase the availability of products and services that we offer in order to enhance our service. We will incur substantial expenses and use significant resources trying to expand the range of products and services that we offer. However, we may not be able to attract sufficient travel suppliers and other participants to provide desired products and services to our consumers. In addition, consumers may find that delivery through our service is less attractive than other alternatives. If we launch new products and services and they are not favorably received by consumers, our reputation and the value of the Expedia brand could be damaged.

   Our relationships with consumers and travel suppliers are mutually dependent since consumers will not use a service that does not offer a broad range of travel services. Similarly, travel suppliers will not use a service unless consumers actively make travel purchases through it. We cannot predict whether we will be successful in expanding the range of products and services that we offer. If we are unable to expand successfully, this could also damage our brand.

Due to our anticipated growth, we may be unable to plan or manage our operations and growth effectively.

   Our growth to date has placed, and our anticipated future operations will continue to place, a significant strain on our management, systems and resources. We continue to increase the scope of our operations and the size of our workforce. In addition to needing to train and manage our workforce, we will need to continue to improve and develop our financial and managerial controls and our reporting systems and procedures. A failure to plan, implement and integrate these systems successfully could adversely affect our business.

   Prior to our initial public offering, we used Microsoft's resources in technology, systems, administration and other areas. Effective with our initial public offering, we entered into a services agreement with Microsoft to provide us with many of these services in the near term, but we will need to continue to develop our own resources in these areas over time.

Declines or disruptions in the travel industry generally could reduce our revenues.

   We rely on the health and growth of the travel industry. Travel is highly sensitive to business and personal discretionary spending levels, and thus tends to decline during general economic downturns. In addition, other adverse trends or events that tend to reduce travel are likely to reduce our revenues. These may include:

  . price escalation in the airline industry or other travel-related industries

  .  increased occurrence of travel-related accidents

  .  airline or other travel-related strikes

  .  political instability

  .  regional hostilities and terrorism

  .  bad weather

Interruptions in service from third parties could impair the quality of our service.

   We rely on third-party computer systems and third-party service providers, including the computerized central reservation systems of the airline, hotel and car rental industries to make airline ticket, hotel room and car rental reservations and credit card verifications and confirmations. Currently, a majority of our transactions are processed through Worldspan, L.P. and Pegasus Solutions, Inc. We rely on TRX, Inc. to provide telephone and email customer support, as well as to print and deliver airline tickets as necessary. Microsoft will also service substantially all of our information systems as part of a services agreement. Any interruption in these third-party services or a deterioration in their performance could impair the quality of our service. If our arrangement with any of these third parties is terminated, we may not find an alternate source of systems support on a timely basis or on commercially reasonable terms. In particular, any migration from the Worldspan system could require a substantial commitment of time and resources and hurt our business.

Our success depends on maintaining the integrity of our systems and infrastructure.

   In order to be successful, we must provide reliable, real-time access to our systems for our customers and suppliers. As our operations grow in both size and scope, domestically and internationally, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel suppliers enhanced products, services, features and functionality. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Consumers and suppliers will not tolerate a service hampered by slow delivery times, unreliable service levels or insufficient capacity, any of which could have a material adverse effect on our business, operating results and financial condition.

   In this regard, our operations face the risk of systems failures. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. Our business interruption insurance may not adequately compensate us for losses that may occur. The occurrence of a natural disaster or unanticipated problems at our facilities in Seattle, Washington and Las Vegas, Nevada could cause interruptions or delays in our business, loss of data or render us unable to process reservations. In addition, the failure of our computer and communications systems to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could result in interruptions in our service. The occurrence of any or all of these events could adversely affect our reputation, brand and business.

Rapid technological changes may render our technology obsolete or decrease the competitiveness of our services.

   To remain competitive in the online travel industry, we must continue to enhance and improve the functionality and features of our websites. The Internet and the online commerce industry are rapidly changing. In particular, the online travel industry is characterized by increasingly complex systems and infrastructures. If competitors introduce new services embodying new technologies, or if new industry standards and practices emerge, our existing websites and proprietary technology and systems may become obsolete. Our future success will depend on our ability to do the following:

  .  enhance our existing services

  . develop and license new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers and suppliers

  . respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis

   Developing our websites and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our websites, transaction-processing systems and network infrastructure to customer requirements or emerging industry standards. If we face material delays in introducing new services, products and enhancements, our customers and suppliers may forego the use of our services and use those of our competitors.

The success of our business will depend on continued growth of online commerce and the Internet.

   Because we do not intend to provide a material portion of our service through any commercial medium other than the Internet, our future revenues and profits depend upon the widespread acceptance and use of the Internet and online services as a medium for commerce. Rapid growth in the use of the Internet and online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not accept, or continue to use, the Internet as a medium of commerce. Demand for and market acceptance of recently introduced products and services over the Internet involve a high level of uncertainty.

   The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security and the timely development of complementary products for providing reliable Internet access and services. Major online service providers and the Internet itself have experienced outages and other delays as a result of software and hardware failures and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on our websites. In addition, the Internet could lose its viability because of delays in the development or adoption of new standards to handle increased levels of activity or of increased government regulation. The adoption of new standards or government regulation may require us to incur substantial compliance costs.

We are substantially controlled by Microsoft, which may impede our business development and may prevent a takeover of Expedia, irrespective of whether it is beneficial to our shareholders.

   At March 31, 2000, Microsoft beneficially owned 33,000,000 shares of common stock, which represents approximately 74.4% of the outstanding shares of common stock. In August 2000, we anticipate closing a private placement of additional shares and Microsoft will then own 33,722,710 shares of common stock, which will represent approximately 69.9% of the outstanding shares of common stock. As long as Microsoft controls a significant percentage of the common stock, it will be able to control all matters requiring approval by our common shareholders, including the election of directors and the ability to cause or prevent a change of control of Expedia. In addition, there are no limitations on the ability of Microsoft to purchase shares of common stock in the open market.

   As part of our separation from Microsoft in connection with our initial public offering in November 1999, we entered into various agreements with Microsoft relating to the provision of services to us by Microsoft, our licensing of intellectual property from Microsoft and the sharing of taxes and purchasing of services. In one of these agreements, Microsoft has agreed not to compete with us for a period of three years, and we may face competition from Microsoft after this period. These agreements were not negotiated on an arm's length basis and potentially give Microsoft a further ability to influence our operations.

   Because we are a Microsoft-affiliated entity, some potential strategic customers and vendors may not wish to enter, or may even be contractually prohibited from entering, into strategic relationships with us. If too many potential strategic partners were to decline strategic relationships with us, it could have an adverse impact on our strategy and business development.

   Microsoft's voting control and provisions of Washington law affecting acquisitions and business combinations applicable to us may discourage transactions involving an actual or potential change of control of Expedia, including transactions in which our shareholders might receive a premium for their shares over the then-prevailing market price. This voting control and these provisions of Washington law may also have a negative effect on the market price of the common stock.

Our international operations involve risks relating to travel patterns and practices and Internet-based commerce.

   We operate in the United Kingdom, Germany, Canada and Belgium and may expand our operations to other countries. In order to achieve wide-spread acceptance in each country we enter, we believe that we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to travel patterns and practices, is a difficult task and our failure to do so could slow our growth in those countries.

   We also face risks specific to Internet-based commerce in foreign markets. Our international risks include:

  . delays in the development of the Internet as a broadcast, advertising and commerce medium in international markets

  . difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems infrastructures in individual foreign markets

  .  unexpected changes in regulatory requirements

  .  tariffs and trade barriers and limitations on fund transfers

  .  difficulties in staffing and managing foreign operations

  .  potential adverse tax consequences

  .  exchange rate fluctuations

  . increased risk of piracy and limits on our ability to enforce our intellectual property rights

   Any of these factors could harm our business. We do not currently hedge our foreign currency exposures.

We may be found to have infringed on intellectual property rights of others which could expose us to substantial damages and restrict our operations.

   We could face claims that we have infringed the patents, copyrights or other intellectual property rights of others. In addition, we may be required to indemnify travel suppliers for claims made against them. Any claims against us could require us to spend significant time and money in litigation, delay the release of new products or services, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms or at all. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.

   We are a defendant, along with Microsoft, in two lawsuits filed by Priceline.com that allege that our Flight Price Matcher(TM) and our Hotel Price Matcher(TM) services infringe on a patent held by them. See "Business-- Legal Proceedings."

Because our market is seasonal, our quarterly results will fluctuate.

   Our limited operating history and rapid growth make it difficult for us to assess the impact of seasonal factors on our business. Nevertheless, we expect our business to experience seasonal fluctuations, reflecting seasonal trends for the products and services offered by our websites. For example, demand for travel bookings may increase in anticipation of summer vacations and holiday periods, but online travel bookings may decline with reduced Internet usage during the summer months. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to our service by travel suppliers.

Our success depends in large part on the continuing efforts of a few individuals and our ability to continue to attract, retain and motivate highly skilled employees.

   We depend substantially on the continued services and performance of our senior management, particularly Richard N. Barton, our Chief Executive Officer and President. These individuals may not be able to fulfill their responsibilities adequately and may not remain with us. The loss of the services of any executive officers or other key employees could hurt our business.

   As of June 30, 2000, we employed a total of 574 full-time employees. In order to achieve our anticipated growth, we will need to hire additional qualified employees; however, competition for personnel throughout the Internet industry is intense. If we do not succeed in attracting new employees and retaining and motivating our current personnel, our business will be adversely affected.

Our websites rely on intellectual property, and we cannot be sure that this intellectual property is protected from copy or use by others, including potential competitors.

   We regard much of our content and technology as proprietary and try to protect our proprietary technology by relying on trademarks, copyrights, trade secret laws and confidentiality agreements with consultants. In connection with our license agreements with third parties, we seek to control access to and distribution of our technology, documentation and other proprietary information. Even with all of these precautions, it is possible for someone else to copy or otherwise obtain and use our proprietary technology without our authorization or to develop similar technology independently. Effective trademark, copyright and trade secret protection may not be available in every country in which our services are made available through the Internet, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. This misappropriation could have a material adverse effect on our business. In the future, we may need to go to court to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation might result in substantial costs and diversion of resources and management attention.

   We currently license from third parties, including Microsoft, some of the technologies incorporated into our websites. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from Microsoft and others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

Regulatory and legal changes may impose taxes or other burdens on our business.

   The laws and regulations applicable to the travel industry affect us and our travel suppliers. We must comply with laws and regulations relating to the sale of travel services, including those prohibiting unfair and deceptive practices and those requiring us to register as a seller of travel, comply with disclosure requirements and participate in state restitution funds. In addition, many of our travel suppliers and computer reservation systems providers are heavily regulated by the United States and other governments. Our services are indirectly affected by regulatory and legal uncertainties affecting the businesses of our travel suppliers and computer reservation systems providers.

   We must also comply with laws and regulations applicable to businesses generally and online commerce. Currently, few laws and regulations directly apply to the Internet and commercial online services. Moreover, there is currently great uncertainty about whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. It is possible that laws and regulations may be adopted to address these and other issues. Further, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws. New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services or increase our cost of operations.

   Federal legislation imposing limitations on the ability of states to tax Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, exempts specific types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. It is possible that this legislation will not be renewed when it terminates in October 2001. Failure to renew this legislation could allow state and local governments to impose taxes on Internet-based sales, and these taxes could decrease the demand for our products and services or increase our costs of operations.

Our stock price may experience extreme price and volume fluctuations, and investors in our stock may not be able to resell their shares at or above the price that they paid for them.

   Due to fluctuations in the market price of our common stock, you may be unable to resell your shares at or above the price that you paid for them. The market price of our common stock has fluctuated in the past and is likely to be highly volatile. In addition, the stock market in general and the market prices of shares of Internet companies in particular, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our common stock could continue to be highly volitile and is likely to experience wide fluctuations in response to factors, many of which are largely beyond our control, including the following:

  .  actual or anticipated variations in our quarterly operating results

  . announcements of technological innovations or new services by us or our competitors

  .  changes in financial estimates by securities analysts

  .  conditions or trends in the Internet or online commerce industries

  . changes in the economic performance or market valuations of other Internet, online commerce or travel companies

  . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments

  .  additions or departures of key personnel

  . release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock

  .  potential litigation

   The market prices of the securities of Internet-related and online commerce companies have been especially volatile. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would adversely affect our stock price.

This prospectus includes forward-looking statements relating to our industry and our operations, which are inherently uncertain.

   Some statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions, assumptions and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties relating to our industry and our operations including those described in this "Risk Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. This is particularly true for a company with a limited operating history such as Expedia and for a young and rapidly evolving industry such as the online travel industry.

   Market data and forecasts relating to our operations which are used in this prospectus have been obtained from independent industry sources. We have not independently verified these data and results may be materially different from these forecasts.

                                USE OF PROCEEDS

   We will not receive any of the proceeds of the sale of common stock by the selling shareholders.

                          PRICE RANGE OF COMMON STOCK

   Our common stock has been traded on the Nasdaq National Market under the symbol EXPE since November 10, 1999. The following table sets forth the high and low closing sale prices for our common stock as reported on the Nasdaq National Market for the periods indicated:

                                                                 High    Low
                                                                ------- ------
     Year ended June 30, 2000
       Quarter ended December 31, 1999 (from November 10,
        1999).................................................. $ 56.00 $35.00
       Quarter ended March 31, 2000............................  38.375  19.00
       Quarter ended June 30, 2000.............................   21.75  14.00

   On July 5, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $18.625 per share. As of June 30, 2000, there were approximately 315 holders of record of our common stock and 44,489,000 shares of our common stock outstanding.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock or other securities. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read together with our financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended June 30, 1997, 1998 and 1999 and the balance sheet data as of June 30, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon is also included elsewhere in this prospectus.

   The statement of operations data for the years ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1995, 1996 and 1997 are derived from unaudited financial statements not included herein. The statement of operations data for the nine months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for these periods.

                                                                                                     Pro Forma
                                                                                                 -------------------
                                                                                                             Nine
                                                                             Nine months ended     Year     months
                                         Years ended June 30,                    March 31,        ended      ended
                               --------------------------------------------  ------------------  June 30,  March 31,
                               1995    1996      1997      1998      1999      1999      2000      1999      2000
                               -----  -------  --------  --------  --------  --------  --------  --------  ---------
                                         (in thousands, except per share data)                      (unaudited)
                                                                                (unaudited)
Statement of Operations Data:
Net revenues.................  $ --   $   --   $  2,742  $ 13,827  $ 38,699  $ 25,127  $ 64,956  $ 71,342  $ 138,384
Cost of revenues.............    --       --      3,279     9,692    15,950    11,292    32,896    43,469     93,139
                               -----  -------  --------  --------  --------  --------  --------  --------  ---------
Gross profit (loss)..........    --       --       (537)    4,135    22,749    13,835    32,060    27,873     45,245
Operating Expenses:
  Product development........    818    6,263    16,211    18,506    21,180    15,314    14,610    23,412     17,819
  Sales and marketing........    --        17     8,820    10,823    14,888     7,695    38,672    30,642     64,104
  General and
   administrative............    145    1,520     3,353     4,284     6,283     4,189     6,892    10,346     11,519
  Amortization of goodwill
   and intangibles...........    --       --        --        --        --        --      2,332    62,127     46,521
  Recognition of stock-based
   compensation..............    --       --        --        --        --        --     46,911       --      48,053
                               -----  -------  --------  --------  --------  --------  --------  --------  ---------
   Total operating
    expenses.................    963    7,800    28,384    33,613    42,351    27,198   109,417   126,527    188,016
                               -----  -------  --------  --------  --------  --------  --------  --------  ---------
Loss from operations.........   (963)  (7,800)  (28,921)  (29,478)  (19,602)  (13,363)  (77,357)  (98,654)  (142,771)
Interest income [expense],
 net.........................                                                             1,457    (1,154)      (267)
                               -----  -------  --------  --------  --------  --------  --------  --------  ---------
Loss before provision for
 income taxes................   (963)  (7,800)  (28,921)  (29,478)  (19,602)  (13,363)  (75,900)  (99,808)  (143,038)
Provision for income taxes...    --       --        --        --        --        --        --        --         --
                               -----  -------  --------  --------  --------  --------  --------  --------  ---------
Net loss.....................  $(963) $(7,800) $(28,921) $(29,478) $(19,602) $(13,363) $(75,900) $(99,808) $(143,038)
                               =====  =======  ========  ========  ========  ========  ========  ========  =========
Pro forma basic and diluted
 net loss per share..........                                      $   (.59)           $  (2.09) $ (2.72)  $   (3.59)
                                                                   ========            ========  ========  =========
Weighted average shares used
 to compute pro forma basic
 and diluted net loss per
 common share................                                        33,000              36,335    36,756     39,809
                                                                   ========            ========  ========  =========

                                      As of June 30,
                         --------------------------------------------  As of March
                         1995    1996      1997      1998      1999     31, 2000
                         -----  -------  --------  --------  --------  -----------
                                      (in thousands)                   (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............ $ --   $   --   $    --   $    --   $    --    $ 72,825
Working capital.........   --       --        658     4,814     1,390     31,616
Total assets............    28      601     1,645     8,333     5,756    301,182
Long-term liabilities,
 net of current
 portion................   --       --        --      5,820     3,851      5,026
Accumulated deficit.....  (963)  (8,763)  (37,684)  (67,162)  (86,764)       --
Retained deficit........   --       --        --        --        --     (70,950)
Total stockholders'
 equity (owner's net
 deficit)...............   991      601      (721)      (92)   (1,675)   235,355

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The information contained in this section has been derived from our financial statements and should be read together with our financial statements and related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those expressed or implied in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We are a leading provider of branded online travel services for leisure and business travelers. We operate our own websites, including Expedia.com and international versions of Expedia.com. as well as the Travelscape.com and VacationSpot.com websites. We also license components of our technology to provide the platform for travel websites with Continental Airlines, Northwest Airlines and American Express Travel Related Services. We derive our revenues from commissions, fees, and direct merchant sales related to transactions on our websites. We also derive revenues from sales of advertisements on our websites and licensing fees.

   Prior to October 1, 1999, we conducted business as an operating unit of Microsoft. Our statements of operations and balance sheets were derived from the historic books and records of Microsoft and included cost allocations from Microsoft. Although these allocations are not necessarily indicative of the costs that would have been incurred by us on a stand-alone basis, we believe that the allocated amounts are reasonable. On October 1, 1999, the effective date of the contribution agreement, Microsoft contributed assets in exchange for common stock of Expedia, Inc. From that date forward, our books and records have been maintained separately from Microsoft's.

   Our agency revenues are derived from airline ticket transactions and hotel and car rental reservations. Airline ticket transactions make up the substantial majority of these revenues. This revenue represents both commissions and fees from the airlines as well as fees earned from our global distribution system partner. Airline ticket commissions are determined by individual airlines and billed and collected through the Airline Reporting Corporation, an industry-administered clearinghouse. As is customary in the travel industry, travel suppliers are not obligated to pay any specified commission rate for bookings made through our websites. We recognize transaction revenues on air transactions when the reservation is made and secured by a credit card. We recognize transaction revenues on hotel and car rental reservations either on receipt of commissions or on notification of entitlement by a third party.

   Our merchant revenue is derived from transactions where we are the credit card merchant of record and set the ticket price or room rate. Travelscape generates a majority of our total merchant revenues. In September 1999, we introduced Hotel Price Matcher and, in December 1999, we introduced Flight Price Matcher. For all merchant transactions, in accordance with current Generally Accepted Accounting Principles, the revenue and related cost of sales are recorded at gross amounts, resulting in a lower gross profit percentage and higher absolute gross profit per transaction compared to agency transactions. If the reservation is non-cancelable, revenue is recorded when the reservation is made. Otherwise, revenue is deferred until the actual flight or stay occurs.

   Additionally, we derive revenues from the sales of advertisements on our websites. We recognize advertising revenues either on display of each individual advertisement or ratably over the advertising period, depending on the terms of the advertising contract. Fees from the licensing of software to our airline and corporate customers such as Continental Airlines, Northwest Airlines and American Express are another source of revenue. The fixed portion of these license fees is recognized ratably over the lives of the contracts. Transaction-based fees are recognized when the transaction occurs. Fees from the listing of lodging properties on our VacationSpot.com and Rent-A-Holiday.com websites are another source of revenue. These revenues are recognized ratably over the term of the listing.

   We launched our websites in Canada in fiscal 1997, in the United Kingdom in fiscal 1999 and in Germany in fiscal 2000. Rent-a-Holiday.com, based in Belgium, was acquired as part of the VacationSpot acquisition. As a result of increased activity from these websites and future websites in other markets we may enter, we expect international revenues to continue to increase.

   Cost of revenues consists of fees paid to our fulfillment vendors for the costs associated with issuing airline tickets and related customer services, reserves and related payments to the airlines for tickets purchased with fraudulent credit cards, fees paid to Worldspan for use of their computer reservation and information services system, allocated and direct costs for the operation of our data center, and costs related to insertion of banner and other advertisements. For our merchant of record transactions, cost of revenues also includes the entire cost of the hotel room or airline ticket as charged by the provider along with the credit card merchant fees.

   Our direct product development expenses consist primarily of compensation for personnel. Our direct sales and marketing expenses consist of advertising, distribution and public relations expenses as well as personnel-related costs.

   Prior to October 1, 1999, we were allocated operating costs incurred by Microsoft for real estate, legal, treasury, human resources, information technology and other general services. We believe that these allocations were not materially different from the costs that we would have incurred as a stand-alone entity.

   In conjunction with the contribution agreement with Microsoft, we entered into a services agreement with Microsoft on October 1, 1999. Accordingly, we are no longer being allocated costs from Microsoft. Under the services agreement, Microsoft has continued to provide us with the types of services described above. In return, we pay Microsoft fees based on the total cost of many of the services. The services agreement is for an initial period ending December 31, 2000 with one-year renewals if the parties agree on fees. The agreement is cancelable by us upon 30 days written notice and by Microsoft upon 180 days written notice. We have begun developing our own resources in some of these areas. For additional services that are no longer needed, adjustments to the services agreement fees must be mutually agreed upon.

   We have incurred and expect to continue to incur substantial losses and negative cash flows on both an annual and interim basis. In particular, we intend to increase our focus and spending on brand development, sales and marketing, product development, website content and strategic relationships. Additionally, our revenues are impacted by the seasonality of the travel industry, particularly leisure travel. These factors could adversely affect our future financial condition and operating results.

   Our fiscal years end on June 30 of each year. References to a fiscal year, such as fiscal 1999, are to the twelve months ended June 30 of that year.

Results of Operations

   The following table sets forth our results of operations as a percentage of net revenues.

                                       As a Percentage of Net Revenues
                                       ----------------------------------------
                                                                      Nine
                                                                     months
                                                                      ended
                                        Years ended June 30,        March 31,
                                       --------------------------   -----------
                                         1997      1998     1999    1999   2000
                                       --------   ------   ------   ----   ----
Agency revenue........................       80 %     71 %    69 %   64 %    58 %
Merchant revenue......................      --       --      --     --       14
Advertising and other revenue.........       20       29      31     36      28
                                       --------   ------   -----    ---    ----
Net revenues..........................      100      100     100    100     100
Cost of revenues......................      120       70      41     45      51
                                       --------   ------   -----    ---    ----
Gross profit (loss)...................      (20)      30      59     55      49
Operating Expenses:
  Product development.................      591      134      55     60      22
  Sales and marketing.................      322       78      38     31      60
  General and administrative..........      122       31      16     17      11
  Amortization of goodwill and
   intangibles........................      --       --      --     --        4
  Recognition of stock-based
   compensation.......................      --       --      --     --       71
                                       --------   ------   -----    ---    ----
    Total operating expenses..........    1,035      243     109    108     168
                                       --------   ------   -----    ---    ----
Loss from operations..................   (1,055)    (213)    (50)   (53)   (119)
Interest income, net..................                                        2
                                       --------   ------   -----    ---    ----
Loss before provision for income
 taxes................................   (1,055)    (213)    (50)   (53)   (117)
Provision for income taxes............      --       --      --     --      --
                                       --------   ------   -----    ---    ----
Net loss..............................   (1,055)%   (213)%   (50)%  (53)%  (117)%
                                       ========   ======   =====    ===    ====

 Nine months ended March 31, 1999 and 2000

Net Revenues

                                                        Nine Months Ended
                                                            March 31,
                                                        -----------------   %
                                                          1999     2000   Change
                                                        -------- -------- ------
                                                        ($ in thousands)
     Agency Revenues................................... $ 15,861 $ 38,621  144%
     Merchant Revenues.................................      --     8,816  100%
     Advertising and Other Revenues....................    9,266   17,519   89%
                                                        -------- --------  ---
     Net Revenues...................................... $ 25,127 $ 64,956  159%
                                                        ======== ========  ===

   Net Revenues. Agency revenues experienced strong increases. In January 2000 we began domestic and international television advertising campaigns and ran a number of promotions that were successful in enhancing brand awareness and increasing revenue. With the launch of our Price Matcher products in the December 1999 quarter and the acquisition of Travelscape in March 2000, a significant portion of our revenues now come from transactions where we are the merchant of record. In future periods, this will significantly increase our revenues since the full amount of the ticket or hotel room is recorded as revenue as opposed to only the amount received from commissions and fees. Increases in advertising and licensing-related revenue comprised the remainder of the increase.

Cost of Revenues and Gross Profit

                                                      Nine Months Ended
                                                          March 31,
                                                      ------------------    %
                                                        1999      2000    Change
                                                      --------  --------  ------
                                                      ($ in thousands)
     Cost of Revenues................................ $ 11,292  $ 32,896   191%
     % of Net Revenues...............................       45%             51%
     Gross Profit.................................... $ 13,835  $ 32,060   132%
     % of Net Revenues...............................       55%       49%

   Cost of Revenues and Gross Profit. The absolute dollar increases in the cost of revenues and gross profit correspond to the growth in net revenues along with our acquisitions of Travelscape and VacationSpot. The decreases in the gross profit percentages during the periods ended March 31, 2000 were due to two primary factors. First, we recorded a one-time charge of $4.1 million related to fraudulent credit card transactions along with an increase in our normal reserve levels for this expense. We are actively working to reduce our exposure to this risk, which was a result of the usage of fraudulent credit cards on our websites. The security and integrity of customer credit cards in our database was not compromised. The second factor was due to increases in the merchant of record business with our Price Matcher products and the Travelscape acquisition. Because we act as the merchant of record in these transactions, the revenue and related cost of sales are presented at gross amounts, resulting in a lower gross profit percentage and higher absolute gross profit per transaction compared to agency transactions. Helping to partially offset the declines in the gross profit percentage mentioned above are increased transaction volumes, which have created economies of scale, and the growth in advertising revenue, which has a high profit margin.

Product Development

                                                      Nine Months Ended
                                                          March 31,
                                                      ------------------    %
                                                        1999      2000    Change
                                                      --------  --------  ------
                                                      ($ in thousands)
     Product Development............................. $ 15,314  $ 14,610    (5)%
     % of Net Revenues...............................       61%       22%

   Product Development. The decrease in development expenses is primarily due to the charge from Microsoft under the services agreement starting on October 1, 1999 being somewhat lower than the amount previously allocated from Microsoft prior to that date for development services. The lower costs combined with significantly larger net revenues result in the large decrease in product development costs as a percentage of net revenues.

Sales and Marketing

                                                     Nine Months Ended
                                                         March 31,
                                                     -------------------    %
                                                       1999      2000     Change
                                                     --------  ---------  ------
                                                      ($ in thousands)
     Sales and Marketing............................ $  7,695  $  38,672   403%
     % of Net Revenues..............................       31%        60%

   Sales and Marketing. The increases in expenses are primarily attributable to increased promotional activities intended to bring additional customers to our websites. In addition to radio and paper media advertising, during January through March 2000 we began running television ads both domestically and internationally. We anticipate continuing to spend a significant portion of net revenues on advertising in coming periods in order to build greater brand awareness and increase the number of Internet users who access our websites.

General and Administrative

                                                      Nine Months Ended
                                                          March 31,
                                                      ------------------    %
                                                        1999      2000    Change
                                                      --------  --------  ------
                                                      ($ in thousands)
     General and Administrative...................... $  4,189  $  6,892    65%
     % of Net Revenues...............................       17%       11%

   General and Administrative. These costs increased in absolute terms but decreased as a percentage of net revenues. The services agreement took effect October 1, 1999 and replaced the cost allocation that had previously been charged by Microsoft. Subsequent to October 1, 1999, permanent Microsoft employees who were members of the Expedia business unit became employees of Expedia. We have also hired employees to perform certain functions that were not necessary prior to our being an independent public company.

Amortization of Goodwill and Intangibles

                                                      Nine Months Ended
                                                          March 31,
                                                      ------------------    %
                                                       1999      2000     Change
                                                      -------- ---------  ------
                                                      ($ in thousands)
     Amortization of Goodwill and Intangibles........ $   --   $   2,332   100%
     % of Net Revenues...............................       0%         4%

   Amortization of Goodwill and Intangibles. Amortization of goodwill and intangibles was related to our acquisitions of Travelscape and VacationSpot. Amortization was recorded from March 18, 2000 to March 31, 2000. Refer to Note 7 of our financial statements for additional information.

Recognition of Stock-based Compensation

                                                     Nine Months Ended
                                                         March 31,
                                                     -------------------    %
                                                      1999       2000     Change
                                                     -------- ----------  ------
                                                      ($ in thousands)
     Recognition of Stock-based Compensation........ $   --   $   46,911   100%
     % of Net Revenues..............................       0%         72%

   Recognition of Stock-based Compensation. Note 7 of our financial statements discloses the source and reason for the charge. The starting date for amortization coincides with the initial public offering date of November 10, 1999.

Interest Income

                                                      Nine Months Ended
                                                          March 31,
                                                      ------------------    %
                                                       1999      2000     Change
                                                      -------- ---------  ------
                                                      ($ in thousands)
     Interest Income, net............................ $   --   $   1,457   100%
     % of Net Revenues...............................       0%         2%

   Interest Income, net. All of our operations were funded by Microsoft prior to their contribution of assets on October 1, 1999. Expedia now invests its own cash, the majority of which were net proceeds from our initial public offering on November 10, 1999.

 Fiscal 1997, 1998 and 1999

   Net Revenues. Our net revenues increased 404% from $2.7 million in fiscal 1997 to $13.8 million in fiscal 1998 and increased a further 180% to $38.7 million in fiscal 1999. Approximately $7.6 million of the increase in net revenues from fiscal 1997 to fiscal 1998 and $16.7 million of the increase in net revenues from fiscal 1998 to fiscal 1999 were due to increases in commissions and related revenues. These increases were primarily attributable to increases in the number of airline-related transactions. Increases in advertising revenues accounted for approximately $1.6 million of the increase in net revenues from fiscal 1997 to fiscal 1998 and $4.8 million of the increase in net revenues from fiscal 1998 to fiscal 1999.

   Cost of Revenues. Cost of revenues increased 196% from $3.3 million in fiscal 1997 to $9.7 million in fiscal 1998 and increased a further 65% to $16.0 million in fiscal 1999. As a percentage of net revenues, our cost of revenues decreased from 120% in fiscal 1997 to 70% in fiscal 1998 and to 41% in fiscal 1999. These decreases are due to efficiencies associated with increased transaction volume, the allocation of fixed costs, such as operation of our data center, over a larger revenue base and growth in higher margin advertising revenues.

   Product Development. Product development costs increased 14% from $16.2 million in fiscal 1997 to $18.5 million in fiscal 1998 and increased a further 14% to $21.2 million in fiscal 1999. The increase in product development costs from fiscal 1997 to fiscal 1998 resulted primarily from an increase in personnel and consultant costs of $6.2 million offset by a decrease in product development allocations from Microsoft of $4.1 million. The increase in product development costs from fiscal 1998 to fiscal 1999 resulted primarily from an increase in product development allocations from Microsoft of $2.5 million. Product development costs as a percentage of net revenues decreased from 591% in fiscal 1997 to 134% in fiscal 1998 and to 55% in fiscal 1999, primarily due to increases in our revenue base in the applicable periods.

   Sales and Marketing. Sales and marketing costs increased 23% from $8.8 million in fiscal 1997 to $10.8 million in fiscal 1998 and increased a further 38% to $14.9 million in fiscal 1999. The increase in sales and marketing costs from fiscal 1997 to fiscal 1998 resulted primarily from an increase in personnel and consultant costs of $1.4 million. The increase from fiscal 1998 to fiscal 1999 was attributable to a $4.8 million increase in the cost of direct promotional activities intended to drive traffic to our Expedia.com website, and to establish, enhance and maintain the Expedia brand, partially offset by a decrease in marketing and advertising allocations from Microsoft of $0.6 million. Sales and marketing costs as a percentage of net revenues decreased from 322% in fiscal 1997 to 78% in fiscal 1998 and to 38% in fiscal 1999, primarily due to increases in our revenue base in the applicable periods.

   General and Administrative. General and administrative costs increased 28% from $3.4 million in fiscal 1997 to $4.3 million in fiscal 1998 and increased a further 47% to $6.3 million in fiscal 1999. These increases primarily relate to increases in general and administrative cost allocations from Microsoft as we expanded our operations. As a percentage of net revenues, general and administrative costs decreased from 122% in fiscal 1997 to 31% in fiscal 1998 and to 16% in fiscal 1999 as a result of increases in our revenue base.

 Quarterly Unaudited Results of Operations

   The following table sets forth our unaudited quarterly results of operations, in dollars and as a percentage of net revenues, for the periods presented.

   We have prepared this unaudited information on the same basis as the audited financial statements. This information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period and you should not rely on them as such.

                                                Three Months Ended
                          --------------------------------------------------------------------
                          Sep. 30,  Dec. 31,  Mar. 31,  Jun. 30,  Sep. 30,  Dec. 31,  Mar. 31,
                            1998      1998      1999      1999      1999      1999      2000
                          --------  --------  --------  --------  --------  --------  --------
Net revenues............  $ 6,057   $ 7,851   $11,219   $13,572   $15,268   $ 17,821  $ 31,867
Cost of revenues........    3,177     4,132     3,983     4,658     5,364      7,314    20,218
                          -------   -------   -------   -------   -------   --------  --------
Gross profit............    2,880     3,719     7,236     8,914     9,904     10,507    11,649
Operating expenses:
  Product development...    4,977     5,083     5,254     5,866     5,393      4,452     4,765
  Sales and marketing...    2,060     2,516     3,119     7,193     6,732     10,584    21,356
  General and
   administrative.......    1,050     1,568     1,571     2,094     2,729      1,946     2,217
  Amortization of
   goodwill and
   intangibles..........      --        --        --        --        --         --      2,332
  Recognition of stock-
   based compensation...      --        --        --        --        --      17,252    29,659
                          -------   -------   -------   -------   -------   --------  --------
   Total operating
    expenses............    8,087     9,167     9,944    15,153    14,854     34,234    60,329
                          -------   -------   -------   -------   -------   --------  --------
Loss from operations....   (5,207)   (5,448)   (2,708)   (6,239)   (4,950)   (23,727)  (48,680)
Interest income.........                                                         543       914
                          -------   -------   -------   -------   -------   --------  --------
Loss before provision
 for income taxes.......   (5,207)   (5,448)   (2,708)   (6,239)   (4,950)   (23,184)  (47,766)
Provision for income
 taxes..................      --        --        --        --        --         --        --
                          -------   -------   -------   -------   -------   --------  --------
Net loss................  $(5,207)  $(5,448)  $(2,708)  $(6,239)  $(4,950)  $(23,184) $(47,766)
                          =======   =======   =======   =======   =======   ========  ========

                                                Three Months Ended
                          --------------------------------------------------------------
                          Sep. 30, Dec. 31, Mar. 31, Jun. 30, Sep. 30, Dec. 31, Mar. 31,
                            1998     1998     1999     1999     1999     1999     2000
                          -------- -------- -------- -------- -------- -------- --------
Net revenues............    100 %    100 %    100 %    100 %    100 %     100 %    100 %
Cost of revenues........     52       52       35       34       35        41       63
                            ---      ---      ---      ---      ---      ----     ----
Gross profit............     48       48       65       66       65        59       37
Operating expenses:
  Product development...     82       65       47       43       35        25       15
  Sales and marketing...     34       32       28       53       44        59       67
  General and
   administrative.......     18       20       14       16       18        11        7
  Amortization of
   goodwill and
   intangibles..........    --       --       --       --       --        --         7
  Recognition of stock-
   based compensation...    --       --       --       --       --         97       93
                            ---      ---      ---      ---      ---      ----     ----
   Total operating
    expenses............    134      117       89      112       97       192      189
                            ---      ---      ---      ---      ---      ----     ----
Loss from operations....    (86)     (69)     (24)     (46)     (32)     (133)    (152)
Interest income.........    --       --       --       --       --          3        3
                            ---      ---      ---      ---      ---      ----     ----
Loss before provision
 for income taxes.......    (86)     (69)     (24)     (46)     (32)     (130)    (149)
Provision for income
 taxes..................    --       --       --       --       --        --       --
                            ---      ---      ---      ---      ---      ----     ----
Net loss................    (86)%    (69)%    (24)%    (46)%    (32)%    (130)%   (149)%
                            ===      ===      ===      ===      ===      ====     ====

Liquidity and Capital Resources

   Prior to October 1, 1999, we financed our activities through contributions from Microsoft. During November 1999, we raised $76.6 million from our initial public offering. In June 2000, we announced the pending private placement of warrants and common stock totalling $60 million, $10 million of which will come from Microsoft. This placement is anticipated to close in August 2000. Proceeds from these public and private offerings have been and will continue to be used to fund operations.

   Net cash used in operations of $27.1 million in fiscal 1997, $29.5 million in fiscal 1998 and $17.4 million in fiscal 1999 resulted primarily from net losses of $28.9 million, $29.5 million and $19.6 million, respectively. During the nine months ended March 31, 2000, net cash used by operating activities was $18.1 million. Historically, operating and allocated expenses were recorded as a contribution from owner. With our new capitalization, management of working capital is now our responsibility. As a result, the levels of accounts receivable, accounts payable, and accrued expenses are higher than those in the historical financial statements. So, in addition to the cash portion of our net losses, changes in operating assets and liabilities affect our operating cash. During the nine months ended March 31, 2000, a large increase in accounts payable and accrued expenses contributed towards a reduction in the amount of cash used by operating activities. In our growing merchant hotel business, there is a difference in the timing of cash receipts from a customer versus payments to the hotel for a transaction. As a result, we anticipate further fluctuations in cash as a result of changes in operating assets and liabilities.

   Net cash used in investing activities of $519,000 in fiscal 1997, $631,000 in fiscal 1998 and $650,000 in fiscal 1999 consisted primarily of capital expenditures for personal computers and servers that support our online travel operations.

   Total capital expenditures during the nine months ended March 31, 2000 were $4.3 million. Of this amount, $2.1 million relates to leasehold improvements and related costs for renovation of office space in Bellevue, Washington. The remaining capital expenditures reflect normal expenditure levels consistent with our growth as a company. We anticipate other significant capital expenditures during the next twelve months for computers and other system-related costs associated with our expected growth. We also plan to expand our facilities both in Bellevue and in Las Vegas to accommodate our growing needs.

   As part of the acquisitions of Travelscape and VacationSpot, we acquired $18.3 million of cash owned by these two entities, net of accrued transaction costs. We used $7.0 million of this cash to retire notes assumed from the Travelscape acquisition.

   During the nine month period ended March 31, 2000, we also advanced $4.1 million to our fulfillment vendor. This represents a restricted deposit, as the funds will not be available until the expiration of the agreement in 2004. Stock option exercises were a source of $1.0 million of cash. We cannot control this potential inflow but do anticipate additional exercises going forward.

   As of March 31, 2000, we had $72.8 million in cash and cash equivalents. In July 2000, we anticipate completing the $60 million private placement of common stock and warrants.

   We have not held derivative financial instruments at any time. The debt we have on our books has a fixed interest rate. Accordingly, we have not been exposed to near-term adverse changes in interest rates or other market prices. We may however experience such adverse changes if we incur variable-rate debt or hold derivative financial instruments in the future. Our international operations expose us to some foreign currency risk. We do not expect any of these risks to have a material effect on our results of operations.

Recent Accounting Pronouncements

   The American Institute of Certified Public Accountants issued Statements of Position, SOP 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, and SOP 98-5, Reporting on the Costs of Start-Up Activities, which were effective for the beginning of our fiscal year 2000. These SOPs have no material effect on our financial statements.

   In December 1999, the United States Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 101 (SAB 101) "Revenue Recognition in Financial Statements," which must be applied in our fourth quarter of fiscal 2001. SAB 101 provides guidance on revenue recognition and the SEC staff's views on the application of accounting principles to selected revenue recognition issues. We do not expect that the adoption of SAB 101 will have a material effect on our financial statements.

   The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, in June 1998. As amended by SFAS No. 137, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. We do not expect SFAS No. 133 to have a significant impact on our financial statements.

   In October 1999, the SEC identified a list of issues that have arisen in internet businesses which the SEC believes should be addressed by the Emerging Issues Task Force (EITF) of the FASB or other standard setting bodies. One such issue is EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. This EITF Issue could impact whether certain merchant revenues are presented gross or net in our income statement. No consensus has yet been reached. While the EITF is in the process of addressing this and such issues raised by the SEC, many of the identified issues have not yet been resolved. Future resolution of all of the issues identified by the SEC may affect our financial statements. We are not able to determine the impact on our financial statements, if any, of such future rule making.

                                    BUSINESS

Business Overview

   We are a leading provider of branded online travel services for leisure and small business travelers. With the acquisitions of Travelscape and VacationSpot in March 2000, we are positioned as the leader in Internet lodging with over 65,000 lodging properties available on the website and approximately 700,000 room nights booked through Expedia, Travelscape and VacationSpot in the quarter ended March 31, 2000. Travelscape is a leading branded Internet hotel wholesaler and packager with discounted rate contracts at over 1,500 hotels in over 240 cities worldwide and the operator of the Travelscape.com and LVRS.com websites. VacationSpot is a leading reservation network for vacation homes, rental condominiums, inns and bed & breakfasts around the world and the operator the VacationSpot.com and Rent-a-Holiday.com websites.

   We operate our own website, located at Expedia.com, with localized versions in the United Kingdom, Germany and Canada. We also operate the Travelscape.com, LVRS.com, VacationSpot.com and Rent-a-Holiday.com websites, and a Travelscape(R)/LVRS(TM) sales call-center in Las Vegas. We offer one-stop travel shopping and reservation services, providing reliable, real-time access to schedule, pricing and availability information for over 450 airlines, 65,000 lodging properties and all major car rental companies. Our websites' consumer-oriented interfaces enable consumers to make informed choices about their travel purchases by providing quick and easy access to travel information and content, 24 hours a day, 7 days a week.

   Our global travel marketplace enables travel service suppliers to extend their marketing reach online. Through our websites, suppliers can reach a large, global audience of consumers who are actively engaged in planning and purchasing travel. Suppliers can pursue a range of innovative, targeted merchandising and advertising strategies designed to increase revenues, while at the same time reducing transaction and customer service costs. We also license components of our technology and editorial content to selected airlines and American Express as a platform for their websites.

   Since launching our online travel service in October 1996, we have experienced significant growth in our traffic and the amount of travel purchased through our travel planning services. In calendar year 1999, $819 million in airline ticket purchases and hotel and car rental reservations were made through the travel planning services of Expedia, Travelscape and VacationSpot. In the fiscal quarter ended March 31, 2000, $401 million in purchases and reservations were made through these same services.

Industry Background

 Growth of the Internet and Online Commerce

   The Internet is dramatically changing the way in which consumers and businesses communicate, share information and buy and sell goods and services. The Internet's broadly distributed and easily accessible environment creates the ideal foundation for new online marketplaces, which provide increased search efficiency, comprehensive information and competitive pricing. In an online environment, consumers have access to information and software tools that enable them to evaluate and compare product and service offerings, community forums within which to discuss relevant experiences and preferences and tools to complete e-commerce transactions. In addition, suppliers can extend their online marketing reach to a larger base of potential customers and can efficiently target those customers who are most likely to buy their products and services. The Internet brings efficiencies to markets characterized by the presence of large numbers of geographically dispersed buyers and sellers and purchase decisions involving large amounts of information from multiple sources. We believe that the worldwide travel industry, which exemplifies these characteristics, is especially well-suited to benefit from increased Internet and e-commerce adoption.

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 The Worldwide Travel Industry

   The travel industry is very large in terms of both dollars spent and number of participants. According to the United States Department of Transportation, there will be over 700 million air passengers worldwide in 1999, rising to one billion air passengers in 2010. The World Travel and Tourism Council estimates that spending on travel and tourism worldwide will reach $3.7 trillion in 1999, growing to $7.5 trillion in 2010. According to the World Travel and Tourism Council, approximately 72% of the revenues in this market are attributable to personal travel and tourism.

   Consumers planning and purchasing a trip generally engage in a predictable process that begins with consideration of destinations, dates and budgets and progresses to a series of purchase decisions involving transportation, accommodations and destination activities. This planning and purchasing process is inefficient due in large part to the limitations of the infrastructure of the traditional worldwide travel industry, which causes consumers to spend a significant amount of time piecing together the information they need to plan and purchase a trip. One critical reason for this inefficiency is the absence of a single source of well-organized and in-depth travel information that addresses all stages of the planning process and incorporates a reliable and secure purchasing process. As a result, consumers, especially to the extent they are price sensitive, frequently consult multiple sources, such as guidebooks, magazines, travel agents, friends, co-workers and disparate travel suppliers, to shop for each element of their trip.

   Travel suppliers located around the world compete for business from travel consumers. This supplier community includes hundreds of airlines, thousands of hotels, dozens of car rental companies, numerous vacation packagers and cruise lines and hundreds of thousands of destination services merchants such as restaurants, attractions, and local transportation and tour providers. These suppliers spend substantial amounts of money to reach and attract potential purchasers. For example, according to the Air Transport Association, the combined revenue of United States airlines in 1997 was $109 billion, and the airlines spent an average of 13% of total revenues on promotions and sales expenses. The fragmented nature of the global consumer travel market makes it difficult and inefficient for suppliers to target those consumers with the greatest propensity to purchase travel services. Traditional advertising channels, such as print, television and radio, do not eliminate inefficiency because only a limited portion of any traditional advertising audience is planning a trip at the time the advertisement is run.

   Consumers and suppliers have traditionally relied on travel agents as intermediaries. However, traditional travel agents are often unable to reduce the inefficiencies of the travel market. We believe that many traditional travel agents cannot provide consumers with a reliable, personalized source for comprehensive travel information. Although traditional travel agents generally have access to comprehensive information on the availability and pricing of airline seats through computer reservations systems such as Worldspan, Sabre and Apollo, time and resource constraints frequently make it difficult for travel agents to provide consumers with the full set of options available in a given computerized reservation system. Furthermore, due to budgetary or time constraints, traditional travel agents often have limited access to other sources of travel information such as consumer ratings, editorial content or information about destination services. Finally, productivity demands often restrict the amount of time traditional travel agents can spend with any single customer to learn about preferences and tailor recommendations. As a result, many consumers hesitate to rely solely on traditional travel agents and consult multiple sources to plan and purchase trips.

   The traditional travel agency channel also does not provide suppliers with an efficient distribution network. Computerized reservation systems are effective in maintaining information about travel inventory, such as airline seats or rental cars, that does not require extensive description. However, these databases are not well-suited to maintaining detailed information about travel inventory such as hotels, resorts, cruises and vacation packages that is difficult to understand and sell in the absence of more descriptive editorial or visual material. In addition, it is difficult and inefficient for suppliers to use traditional travel agents as a distribution channel because the travel agency market is fragmented and the cost of training and servicing travel agents is high.

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Our Opportunity

   The emergence of the Internet provides new opportunities for travelers and suppliers to find one another. Travel has already become the largest online retail category with United States leisure travelers making an estimated $7.8 billion in airline ticket purchases and hotel and car rental reservations through travel websites in 1999, growing to $32 billion in 2004, according to Forrester Research. Travel suppliers are beginning to sell their inventory directly from their websites, and third-party providers of travel planning services have emerged online. Some of these third parties attempt to replicate the traditional travel agency experience on the Internet, some focus on providing travel-related content and others offer a less comprehensive travel service as a part of a larger e-commerce effort. Each of these solutions is incomplete because it does not address fundamental consumer requirements for comprehensive information and reliable service integrated with a secure and efficient means to complete a purchase.

   A significant opportunity exists for a new online global travel marketplace that brings consumers and travel suppliers together, enables consumers to find and act more easily upon a diverse selection of travel information and enables suppliers to market and distribute their products and services more efficiently. To be successful, this new travel marketplace must offer consumers a blend of content, community, commerce and customer service, delivered in a highly reliable and personalized manner. It must scale to accommodate growth in users and it must be international in scope and localized by region, creating a new and efficient channel for local and global travel suppliers to reach consumers who are actively engaged in travel planning and purchasing.

Our Solution

   We have created a leading online marketplace for researching, buying and selling travel-related services. Our Internet-based travel marketplace offers consumers a convenient, comprehensive and personalized source of travel information and services and satisfies the needs of a broad range of travel suppliers to market and sell their services cost-effectively to a large audience that is actively engaged in planning and purchasing travel services. We have built an underlying technology infrastructure that enables buyers and sellers to transact in a reliable, scalable and secure environment.

 Leading Travel Services Marketplace

   Expedia.com, Travelscape.com, LVRS.com and VacationSpot.com, our travel websites aimed at the United States consumer market, bring together a large base of consumers and travel suppliers. According to Media Metrix, the Expedia websites attracted over 6.4 million unique visitors in the United States in May 2000. We offer consumers access to dozens of vacation and cruise suppliers and to an increasing number of local destination services providers. With the acquisitions of Travelscape and VacationSpot in March 2000, we are positioned as the leader in Internet lodging with over 65,000 lodging properties available on the website and approximately 700,000 room nights booked through Expedia, Travelscape and VacationSpot in the quarter ended March 31, 2000. In the fiscal quarter ended March 31, 2000, approximately $401 million in airline ticket purchases and hotel and car rental reservations were made through the travel planning services of Expedia, Travelscape and VacationSpot.

 Compelling Value for Consumers

   We believe that consumers value Expedia services because we provide the control, flexibility and access to information necessary for them to identify competitive prices for a wide range of travel options. Our Best Fare Search technology allows Expedia to price many times more itineraries than the current industry standard. The current implementation of this underlying technology, in the form of the "Build your own trip" feature on the Expedia.com website, increases the choices available to customers while also allowing them to make price and schedule tradeoffs on a flight-by-flight basis, rather than on an itinerary-by-itinerary basis, which is the current industry standard. We allow consumers to evaluate and purchase travel-related services at any time of day or

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night and to enhance the travel planning experience with high-quality editorial content. We offer consumers access to a range of published and negotiated rate offerings. Our travel marketplace is also designed to be more convenient, comprehensive and personalized and delivers a higher quality of service than alternative travel planning and purchase methods. Our Expedia.com website and our localized international websites offer a unique blend of content, community, commerce and customer service, enabling consumers to easily identify, evaluate and purchase travel services in a single location and a secure, reliable transactional environment.

 Compelling Value for Travel Suppliers

   Recognizing the limitations of traditional travel solutions for suppliers, we have worked with our suppliers to design our websites to address their specific needs on both a local and multinational basis. Through our websites, suppliers worldwide can reach a large audience of consumers who are actively engaged in planning and purchasing travel. Suppliers can pursue a range of innovative, targeted merchandising and advertising strategies designed to increase revenues while at the same time reducing transaction and customer service costs. Suppliers can also use remote inventory management tools located on our ExpediaPartners.com website, to introduce new products, services and promotions quickly and easily. In addition, we are creating an aggregated, secure database of customer purchase and shopping patterns that will allow suppliers to offer more tailored services through our marketplace while preserving consumer privacy.

 Global Reach and Presence

   We designed our travel marketplace to be global. Localized versions of our websites accommodate not only differences in language and culture, but also differences in travel purchase behavior and supplier inventory preferences. These localized websites, such as Expedia.co.uk in the United Kingdom and Expedia.de in Germany, are designed to replicate the success of our Expedia.com website in addressing the needs of both consumers and suppliers in the United States market. For example, because negotiated fares are important to consumers in the United Kingdom, we developed a custom airfare pricing engine that allows us to offer unique integration of negotiated fares with published fares in a single display.

 Reliable, Secure and Scalable Technology Platform

   We have designed our platform to provide a high level of reliability, security and scalability. Our multi-layered platform design allows us to deliver a high-performance website capable of managing high transaction volumes and ensuring reliable access for our customers and suppliers. We also offer advanced security features, maintain excess capacity to handle peak traffic loads in the rapidly expanding online travel market and have built dedicated distributed storage for critical data such as customer profile information. Our technology leadership and the scalability of our platform have enabled us to generate revenue by licensing core parts of our platform to Continental Airlines, Northwest Airlines and American Express.

Strategy

   Our objective is to enhance our position as a leading online global travel marketplace. The key elements of our strategy are as follows:

 Continue to Increase Brand Awareness

   We are increasing and will continue to increase brand awareness among consumers by pursuing an aggressive brand development strategy. Our present brand-building campaign includes a substantial advertising presence in both online media and traditional media, such as print, radio and television. We continue to offer co-branded promotions with selected suppliers and pursue targeted press coverage. We are also working with third parties to develop a range of cross-media marketing initiatives including Expedia Radio and Expedia Magazine.

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 Expand Merchant Business Activity

   Strong supplier relationships are crucial to the success of our business. The acquisition of Travelscape underlines an important shift in our business model whereby we are moving increasingly towards a merchant business model, as opposed to the traditional agency business model. In the merchant business model, Expedia acquires inventory at discounted wholesale prices level from preferred suppliers and then determines the retail price.This model allows us to offer more competitive prices to our customers while also generating a higher gross profit per transaction. In contrast, the agency business model is one in which the supplier fixes the retail price and the agent is paid on a commission or flat fee basis. Merchant transactions for Expedia include the sale of negotiated rate hotel rooms, air tickets and packages through the Expedia.com and Travelscape.com websites and sales through the Flight Price Matcher and Hotel Price Matcher services on the Expedia.com website.

 Enhance Technology Platform and Product Functionality

   We plan to continue to enhance the underlying infrastructure and functionality of our websites.

  . Feature Differentiation. We will continuously update new software features and editorial content to our websites. We have invested heavily in the development of the Best Fare Search technology, a fare searching technology and pricing engine that moves flight-pricing query activity from the mainframes of computerized reservation systems to more flexible and cost-effective servers based on the Windows platform. We believe increasing the level of personalization in our marketplace is critical to providing a rich consumer experience and more efficient and targeted merchandising and advertising opportunities for suppliers. We will also continue to develop features that meet the needs of specific market segments, such as small business travelers. We are improving the accessibility of our websites through various Internet access channels, such as wireless hand-held devices, and are providing multimedia applications.

  . Scalability, Security and Reliability. We have invested heavily in core infrastructure with the objective of eliminating downtime on our websites, in order to ensure that we are able to continue to serve our customers reliably as our operations scale. The operation of our own websites and those of our licensees has given us extensive experience at handling rapid increases in transaction volumes.

 Expand Internationally

   We operate localized websites in the United Kingdom, Germany and Canada. We selected these countries due to their large travel markets and the rapid growth of online commerce in these markets. According to the World Travel and Tourism Council, spending on travel and tourism is expected to be $209 billion in the United Kingdom, $301 billion in Germany and $111 billion in Canada in 1999, rising to $380 billion in the United Kingdom, $557 billion in Germany and $212 billion in Canada in 2010. In developing customized websites in our international markets we will continue to draw on our experience in the United States with technology, user interface and supplier relationships while tailoring our international websites to specific characteristics of each local marketplace.

 Continue Diversification of our Sources of Revenue

   We plan to expand our travel service offerings to include more complex travel products and destination service offerings. Currently, the majority of our transaction revenues are derived from airline ticket sales, hotel reservations and car rentals. We plan to extend our offerings in each of these core segments and expand the range of offerings into other segments. Other new travel services categories may include offering retailing travel-related goods such as luggage and accessories, selling travel insurance and entering into strategic relationships with third-party providers of ground transportation, tours and similar services.

   As a result of our focus on developing our merchant business, our business is becoming better diversified than that of our principal online competitors. Our merchant business is focused on lodging and package

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transactions. Commissions and fees from the sale of airline tickets represented less than 30% of our revenues and less than 40% of our gross profit in the fiscal quarter ending March 31, 2000.

Our Travel Planning Services

 United States

   Customers in the United States can use our travel planning services to access the wide selection of our online travel services to shop for and book airline tickets, car rentals and hotel reservations, and to search and book the offerings of selected vacation packagers, cruise lines, specialty lodging providers and travel-related retailers.

   On our Expedia.com website, consumers engaging in travel planning, can consult extensive editorial content covering over 350 popular destinations, travel advice and recommendations from acknowledged industry experts, feature articles on specific destinations and specialty travel sections geared to the needs of specific groups such as families and business travelers. Consumers looking for advice from fellow travelers can take advantage of extensive community interaction, including bulletin boards and chat rooms. To accommodate the needs of consumers who are searching for price and availability information, we complement our core flight, hotel and car rental shopping and purchase functionality with a number of powerful comparison shopping tools. After building a specific itinerary, customers can complete the purchase of airline tickets, hotel rooms or car rentals by entering credit card and address information. Customers instantly receive email confirmation of the purchase and are directed via links on our website to explore relevant destination information and take advantage of our proprietary Expedia Maps. We also provide a twenty-four hour toll-free customer service center that customers can call for assistance.

   On Travelscape.com and LVRS.com, customers can book discounted hotel rooms and discounted air and hotel packages on over 1,500 hotels in over 240 cities worldwide. On VacationSpot.com, customers can browse over 25,000 vacation homes, rental condos, inns and bed & breakfast properties in more than 4,000 vacation destinations and more than 100 countries worldwide.

   Using our websites, consumers and suppliers engage in a heavy volume of transactions across multiple systems and networks. We rely on third-party computer systems and third-party service providers, including the computerized central reservation systems of the airline, hotel and car rental industries. The nature and size of the reservation process require frequent expansion of our operations, and upgrades of our systems and infrastructure in order to deal with the increasing number of customers and travel suppliers. Upgrades are also required to enable the enhanced features and functionality which we need to compete in our industry. The complexity of these processes and the multiple parties involved result inevitably in our customers and suppliers occasionally encountering problems in accessing or distributing information through our marketplace or in completing transactions.

   The travel planning services offered by our US websites can be divided into 4 main areas: commerce, content, community and customer service.

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  Commerce

   The Expedia websites offer a broad range of features that provide consumers with access to purchase information such as reliable price comparisons, availability and itinerary details, an integrated purchase path and post-purchase confirmation.

  . Flight, Hotel and Car Wizards. Consumers can search for and compare airline, rental car and hotel room pricing and availability information and can also purchase tickets, make reservations and obtain additional information on hotels in our hotel directory.

  . Vacation and Cruise Wizards. These tools search a proprietary database of vacation and cruise packages. The content of this database is regularly updated by suppliers using the inventory management tools offered on ExpediaPartners.com.

  . Hotel Price Matcher. This shopping tool offers consumers the ability to request specific prices for hotel rooms in popular cities, such as New York, San Francisco and Las Vegas. We search our proprietary database of negotiated hotel rates for available rooms that meet the boundary conditions contained in the consumer's request.

  . Flight Price Matcher. This shopping tool offers consumers the ability to request specific prices for airline tickets. We search our proprietary database of negotiated airfares for available seats that meet the boundary conditions contained in a consumer's request.

  . Fare Tracker. This service enables subscribers to specify three routes and receive updates on special fares and offers via weekly email as well as via a personalized summary on our website. As of March 31, 2000, we had over 4.1 million Fare Tracker subscribers.

  . My Trips and My Profile. This personalization feature enables consumers to define a personal travel page which provides easy access to existing travel itineraries and personal profiles. The My Trips and My Profile feature encourages consumers to return to our Expedia.com website and build an ongoing customer relationship with us.

  . Mileage Miner. Working with a third-party partner, our Expedia.com website helps consumers manage their frequent flyer programs online.

  Content

   Consumers can use the editorial content available on the Expedia websites at the beginning of the travel planning and purchase process for researching destinations and travel tips. Consumers can also use content after they have purchased travel as a way to gain more insight before their trip begins. Some examples of content include:

  . Expedia.com Destination Guides. Essential information on 455 places, to help you plan your perfect trip: When to go, what to bring, how to get around, what not to miss. Plus: Maps, weather, news and multimedia features.

  . Expedia Maps. We maintain a proprietary database of street maps of the United States and highway maps for the rest of the world that we offer as stand-alone applications and that we integrate with other features such as the Hotel Wizard.

  . Specialty Travel Sections. We have launched two new editorial sections within the Expedia.com website that target adventure travel, golf, families and business travel. We intend to launch new editorial sections that target other consumer groups in response to perceived consumer and advertiser demand.

  . Travel Features. We provide travel content that uses multimedia technologies such as 360-degree photography and video clips. We also offer editorial features on travel destinations and other special interest travel topics.

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  .  Travel News. We provide regularly updated information on fare sales, changing travel conditions and specific weather and security advisories.

  . Flight Information. Consumers can use this feature to check the expected arrival times of flights in progress.

  . Directory of Web Links. To extend our own travel research tools, we offer consumers a selection of links to useful travel-related and destination-related websites.

  . Expedia Radio. We work with a licensee that produces a travel-related radio show, Expedia Radio, that is broadcast to over 2.5 million listeners in over 100 markets in the United States. Visitors to the Expedia.com website can play Expedia Radio audio content from our website.

  . Search. Our proprietary search engine allows consumers to generate a quick list of information relating to a particular destination or travel theme, such as Hawaii or scuba diving.

  Community

   One of the best resources for travel recommendations is other travelers, and, to reflect this, we have developed features to encourage a sense of community among the six million consumers who visit the Expedia websites in a typical month. Some examples of our community services are as follows:

  . Fare Compare. This benchmarking feature allows consumers to review airfares that other consumers of our Expedia.com website have found on particular routes.

  . Chat Rooms. Visitors to our Expedia.com website can communicate directly with one another in chat rooms maintained by Microsoft through the MSN.com(R) website.

  . Bulletin Boards. Travelers can post their questions and answers on bulletin boards maintained by Microsoft through their MSN.com website and moderated by travel experts on contract to the Expedia.com website.

  . From Experience. This section of our website contains feedback from travelers organized according to destination.

  Customer Service

   We strive to provide superior service to our customers to enhance their experience and to assist them with travel plans.

  . Telephone and Email Support. For all of its travel offerings, Expedia provides a rich agent-based support service. This service is accessible by email as well as by toll-free, 24 hour a day, seven day a week telephone support. For purposes of operational flexibility, Expedia has opted to provide this support infrastructure with a balanced combination of inhouse and outsourced solutions. High volume customer support is split between our call center in Las Vegas, where we have approximately 160 agents, and our outsourced partner, TRX, who has approximately 200 agents. All supplier support is handled inhouse.

  Supplier Functionality

   We offer an array of functionality to address the specific needs of our travel suppliers.

  . Promotional, Sponsorship and Advertising Inventory. We provide sponsorship opportunities advertising banners and other placements throughout the website. Suppliers participating in the Expedia Travel Network have access to a wide variety of promotional opportunities, including front-page placement, travel category targeting, inclusion in our Special Deals database and access to our Vacation and Cruise Wizard database.

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  .  Inventory Management Tools. We enable selected suppliers to upload information related to vacation and cruise packages into a proprietary database maintained at ExpediaPartners.com(TM). This inventory is then available on our website.

  . Email Promotions. We work with suppliers to tailor email-based promotions for selected segments of our customer base.

 International

   We offer localized Expedia.com websites in the United Kingdom, Germany and Canada as well as the Rent-a-Holiday website in Belgium.

  Expedia.co.uk

   In the United Kingdom, we operate a leading online travel service at Expedia.co.uk. This marketplace offers a number of features customized to the needs of consumers and suppliers in the United Kingdom, such as:

  . Negotiated Fares. We offer fares negotiated with airlines by MTG Limited UK (Thomas Cook) and integrate both negotiated and published fares in a single display.

  . Holiday Shop. This service allows customers in the United Kingdom to browse vacation package offerings leaving from the United Kingdom.

  . Localized Customer Service. Expedia.co.uk customer service is provided by MTG Limited UK (Thomas Cook) in the United Kingdom and is tailored to the needs of United Kingdom travelers.

  . Localized Editorial Content. The editorial advice and feature articles offered on the United Kingdom website are developed with a British point of view. Though we use content developed for the United States market where appropriate, our goal is to offer a local product to the United Kingdom travel market.

  . United Kingdom Strategic Relationships. We have developed strategic relationships in the United Kingdom with British Airways, MTG Limited UK (Thomas Cook) and the local service of AOL, among others. These relationships enable us to expand our localization features such as negotiated fares, provide local editorial content and extend our regional distribution channels.

  . Travel Insurance. We offer travelers the ability to purchase travel insurance in the United Kingdom through our website.

  Expedia.de

   In Germany, we recently launched a new website at Expedia.de. In addition to relevant language and currency changes, other features on our website include:

  . Package Tours Database. Because package tours are a popular vacation purchase in Germany, we provide customers with an interface to a third-party database of packaged tour inventory.

  . Negotiated Fares. We offer fares negotiated with airlines by Deutsches Reiseburo and integrate negotiated and published fares in a single display on our website.

  . Localized Customer Service. Expedia.de customer service is provided by Deutsches Reiseburo in Germany and is tailored to the needs of German travelers.

  . Localized Editorial Content. The editorial advice and feature articles offered on our Expedia.de website are developed with a German point of view. Therefore, most of our feature articles and editorials are not translations of articles that run on our Expedia.com website but instead are original German articles.

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  .  German Strategic Relationships. We have developed strategic relationships in Germany with Lufthansa, Touristik Union
     International and Deutsches Reiseburo, among others.

  . Travel Insurance. We offer travelers the ability to purchase travel insurance in Germany through our website.

  Expedia.ca

   In Canada, we operate the Expedia.ca website, which is similar to the Expedia.com website, with localized currency and date formats. This website offers a number of features to address the needs of the Canadian marketplace, including localized customer service.

  Rent-a-Holiday.com

   In Europe, we operate the Rent-a-Holiday.com website, which was acquired in the VacationSpot acquisition. Similar to the VacationSpot.com website, the Rent-a-Holiday.com website offers unique properties at vacation destinations in countries worldwide.

Licensing of Expedia Products

   We license components of our technology and editorial content to selected airlines and American Express as a platform for their websites. Licensing selected components of our technology allows us to participate in online bookings whether they are placed through airline websites and corporate travel agencies or on our websites. We do not expect this to be a core business of Expedia in the future.

Strategic Relationships

   We pursue strategic relationships to increase our access to online customers, to build brand recognition and to expand our online presence. To date, we have established the following alliances, among others, for distribution and product enhancement:

  . Worldspan. Worldspan, our primary computer reservation service provider, processes a substantial majority of airline ticket and car rental reservations for our Expedia.com website, a portion of airline ticket and car rental reservations for our websites in the United Kingdom, Germany and Canada, and a portion of the hotel reservations for our websites. We are working closely with Worldspan in the development of our Best Fare Search technology as described above.

  . World Travel Partners/TRX. World Travel Partners' subsidiary, TRX, assists us in the provision of a proportion of high volume telephone and email customer support and mailing and other fulfillment services. World Travel Partners was the third largest travel agency in the United States in 1999, according to Travel Weekly, focusing on corporate travel services.

  . Pegasus. Pegasus is our primary provider of connectivity to hotel reservation systems for both our Hotel Wizard reservations channel and our Hotel Price Matcher service.

  . MTG Limited UK (Thomas Cook). Thomas Cook, a leading travel agency in the United Kingdom, is our primary customer service and negotiated rates provider in the United Kingdom.

  . Deutsches Reiseburo. Deutsches Reiseburo, a leading travel agency and tour operator in Germany, is our primary customer service and negotiated rates provider in the German market.

  . Microsoft. Microsoft supplies us with premium placement on the MSN.com website, the Hotmail(R) email service and the WebTV(R) platform. Microsoft also supplies us with technology and systems infrastructure under license agreements. MSN.com is the third most visited site on the Internet, attracting over 39 million unique visitors in May 2000 according to Media Metrix.

     Hotmail, with over 65 million active accounts in June 2000 is one of the largest email systems in the world, and WebTV is one of the largest providers of television-based Internet access.

Technology

   We believe that the quality of our technology differentiates our websites from those of our competitors. Our goal has been to build a reliable, scalable and secure environment for consumers to plan and purchase travel. Since inception, we have supported substantial growth in traffic, commerce and advertising inventory with our present architecture.

   Our core booking engine connects to each of the four major computer reservations systems: Worldspan, Sabre, Apollo and Amadeus, giving our websites and our licensees the ability to choose which computerized reservation system to support.

   Our Best Fare Search technology is a fare searching technology and pricing engine that moves flights pricing query activity from the mainframes of computerized reservation systems to servers based on the Windows platform. This allows us to deliver enhanced consumer functionality in a more flexible and cost-effective manner.

   We have built a multi-layered system using powerful and expandable Internet hardware and software. From inception, we have distributed functionality across multiple layers of our platform. One layer handles the demands of serving webpages. Another layer manages the demands of high-volume message traffic between our servers and those of our suppliers and intermediaries. A third layer manages storage of critical data such as customer profiles, marketing database information and editorial content. Our hardware consists of multiple Compaq Proliant servers. Our data center is connected to the Internet through the equivalent of eight T3 connections. Microsoft Back Office technology, including Windows NT(R), SQL Server(R) and Internet Information Server(R), is the foundation for our operating service software. Multiple redundant servers support each key layer of the architecture to help manage heavy user traffic. Microsoft hosts substantially all of our systems, software and hardware.

Consumer Marketing

   We believe that important drivers of our business are our ability to attract visitors to our websites, our ability to convert those visitors into purchasing customers and our ability to convert first-time purchasers into repeat customers. We plan to continue to attract new visitors to our websites by continuing our brand building efforts and promotional advertising, both online and in traditional television, radio and print media, and by continuing to work with influential press and industry analysts. Our strategy to convert visitors into purchasers includes a combination of broad purchase-related promotions, increased emphasis on merchandising of available offers and increased efforts to work with our travel suppliers to offer superior selection and quality of travel inventory. We plan to convert first-time purchasers to repeat customers by focusing on enhanced customer satisfaction, new personalization features and through ongoing investments in customer relationship management technologies.

Sales and Supplier Relations

   Our sales efforts are directed toward building long-term relationships with the travel supplier community and key advertising partners, including advertising agencies. We are expanding our sales force to extend our national sales coverage and to build a dedicated advertising sales force. Our salespeople make frequent sales calls at advertiser and supplier offices and attend trade shows, conferences and other industry events. Our sales efforts are complemented by public relations and other channel marketing efforts, including advertisement placements in industry trade publications.

Competition

   The online travel services market is new, rapidly evolving and intensely competitive, and we expect competition to increase. We compete on the basis of service, merchandising, reliability, amount and accessibility of information and breadth of products and services offered. We make available to our customers a wide range of products and prices offered by our travel suppliers.

   In the United States, we compete primarily with online travel services and with traditional travel agent distribution channels. In the online travel services market, we compete with other entities that maintain commercial websites providing online travel services, such as Travelocity.com, Hotel Reservations Network, CheapTickets.com, TravelWeb (operated by Pegasus), GetThere.com, Biztravel.com (operated by Rosenbluth Travel), TravelNow.com, Worldres.com and Trip.com. We also compete with companies that offer travel as part of a larger electronic commerce portfolio, such as Priceline.com and Yahoo. Several traditional travel agencies, including larger travel agencies such as Uniglobe Travel and Carlson Wagonlit Travel, have established, or may establish in the future, commercial websites offering online travel services. We also compete with many of these same parties and others in the licensing of technology to airlines and corporate travel agencies.

   Internationally we compete with a different set of participants in each market, ranging from traditional travel agents, market-specific websites and global competitors, including Travelocity, which have expanded beyond the United States market. In the United Kingdom, local online competitors include LastMinute.com and Ebookers.com. In Germany, local online competitors include Travelchannel.de and iFAO.

   As the market for online travel services grows, we believe that the range of companies involved in the online travel services industry, including travel suppliers, traditional travel agencies, travel industry information providers, online portals and e-commerce providers, will increase their efforts to develop services that compete with our websites. Many airlines and other travel suppliers offer travel services directly through their own websites, including services from other travel suppliers. We are unable to anticipate which companies will offer competitive services in the future. As the market for online travel service grows, we believe that companies involved in the travel services industry will increase their efforts to develop services that compete with our services.

   In addition, five airline suppliers, American Airlines, Continental Airlines, Delta Air Lines, Northwest Airlines and United Air Lines, have announced their intention to launch a direct-distribution website, currently named "Orbitz," by the end of August 2000. Forester Research reports that Orbitz will be the only website for consumers to find unpublished weekly special fares on at least 27 airlines.

   We cannot assure you that our online operations will compete successfully with any current or future competitors.

Proprietary Rights

   Our intellectual property rights relate to trademarks and domain names associated with the names "Expedia," "Travelscape," "Las Vegas Reservation Services," "VacationSpot" and "Rent-a-Holiday" and copyrights and other rights associated with our websites, our software and other aspects of our business and technology. We rely on trademark and trade secret protection law, copyright law and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We pursue the regulation of our key trademarks and service marks in the United States and internationally.

   We license the right to use some of Microsoft's retail products and other technology pursuant to our license agreements with Microsoft. In addition, we license, on a perpetual and royalty-free basis, patent rights from Microsoft that relate to our business. See "Certain Relationships and Related Transactions--Our Relationship with Microsoft; License Agreements."

   We license components of our travel website technology and editorial content to selected airlines and American Express. In addition, we license trademark rights to the Expedia brand to a third party who operates

Expedia Radio and to Microsoft for use with some of its software products. We may license other intellectual property rights to third parties in the future.

Government Regulation

   The laws and regulations applicable to the travel industry affect us and our travel suppliers. We must comply with laws and regulations relating to the sale of travel services, including those prohibiting unfair and deceptive practices and requiring us to register as a seller of travel, to comply with disclosure requirements and to participate in state restitution funds. In addition, many of our travel suppliers and computer reservation systems providers are heavily regulated by the United States and other governments. Our services are indirectly affected by regulatory and legal uncertainties affecting the businesses of our travel suppliers and computer reservation systems providers.

   We must also comply with laws and regulations applicable to businesses generally and online commerce specifically. Currently, few laws and regulations apply directly to the Internet and commercial online services. Moreover, there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. It is possible that laws and regulations may be adopted to address these and other issues. Further, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws. New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services or increase our cost of doing business.

   Federal legislation imposing limitations on the ability of states to impose taxes on Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, exempts certain types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. It is possible this legislation will not be renewed when it terminates in October 2001. Failure to renew this legislation could allow state and local governments to impose taxes on Internet-based sales, and these taxes could decrease the demand for our products and services or increase our cost of operations.

Employees

   As of June 30, 2000, we employed a total of 574 full-time employees. In addition, we contract for the services of 24 employees of temporary staffing firms.

   Our ability to attract and retain highly qualified employees will be important to our success in maintaining online leadership. We have a policy of using equity-based compensation programs to reward and motivate significant contributors among our employees. Competition for qualified personnel in our industry is intense. Our employees are not presently represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

Properties

   We are headquartered in Bellevue, Washington in a leased space consisting of approximately 77,000 square feet and housing our principal administrative, sales and marketing, customer service and computer and communications systems facilities. Our lease for this space expires in five years with an option to renew for an additional five-year term. Travelscape is headquartered in Las Vegas, Nevada in a purchased building consisting of approximately 9,100 square feet and in a leased space consisting of approximately 3,500 square feet.

Legal Proceedings

   On October 13, 1999 and July 14, 2000, Priceline.com Incorporated filed two separate patent infringement lawsuits against Microsoft and Expedia in the United States District Court for the District of Connecticut. The lawsuits allege that our Hotel Price Matcher and Flight Price Matcher services infringe patents assigned to Priceline.com. The October 13, 1999 lawsuit also alleges that Microsoft and Expedia engaged in unfair and deceptive acts or practices in violation of the Connecticut Unfair Trade Practices Act.

   We do not believe that the claims made by Priceline.com in either lawsuit have merit. On April 5, 2000, Microsoft and Expedia filed an Answer to Priceline.com's October 13, 1999 complaint, and asserted a counterclaim that alleges inequitable conduct on Priceline.com's behalf in the prosecution of the patent in question, and seeks a declaration that the patent is invalid, unenforceable or not infringed. Discovery has recently commenced relating to the October 13, 1999 lawsuit. Microsoft and Expedia have not replied to Priceline's July 14, 1999 complaint, nor has discovery commenced in that lawsuit. We are not presently able to estimate the likelihood of an adverse result or the range of possible loss relating to either matter.

   On October 7, 1999, Reed Elsevier Inc. filed a complaint in the United States District Court for the District of New Jersey against Microsoft and Expedia. The suit alleged that Microsoft and Expedia materially breached an agreement between Microsoft and Reed Elsevier relating to the development by Microsoft of a hotel directory for the internet and the sale of internet advertising in that directory. On February 14, 2000, the parties entered into a confidential settlement agreement and, in accordance therewith, the court dismissed the complaint with prejudice on March 3, 2000.

   On December 27, 1999, Expedia, Inc filed a federal court action for trademark infringement in the Central District of California against Xpedior, Inc., a newly formed subsidiary of Metamor Worldwide. Xpedior filed its Answer to the complaint on January 14, 2000. The lawsuit alleges that Xpedior's use of the XPEDIOR trademark constitutes unfair competition, trademark infringement, and is likely to dilute the brand strength and awareness of the EXPEDIA mark. No trial date has been set in this matter. We are not presently able to estimate the likelihood of success or the range of possible outcomes and their consequences.

   In addition to the matters discussed above, we are subject to various legal proceedings and claims that arise in the ordinary course of business. We believe that the resolution of such matters will not have a material impact to the financial position, results of operations or cash flows of the Company.

                                   MANAGEMENT

Executive Officers and Directors

   The names, ages and positions of our executive officers and directors as of June 15, 2000 are listed below along with their business experience during the past five years. The business address of all of our executive officers is 13810 SE Eastgate Way, Suite 400, Bellevue, Washington 98005. Directors will be elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Executive officers of Expedia are appointed by the Board of Directors. No family relationships exist among any of the directors or executive officers of Expedia.

             Name            Age                     Title
             ----            ---                     -----
   Richard N. Barton........  33 President, Chief Executive Officer and
                                 Director

   Byron D. Bishop..........  36 Vice President, Transportation and Core
                                 Technology

   Erik C. Blachford........  33 Vice President, Marketing and Programming

   Simon J. Breakwell.......  35 Vice President, International Business

   Mark S. Britton..........  33 Vice President, General Counsel and Secretary

   Kathleen K. Dellplain....  41 Vice President, Human Resources

   Seth E. Eisner...........  41 Vice President, Operations and Supplier
                                 Technologies

   Gregory S. Stanger.......  36 Vice President and Chief Financial Officer

   Greg Slyngstad...........  44 Vice President, Destinations

   Gregory B. Maffei........  40 Chairman of the Board

   Brad Chase...............  39 Director

   Gerald Grinstein.........  68 Director

   Laurie McDonald Jonsson..  51 Director

   Richard D. Nanula........  40 Director

   Richard N. Barton founded Expedia in 1994. He has served as a Director of Expedia since September 1999. Prior to this, he worked for Microsoft from 1991 to 1994 in various product management roles involving Windows and MS-DOS. Prior to joining Microsoft in 1991, he worked as a strategy consultant for Alliance Consulting Group. Mr. Barton received a B.S. in industrial engineering from Stanford University.

   Byron D. Bishop joined Expedia in 1994 as a founding member, with the principal focus of building and managing Expedia's product development team. Mr. Bishop has been a Microsoft employee since 1986. During this time, he created and managed three other development groups within Microsoft, including the "Windows for Pen Computing" operating system and Microsoft's first handheld operating system. Mr. Bishop received a B.S. in computer science and mathematics from the University of Washington.

   Erik C. Blachford joined Expedia in 1995. Previously, he served as General Manager at Kroll Travel Watch, a travel information services division of Kroll Associates Inc. from 1994 to 1995. Prior to this, he held various marketing and new product development positions at Butterfield & Robinson Travel Inc. from 1989 to 1992. Mr. Blachford received a B.A. from Princeton University and an M.B.A. from Columbia Business School.

   Simon J. Breakwell joined Expedia in 1997. Previously, Mr. Breakwell held various sales positions at British Airways from 1987 to 1993 and various senior sales management positions from 1993 to 1997. During this period, Mr. Breakwell managed sales strategy, distribution, sales technology and commercial agreements with British Airways corporate customers in the United Kingdom. Mr. Breakwell received an Honors Politics Degree from Portsmouth Polytechnic and an M.B.A. from Lancaster University.

   Mark S. Britton joined Expedia in 1999. Prior to this, he was an attorney with the Seattle office of Preston Gates & Ellis LLP from 1997 to 1999, being elected to this firm's partnership in 1999. Mr. Britton served as Senior Counsel to the Division of Corporation Finance of the SEC from 1994 to 1997. Mr. Britton received a juris doctorate degree from the National Law Center, George Washington University, and a B.B.A. from Gonzaga University.

   Kathleen K. Dellplain joined Expedia in 1999. Previously, Ms. Dellplain served as Vice President, Human Resources, for IDX Systems Corporation, a healthcare information technology company, from 1997 to 1999. Prior to this, Ms. Dellplain was the Senior Director, Human Resources, for PHAMIS, Inc., from 1990 until its merger with IDX Systems Corporation in 1997. She has over 15 years experience in various human resources management positions in health care information systems, health care and manufacturing industries. Ms. Dellplain received a B.B.A. from the University of Hawaii, Honolulu and an M.B.A. from the University of Washington.

   Seth E. Eisner joined Expedia in 1998. Before joining Expedia, Mr. Eisner spent two and a half years within Microsoft's Information Technology Group, serving as Director of Development, and later as Corporate Data Manager. Mr. Eisner also managed all technical and business operations for Sidewalk, Microsoft's Local City Guide from 1997 to 1998. Mr. Eisner joined Microsoft in 1994. Mr. Eisner's work history includes 18 years of experience with IT systems and, in particular, construction and deployment of high performance, real-time transactional systeMs. Mr. Eisner received a B.S. in mathematics from Washington University, St Louis.

   Gregory S. Stanger joined Expedia in 1999. Prior to joining Expedia, he served as Senior Director, Corporate Development at Microsoft from 1998 to 1999. Prior to this, he held various positions in Microsoft's Corporate Development department from 1993 to 1998, and elsewhere within Microsoft's Finance Organization from 1991 to 1993. Prior to joining Microsoft, Mr. Stanger worked as an investment banker with PaineWebber from 1987 to 1989. Mr. Stanger received a B.A. from Williams College and an M.B.A. from the University of California at Berkeley.

   Greg Slyngstad re-joined Expedia in March 2000, having been General Manager of Expedia's founding team when it was a wholly owned subsidiary of Microsoft Corporation. During his 14 years with Microsoft, he also held numerous management positions involving Microsoft Word, and served in Japan as Microsoft's Director of Far East Product Strategy. After leaving Microsoft, Mr. Slyngstad co-founded VacationSpot.com in October 1997 and served as that company's Chief Operating Officer until it was acquired by Expedia in March 2000.

   Gregory B. Maffei has served as Chairman of the Board of Directors of Expedia since 1999. Since January 2000, Mr. Maffei has served as the Chief Executive Officer and a Director of 360 Networks Inc. From 1997 until January 2000, he was the Senior Vice President, Finance & Administration and Chief Financial Officer of Microsoft Corporation. Previously, Mr. Maffei has held a number of positions at Microsoft, including Vice President of Corporate Development, Treasurer, and Director, Business Development & Investments. Prior to joining Microsoft in 1993, he was with Citicorp Venture Capital, Pay N Pak Stores and Dillon Read. Mr. Maffei received an A.B. degree from Dartmouth College and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Maffei serves on the board of directors of Starbucks Corporation, Avenue A Inc. and Optical Networks, Inc.

   Brad Chase has served as a Director of Expedia since November 1999. Since April 1999 he has been Senior Vice President of the Consumer and Commerce Group of Microsoft Corporation. Prior to his current position, since July 1987 Mr. Chase held a number of positions at Microsoft, most recently managing the Windows Marketing and Developer Relations Group. Previously, he managed the marketing and development teams for Microsoft Plus!, served as General Manager for MS-DOS and served in a variety of other management roles at Microsoft in the applications division. Mr. Chase received a B.S. from the University of California at Berkeley and an M.B.A. from Northwestern's Kellogg Graduate School of Management.

   Gerald Grinstein has served as a Director of Expedia since 1999. Mr. Grinstein has been non-Executive Chairman of Agilent Technologies since 1999 and non-Executive Chairman of the Board of Delta Air Lines, Inc. since 1997. He is also a principal of Madrona Investment Group, L.L.C., a Seattle-based investment company. From 1985 to 1991, Mr. Grinstein held a number of positions at Burlington Northern, Inc. and served as Chairman and Chief Executive Officer from 1991 until his retirement in 1995. He is also a director of PACCAR Inc., Vans, Inc., The Pittston Company and Imperial Sugar Corporation. He previously served as a director of Browning-Ferris Industries, Inc. and Sundstrand Corporation.

   Laurie McDonald Jonsson has served as a Director of Expedia since 1999. Since 1987 she has served as Chairperson and CEO of Stellar Travel, a Seattle-based travel agency specializing in family, business and cruise vacation travel, and President and CEO of Stellar International, an international investment company. She also co-founded both Sundance Cruises and Admiral Cruises. Ms. McDonald Jonsson serves on the board of directors of the Commerce Bank, the Harvard University, John F. Kennedy School of Government, Women's Leadership Board, and is also chair of Governor Locke's Executive Women's Council, which sponsored the first all-women's trade and study mission to Central Europe. She received a B.A. from the University of Washington, an M.S.W. from the University of Michigan and completed Stanford University's Executive Business Program.

   Richard D. Nanula has served as a Director of Expedia since 1999. Since 1999, he has served as President and Chief Executive Officer of Broadband Sports, Inc., an Internet-based media company focused on delivering unique sports content to sports fans. Prior to this, Mr. Nanula was the President and Chief Operating Officer of Starwood Hotels & Resorts, Inc. from 1998 to 1999. Previously, Mr. Nanula held a variety of positions at The Walt Disney Company from 1986 to 1998, serving most recently as Senior Executive Vice President and Chief Financial Officer from 1996 to 1998, as President of The Disney Stores from 1994 to 1996 and as Executive Vice President and Chief Financial Officer from 1991 to 1994. Mr. Nanula received a B.S. from the University of California, Santa Barbara and an M.B.A. from Harvard Business School.

   Jay Hoag, founding general partner of Technology Crossover Ventures, will become a director of Expedia effective upon the closing of the Private Placement.

Board Composition

   Our Bylaws currently provide for a Board of Directors consisting of at least 3 and no more than 11 members. All directors hold office until the next annual meeting of our stockholders and until their successors have been elected and qualified. Our officers are appointed annually and serve at the discretion of the Board of Directors.

Board of Directors Committees

   Expedia has an Audit Committee and a Compensation Committee. Our Audit Committee, consisting of Messrs. Grinstein and Maffei and Ms. McDonald Jonsson, reviews the results and scope of the audits and other services provided by our independent accountants.

   Our Compensation Committee, consisting of Messrs. Chase, Maffei and Nanula, reviews and approves the compensation and benefits for our executive officers, administers our stock purchase and stock option plans and makes recommendations to the Board of Directors regarding such matters.

Board Compensation

   Except for reimbursement for reasonable travel expenses relating to attendance at Board meetings and the grant of stock options, directors are not compensated for their services as directors. Directors who are also our employees are eligible to participate in our 1999 Stock Option Plan and will be eligible to participate in our Purchase Plan. Directors who are not employees are eligible to participate in our 1999 Stock Option Plan for Non-Employee Directors. See "--Stock Plans."

Executive Compensation

 Summary Compensation Table

   The following table sets forth compensation awarded to, earned by, or paid to our Chief Executive Officer and our four other most highly compensated executive officers whose total cash compensation exceeded $100,000 for the fiscal year ended June 30, 1999 (collectively, the "Named Executive Officers"), which was prior to our initial public offering. Compensation information for the fiscal year ended June 30, 2000 is not yet available. While this compensation is indicative of the historical compensation paid by Microsoft to the Named Executive Officers, it is not necessarily indicative of the compensation which Expedia pays to such individuals since our initial public offering.

                                                         Securities
                                                         Underlying  All Other
                                  Fiscal  Salary  Bonus   Options   Compensation
 Name and Principal Position(1)   Year(2) ($)(3)   ($)     (#)(4)       ($)
 ------------------------------   ------- ------- ------ ---------- ------------
 Richard N. Barton..............   1999   119,072 50,000      --         --
  President, Chief Executive
   Officer and Director

 Byron D. Bishop................   1999   128,231 49,000      --         --
  Vice President, Product
   Development

 Simon J. Breakwell.............   1999   105,157  6,500   10,000      8,194(5)
  Vice President, Sales

 Seth E. Eisner.................   1999   108,584 23,700   10,000        --
  Vice President, Operations

 Gregory S. Stanger.............   1999   101,427 35,591   40,000        --
  Vice President and Chief
   Financial Officer

--------
(1) Prior to October 1, 1999, each of these officers was employed by Microsoft.

(2) The compensation information for this disclosure for the fiscal year ended June 30, 2000 is not yet calculable.

(3) Includes amounts deferred at the election of the Named Executive Officers pursuant to Microsoft's 401(k) plan.

(4) While this number includes all options that Microsoft granted to the Named Executive Officers in fiscal 1999, only those options that were unvested at the time of Expedia's separation from Microsoft were assumed by Expedia. See "Certain Relationships and Related Transactions--Our Relationship with Microsoft."

(5) Reflects a one-time reimbursement for moving expenses.

 Option Grants During Fiscal 1999

   Vested and Unvested Microsoft Options

   The following table provides information regarding stock options granted by Microsoft prior to our initial public offering to the Named Executive Officers during fiscal 1999. Microsoft did not grant any stock appreciation rights.

                                                                                Potential
                                                                            Realizable Value
                                                                            at Assumed Annual
                                                                             Rates of Stock
                                 # of Total Options                         Appreciation for
                         Options     Granted to     Exercise or              Option Term(3)
                         Granted    Employees in     Base Price  Expiration -----------------
          Name           (#)(1)     Fiscal Year     ($/share)(2)    Date    5% ($)   10% ($)
          ----           ------- ------------------ ------------ ---------- ------- ---------
Richard N. Barton.......    --           -- %          $  --          --    $   --  $     --

Byron D. Bishop.........    --           --               --          --        --        --

Simon J. Breakwell...... 10,000         0.01           53.625      7/2/05   218,308   508,750

Seth E. Eisner.......... 10,000         0.01           53.625      7/2/05   218,308   508,750

Gregory S. Stanger...... 40,000         0.05           53.625      7/2/05   873,230 2,034,998

--------
(1) While this number includes all options which Microsoft granted to the Named Executive Officers in fiscal 1999, only those options that were unvested at the time of Expedia's separation from Microsoft were assumed by Expedia. See the table below, as well as the sections entitled "Certain Relationships and Related Transactions--Our Relationship with Microsoft" and "--Stock Plans; Stock Option Plan."

(2) The exercise price was the lowest price of Microsoft common stock during July 1998.

(3) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Microsoft common stock underlying the options over the term of the options. These numbers do not take into account provisions for termination of the option following termination of employment, nontransferability or vesting over periods of up to 54 months.

   Unvested Microsoft Options Replaced with Expedia Options

   The following table provides information regarding stock options granted by Microsoft to the Named Executive Officers during fiscal 1999 that were not vested at the time of our initial public offering. Expedia issued replacement options only for these unvested options. See "--Stock Plans; Stock Option Plan" for a discussion of the formula relating to such replacement. This table reflects the closing price of the Microsoft common stock on the date of our initial public offering of $88.875 per share.

                                                                                   Potential
                                                                                   Realizable
                                        # of Total Options                          Value at
                                            Granted to     Exercise or             the Public
                            Options        Employees in     Base Price  Expiration  Offering
          Name           Granted (#)(1)    Fiscal Year     ($/share)(2)    Date     Price(3)
          ----           -------------- ------------------ ------------ ---------- ----------
Richard N. Barton.......        --              -- %          $  --          --    $      --

Byron D. Bishop.........        --              --               --          --           --

Simon J. Breakwell......     10,000            0.01           53.625      7/2/05      308,438

Seth E. Eisner..........     10,000            0.01           53.625      7/2/05      308,438

Gregory S. Stanger......     40,000            0.05           53.625      7/2/05    1,233,750

--------
(1) Messrs. Breakwell's and Eisner's options were replaced by 55,547 Expedia options and Mr. Stanger's options were replaced by 222,188 Expedia options.

(2) The exercise price was the lowest price of Microsoft common stock during July 1998. When these options were replaced with Expedia options, their exercise price became $8.45.

(3) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the market price is equal to the initial public offering price. These numbers do not take into account provisions for termination of the option following termination of employment, nontransferability or vesting over periods of up to 54 months.

 Option Exercises During Fiscal 1999 and Fiscal Year-End Option Values

   The following table sets forth information concerning options granted by Microsoft to purchase Microsoft common stock exercised by the Named Executive Officers during fiscal 1999. The table also sets forth the number and value of unexercised in-the-money options at June 30, 1999. Microsoft has no outstanding stock appreciation rights.

                                                        Number of Unexercised     Value of Unexercised
                                                          Options at Fiscal      in-the-Money Options at
                                                            Year-End (#)         Fiscal Year-End ($)(1)
                         Shares Acquired    Value     ------------------------- -------------------------
          Name           on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ------------ ----------- ------------- ----------- -------------
Richard N. Barton.......     15,682       $1,074,736    41,870       158,128    $3,348,757   $9,679,384

Byron D. Bishop.........     20,000        1,246,311    64,402       168,238     5,122,706   10,460,412

Simon J. Breakwell......        250           17,000     4,550        22,000       302,291    1,162,875

Seth E. Eisner..........      4,000          203,499    66,240        40,480     5,292,520    2,532,698

Gregory S. Stanger......     27,000        2,204,125    87,900        77,300     7,067,186    4,105,283

--------
(1) Value is calculated on the basis of the difference between the option exercise price and the market price of Microsoft common stock of $90.19 at June 30, 1999. While this number includes all options that Microsoft granted to the Named Executive Officers in fiscal 1999, only those options that were unvested at the time of our initial public offering were replaced by Expedia. See "Certain Relationships and Related Transactions--Our Relationship with Microsoft."

Stock Plans

 Stock Option Plan

   Our 1999 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors and received stockholder approval in October 1999. In addition to the approximately 13.7 million options that we issued in order to replace the cancelled Microsoft options of our employees, we have reserved a total of 4,000,000 shares of common stock for issuance under the Stock Option Plan. As of June 30, 2000, we have issued 1,521,320 options under the Stock Option Plan, including 617,439 options issued in connection with the acquisitions of Travelscape and VacationSpot. The Stock Option Plan provides for the grant to our employees, officers and employee directors of nonstatutory stock options. Non-employee directors are not eligible for option grants under the Stock Option Plan. Messrs. Chase and Maffei are considered to be employee directors and will be eligible to participate in the Stock Option Plan.

   The Stock Option Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). The Administrator determines the terms of options granted under the Stock Option Plan, including the number of shares to be issued upon exercise of the option, exercise price, term and exercisability. The exercise price of any stock option granted to an optionee who owns stock representing more than 10% of the voting power of our outstanding capital stock (a "10%+ Stockholder") must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of all stock options other than to 10%+ Stockholders may be less than, equal to or greater than the fair market value of our common stock on the date of grant. Payment of the exercise price may be made in cash, check, delivery of shares of our common stock, if the Optionee is an officer of Expedia, or other consideration determined by the Administrator. The Administrator determines the term of options. The term of any stock option granted under the Stock Option Plan may not exceed 10 years; provided, however, that the term of an option qualifying under Section 422 of the Code may not exceed five years for 10%+ Stockholders. Options may not be transferred by the optionee other than by will or the laws of descent or distribution or for estate planning purposes. Options granted are exercisable at such times and under such conditions as determined by the Board at the time of the grant or as permissible under the terms of the Stock Option Plan.

   In the event of a change in control as defined in the plan, the Stock Option Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation. In the event that a successor corporation refuses to assume each option or substitute an equivalent option, the Administrator shall provide for the optionee to have the right to exercise the option as to all of the shares covered by the option, including shares as to which the option would not otherwise be exercisable, in which case each option will be exercisable for 15 days from the date of such determination. The Board of Directors has the authority to amend or terminate the Stock Option Plan as long as such action does not affect any outstanding option and provided that stockholder approval shall be required for an amendment to increase the number of shares reserved for the Stock Option Plan. If not terminated earlier, the Stock Option Plan will terminate in ten years.

 Employee Stock Purchase Plan

   Our 1999 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and received stockholder approval in October 1999. A total of 300,000 shares of common stock has been reserved for issuance under the Purchase Plan. As of June 30, 2000, we have not issued any shares of common stock under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, generally will be implemented in a series of twelve separate consecutive six-month offering periods commencing on January 1 and July 1 of each year. The first such offering period commenced on January 1, 2000. The Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board of Directors. Our employees, officers and employee directors, or employees of any majority owned subsidiary designated by the Board of Directors, are eligible to participate if they are employed by us or any such subsidiary for at least 20 hours per week and more than 5 months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to the lower of (a) 85% of the fair market value of our common stock at the beginning of the offering period or (b) 85% of the fair market value of our common stock on the last business day of the offering. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

   The Purchase Plan provides that in the event of a merger of us with or into another corporation or a sale of substantially all of our assets, the Board of Directors may make such adjustments as it may deem appropriate in the number, kind and price of shares available under the Purchase Plan and in the number of shares employees are entitled to purchase. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder and provided that stockholders approval shall be required for an amendment to increase the number of shares subject to the Purchase Plan. If not terminated earlier, the Purchase Plan will automatically terminate December 31, 2005.

 Stock Option Plan for Non-Employee Directors

   The 1999 Stock Option Plan for Non-Employee Directors (the "Directors' Plan") was adopted by the Board of Directors and received stockholder approval in October 1999. A total of 135,000 shares of common stock has been reserved for issuance under the Directors' Plan. As of June 30, 2000, we have issued 45,000 options under the Directors' Plan. The Directors' Plan provides for discretionary grants of nonstatutory stock options to our nonemployee directors. The Directors' Plan will be administered by the Board of Directors or by a committee appointed by the Board of Directors.

   The Directors' Plan provides that the Board of Directors may grant in its discretion an option to any person who is a nonemployee director.

   The Directors' Plan sets a maximum of 10,000 shares for which options may be granted to any one nonemployee director in any year, or, in the case of a newly elected director, a maximum of 15,000 shares in the year in which the director is first elected. Without Board consent, no option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution and each option is exercisable, during the lifetime of the optionee, only by such optionee. The Directors' Plan provides that options shall become exercisable as set by the Board of Directors in its discretion. The exercise price of all stock options granted under the Directors' Plan shall be set by the Board of Directors in its discretion. Options granted under the Directors' Plan have a maximum term of 10 years unless they are terminated early upon death of the holder or his departure from the Board.

   In the event of a change in control, the Board of Directors may amend or terminate the Directors' Plan; provided, however, that stockholder approval is required for any amendment that will increase the total number of shares as to which options may be granted under the Directors' Plan, modify the class of persons eligible to receive options or otherwise as required by law. The Board may not amend the Directors' Plan more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder. If not terminated earlier, the Directors' Plan will have a term of 10 years.

Employment Agreement

   We have entered into an employment agreement with Richard N. Barton, which provides that, if he is terminated by Expedia during his first two years of employment for reasons set forth in the agreement, he will receive the salary and stock option vesting which he would have otherwise received as an Expedia employee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with Microsoft

   In October 1996, Microsoft launched its online travel services through Expedia. On October 1, 1999, Microsoft separated the Expedia assets and contributed them to us in exchange for 33,000,000 shares of common stock or 100% of our outstanding common stock at that date. Currently, Microsoft owns approximately 74.4% of our outstanding common stock. Upon the closing of the recent private placement of additional shares to TCV IV, L.P., TCV IV Strategic Partners, L.P. and Microsoft, which is anticipated to be in August 2000, Microsoft will own approximately 69.9% of our outstanding common stock.

   Microsoft cancelled all of the unvested options of Microsoft employees who chose to join Expedia in connection with our initial public offering in November 1999 and we replaced the canceled options with Expedia options, that had equivalent vesting schedules and in-the-money values and comparable other terms as the canceled Microsoft options.

   Along with contributions of ownership of intellectual property described below, Microsoft contributed to Expedia other assets such as computers and securities of Expedia Canada Corp.

   Microsoft assigned to us a number of contracts having to do with the Expedia business. Many of these have intellectual property components. Generally, where the contract only impacts the Expedia business and no other units of Microsoft, it was assigned to Expedia. To our knowledge, Microsoft has obtained all necessary consents to these assignments where applicable.

   We also entered into a number of other agreements that were necessary to separate the Expedia assets from Microsoft and to facilitate the operation of the Expedia assets after such separation. Each of these agreements are summarized below. Although these agreements were not negotiated on an arm's length basis, we believe that the terms of these agreements, when taken as a whole, are at least as favorable to Expedia as those which would have resulted from arm's length negotiations with parties other than Microsoft. We intend to negotiate any future agreements with Microsoft on the same basis.

 Services Agreement

   On October 1, 1999, we entered into a services agreement with Microsoft whereby Microsoft will provide us with certain administrative and operational services.

   Under the services agreement, Microsoft has continued to provide us with the types of services described above. In return, we pay Microsoft fees based on the total cost of the services. The services agreement is for an initial period ending December 31, 2000 with one-year renewals if the parties agree on fees. The agreement is cancelable by us upon 30 days written notice and by Microsoft upon 180 days written notice. We have begun developing our own resources in some of these areas. For additional services that are no longer needed, adjustments to the services agreement fees must be mutually agreed upon.

 License Agreements

   In a set of license agreements, Microsoft provides us with rights to intellectual property to be used in our business.

   Microsoft assigned to us the trademarks and domain names associated with the name "Expedia." In addition, Microsoft assigned to us copyrights for software relating to online travel services.

   We license the right to use some of Microsoft's retail products and other technology pursuant to our license agreements with Microsoft. We also license the server technology related to the Expedia Maps service. In addition, we have a license to all of Microsoft's patents relating to the operation of our websites. All of the licenses relating to Expedia specific software content and data and patents are royalty-free and perpetual.

   Microsoft holds licenses to various third-party software programs, content and data that are useful in our business. Where the license to Microsoft permits, Microsoft sublicensed these rights to us. We must reimburse Microsoft for any fees due to the licensor for these sublicenses. As part of the licenses granted by Microsoft to us for technology and data related to our Expedia Maps service, we have agreed to provide Microsoft websites with mapping services to the extent the services are requested by Microsoft.

 Tax Allocation Agreement

   Effective October 1, 1999, we entered into a tax allocation agreement with Microsoft Corporation that generally adopts the "percentage of tax liability" method of Regulations section 1.1552-1(a)(2) as its "basic method" and the "percentage" method of Regulations section 1.1502-33(d)(3) as its complementary method.

   Under the "percentage of tax liability" method, a member's allocable share of consolidated tax liability is equal to the tax liability of the group multiplied by a fraction, the numerator of which is the separate return tax liability of such member and the denominator of which is the sum of the separate return tax liability of all the members.

   This basic allocation method is modified by the complementary "percentage" method. Under the percentage method, in the event a loss or credit is generated by a member, such member is compensated at the time the loss or credit is absorbed by the other members of the Microsoft group. In our case, however, 7.5% of the benefit we generate and is absorbed by the other members of the Microsoft group will be retained by Microsoft as a "fee" because we are being paid for tax attributes prior to the time we could have used them to reduce our tax liability.

   Under the terms of this agreement, each party computes its tax liability as if it were a separate corporation. In making this computation, Microsoft is entitled to deduct on its separate tax return a portion of the cost attributable to the Microsoft stock options that we assume. The parties take this deduction into account under the normal tax accounting rules, so the deduction generally occurs on the exercise of the options. The portion of this cost that Microsoft deducts is equal to the excess of the fair market value of the shares to be acquired on exercise of the option on the date we employ the optionee over the exercise price of the assumed option. We determine this amount on the date that we employ each optionee.

   We will be compensated by Microsoft for any Expedia tax losses incurred during the period from October 1, 1999 to March 17, 2000 which are utilized on the Microsoft consolidated return. On March 18, 2000, Microsoft's investment in Expedia fell below 80% ownership. As such, from March 18, 2000 onward, Expedia must file a separate return. Any losses not utilized by Microsoft will be carried forward by Expedia and can be used on our separate return to offset any future taxable income.

 Carriage and Cross Promotion Agreement

   We entered into a five-year carriage and cross promotion agreement with Microsoft under which we receive premium placement on the MSN.com website. The travel channel on the MSN.com website is a customized version of our Expedia.com website that includes both our logo and MSN's logo. This website is the exclusive travel transaction service offered on Microsoft's websites, except in international markets where we do not have a presence. We develop, maintain and host this website. We will also receive premium placement on the Hotmail email service and the WebTV platform.

   The MSN(R) advertising sales team sells and keeps all revenues from the sale of up to 52.0 million banner advertisements during the first year of this agreement and up to 57.2 million banner advertisements during the second year of the agreement. Revenues resulting from these sales are received and retained by Microsoft, in addition to the annual fees which we pay to Microsoft under this agreement. MSN sells all banner advertisements at a price responsive to market conditions.

   Under the agreement, the parties agreed to restrictions regarding the sale of banner advertising on MSN.com and the co-branded travel channel on MSN.com.

   We will pay Microsoft a flat annual fee of $2.0 million in fiscal 2000 and $2.2 million in fiscal 2001. In addition, we will pay incentive fees to the extent that the number of completed airline transactions from the MSN.com website exceeds our forecasts. The fees and terms of sale of banner advertisements will depend on agreement between the parties for the remaining three years under this agreement.

 Shareholder Agreement

   We entered into a shareholder agreement with Microsoft relating to the transfer and registration of the common stock owned by Microsoft.

   Microsoft has agreed not to dispose of the common stock which it owns for 12 months following our initial public offering in November 1999. Microsoft may, however, submit a written request to us to be relieved from this lock-up period prior to its expiration. Only a majority of our outside directors may grant this request.

   Microsoft and Expedia have agreed that, for a period of one year from the date of our initial public offering, no employee of either company will solicit for the purpose of hiring any employee of the other company. Microsoft also agreed that, for a period of three years following our initial public offering, it will not engage in our business, including acquiring more than 5% of a competing business. The shareholder agreement generally defines our business as any online service for reserving or purchasing travel services, such as airline tickets, hotel rooms, rental cars, cruises and resort vacation packages, accessed with an interactive electronic device enabling the user to view information and respond with additional information.

   Microsoft has the right to require us to do our best to register under the Securities Act all shares of common stock owned by Microsoft. These demand registration rights include the condition that we would not be required to effect more than one demand registration in any 12-month period. Microsoft also has the right to participate, or "piggy-back," in equity offerings initiated by us, subject to reduction of the size of the offering on the advice of the managing underwriter. Microsoft will pay all expenses relating to the demand registration requests under the shareholder agreement, and we will pay all expenses relating to the performance of, or compliance with, "piggy-back" registrations under the shareholder agreement. In either case, however, Microsoft will be responsible for underwriters' discounts and selling commissions with respect to the registrable shares being sold and the fees and expenses of its counsel in connection with this registration.

Our Relationship with Microsoft and Technology Crossover Ventures that will Result from the Private Placement of Shares with TCV IV, L.P., TCV IV Strategic Partners, L.P. and Microsoft in August 2000.

   Upon closing of the private placement of our common stock with TCV IV, L.P., TCV IV Strategic Partners, L.P. (the "TCV Entities") and Microsoft (the "Private Placement"), which is anticipated to be in August 2000, we will have entered into a registration rights agreement whereby we must do our best to register under the Securities Act before February 1, 2001 all shares of common stock received by the TCV Entities and Microsoft in the transaction, including shares issued upon the exercise of warrants issued in the Private Placement. As part of this registration rights agreement, we will also agree to pay all expenses, excluding the fees of Microsoft's or Technology Crossover Ventures' legal counsel, relating to the registration process under this registration rights agreement.

   Jay Hoag is a founding general partner of Technology Crossover Ventures and, as part of the private placement, will become a director of Expedia effective upon the closing of the private placement.

 Conflict of Interest Policies

   We continue to conduct business with Microsoft, which may give rise to conflicts of interest and our Articles of Incorporation contain policies relating to the resolution of these conflicts of interest. These policies regulate and guide our business relationships generally with the following parties:

  .  Microsoft

  .  Microsoft's customers or suppliers

  . other corporations, partnerships or other business entities in which one or more of our directors have a financial interest (a "related entity")

  .  the directors and officers of a related entity

  .  one or more of our officers and directors

   If we enter into a contract or transaction with the above parties, the contract or transaction is not void or voidable solely because:

  . the party with which we entered into the contract or transaction was one of the above parties

  . any of our directors or officers who could be considered a related party were present at or participated in the meeting or their votes were counted at the meeting of our board of directors which authorized the contract or transaction

   Further, if we enter into a contract or transaction with any of the above parties, our Articles of Incorporation generally provide that any related party and any of our directors and officers who could be considered a related party shall have fully satisfied their fiduciary duties to us and our stockholders and have been deemed to have acted in good faith and not for an improper personal benefit as long as any of the following conditions are met:

  . the material facts about the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the contract or transaction is authorized by the affirmative vote of a majority of the directors who are considered disinterested

  . the material facts about the transaction are disclosed or are known to our stockholders entitled to vote on the transaction, and the transaction is approved in good faith by vote of the shareholders of a majority of the then outstanding common stock not owned by Microsoft or a related entity

  . the transaction is completed according to standards which are approved by the affirmative vote of a majority of the disinterested directors or by vote of the stockholders of a majority of our then outstanding common stock not owned by Microsoft or a related entity

  . the transaction is fair to us when it is authorized by our board of directors or our stockholders

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the ownership as of May 31, 2000 of our outstanding common stock as of and as adjusted to reflect the sale of the shares of common stock in this offering for:

  . each person or group that we know owns beneficially 5% or more of our common stock;

  .  each of our directors;

  .  each of our four most highly compensated executive officers; and

  .  all directors and executive officers as a group.

   The term "beneficial ownership" includes shares over which the indicated beneficial owner exercises voting and/or investment power. The rules also deem common stock subject to options or warrants currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or warrants, but they do not deem such stock to be outstanding for purposes of computing the percentage of ownership of any other person. The applicable percentage of ownership for each shareholder is based on 44,489,000 shares of common stock outstanding as of June 30, 2000, together with applicable options for that shareholder. In August 2000, we anticipate completing the private placement of 3,613,551 shares of common stock and warrants to purchase 722,711 shares of common stock. The pro forma as adjusted number of shares and percentage are presented as if the private placement had occurred on June 30, 2000. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names.

                                              Shares Beneficially Owned
                                       ----------------------------------------
                                                                Pro Forma
                                                               as Adjusted
                                          Actual Before       for Closing of
                                            Offering        Private Placement
                                       ------------------- --------------------
                                                  Percent              Percent
                                                   Before               After
      Name of Beneficial Owner           Number   Offering   Number    Offering
      ------------------------         ---------- -------- ---------- ---------
Microsoft Corporation(1).............  33,000,000  74.18%  33,722,710   69.93%
Entities Affiliated with Technology
 Crossover Ventures(2)...............     503,250   1.12    4,116,802    8.45
Richard N. Barton(3).................     515,400   1.15      505,269    1.06
Byron D. Bishop(4)...................     538,261   1.20      538,261    1.11
Erik C. Blachford(5).................      67,113     *        67,113      *
Simon J. Breakwell(6)................      40,074     *        40,074      *
Mark S. Britton......................       4,000     *         4,000      *
Kathleen K. Dellplain................       1,500     *         1,500      *
Seth E. Eisner(7)....................     114,588     *       114,588      *
Gregory S. Stanger(8)................     176,577     *       176,577      *
Gregory B. Maffei(9).................     586,798   1.30      576,798    1.21
Brad Chase(10).......................     164,705     *       164,705      *
Gerald Grinstein.....................       2,605     *         2,605      *
Laurie McDonald Jonsson..............       6,000     *         6,000      *
Richard D. Nanula....................       6,400     *         6,400      *
All directors and officers as a group
 (13 persons)(11)....................   2,224,021   4.77    2,203,890    4.43

--------
 (1) Microsoft's address is One Microsoft Way, Redmond, WA 98052.

 (2) Actual number consists of 3,654 shares held by TCV III (GP), 17,358 shares held by TCV III, L.P., 461,346 shares held by TCV III (Q), L.P., and 20,892 shares held by TCV III Strategic Partners, L.P. (collectively, the "TCV III Funds"). Pro forma number includes 2,903,042 shares to be purchased upon the closing of the Private Placement by TCV IV, L.P. and 108,251 shares to be purchased by TCV IV Strategic Partners, L.P. (the "TCV IV Funds"). The Pro forma numbers also include warrants to purchase an aggregate of 602,259 shares of Common Stock to be issued to the TCV IV Funds upon the closing of the Private Placement. Mr. Hoag, who will be elected as a director of the Company upon the closing of the Private Placement, is a Managing Member of Technology Crossover Management III, L.L.C. and Technology Crossover Management IV L.L.C. which are the General Partners of the TCV III Funds and TCV IV Funds, respectively. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for each of these persons and entities is c/o Technology Crossover Ventures, 575 High Street, Suite 400, Palo Alto, California 94301.

 (3) Includes 503,269 shares that Mr. Barton has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

 (4) Includes 519,011 shares that Mr. Bishop has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

 (5) Includes 62,213 shares that Mr. Blachford has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

 (6) Includes 35,074 shares that Mr. Breakwell has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

 (7) Includes 109,888 shares that Mr. Eisner has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

 (8) Includes 174,577 shares that Mr. Stanger has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

 (9) Includes 576,798 shares that Mr. Maffei has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

(10) Includes 158,705 shares that Mr. Chase has the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

(11) The shares of Expedia common stock held by this group include an aggregate of 2,140,890 shares that these persons have the right to purchase under options that are currently exercisable or will be exercisable within 60 days of the date of this prospectus.

  *   Less than one percent of the outstanding shares of common stock.

                              SELLING SHAREHOLDERS


   The selling shareholders listed in the table are offering shares of common stock as described in the "Plan of Distribution" below. The following table sets forth the number of shares and the percentage of the outstanding shares beneficially owned by each selling shareholder before and after this offering.

                              Shares Beneficially                          Shares Beneficially
                          Owned Prior to the Offering        Number of   Owned After the Offering
                          -------------------------------     Shares     -----------------------------
          Name               Number         Percent(1)     Being Offered   Number        Percent(1)
          ----            --------------- ---------------  ------------- -------------- --------------
Tom A. Alberg...........            9,598              *        9,598                 0             *
Chris Z. Andrews........            1,048              *        1,048                 0             *
Angel Investors LP(4)...            8,555              *        8,555                 0             *
Angel Investors (Q)
 LP(4)..................            6,929              *        6,929                 0             *
Baxstresser Family
 Trust(4)...............            4,568              *        4,568                 0             *
Chris Bednarz(3)........              233              *          233                 0             *
Carol Breitling(3)......            2,208              *        1,167             1,041             *
Fred Breitling(3).......            2,208              *        1,167             1,041             *
Fred & Carol
 Breitling(3)...........            1,048              *        1,048                 0             *
Mike Breitling(3).......            1,167              *        1,167                 0             *
Tom Breitling...........          838,738            1.9%      50,000           788,738           1.8%
Lisa Brummel(4).........           13,764              *       13,764                 0             *
Cedar Grove Investments
 LLC(4).................           52,691              *       52,691                 0             *
Louis Cohen(3)..........            2,098              *        2,098                 0             *
Laurent
 Coppieters(4)(6).......           26,293              *       26,293                 0             *
Creafund SCRL...........           85,040              *       85,040                 0             *
Alfred L. Davis.........              524              *          524                 0             *
William W. Ericson(4)...            2,276              *        2,276                 0             *
Ed Geifer(3)............              441              *          233               208             *
Gibbons Living
 Trust(3)...............            3,504              *        3,504                 0             *
The Gorman Trust(3).....            3,504              *        3,504                 0             *
Paul Goodrich...........            6,169              *        6,169                 0             *
Greg Gottsman...........            2,742              *        2,742                 0             *
Gerald Grinstein(5).....            6,169              *        6,169                 0             *
David Hehman(4)(7)......           34,169              *       34,169                 0             *
Raymond & Catherine
 Hehman(4)..............            2,065              *        2,065                 0             *
The Homansky Trust(3)...            2,098              *        2,098                 0             *
Hunza Ventures S.A.(4)..           89,527              *       89,527                 0             *
Gregory Hutchins(3).....              875              *          875                 0             *
ICV Invest S.C.S. (4)...           28,420              *       28,420                 0             *
Peter
 Ingelbrecht(4)(8)......            4,593              *        4,593                 0             *
Paul Jennings/Public
 Comm. Service..........           14,018              *       14,018                 0             *
Adam & Efthia
 Koutelis(3)............            1,048              *        1,048                 0             *
Steven Krause(3)........            3,112              *        3,112                 0             *
Carol Lorenger(4).......            1,459              *          774               685             *
Madrona Managing
 Director Fund, LLC(4)..           16,139              *       16,139                 0             *
Madrona Venture Fund I-
 B, LP(4)...............            8,541              *        8,541                 0             *
Madrona Venture Fund I-
 A, LP(4)...............          110,811              *      110,811                 0             *
Jeff Marquis(3).........           81,690              *       81,690                 0             *
Andrew Quartner(3)......            8,761              *        8,761                 0             *
Terry Raab(3)...........            1,752              *        1,752                 0             *
Robert Ratliffe(4)......            3,441              *        3,441                 0             *
Redstone Capital(3).....           17,523              *       17,523                 0             *
John W. Robertson(4)....              339              *          339                 0             *
Erick Rodriguez(3)......           11,670              *       11,670                 0             *
William Ruckelshaus.....            6,169              *        6,169                 0             *
Sporting Ventures,
 LLC(4)(9)..............            7,742              *        7,742                 0             *
Robert Stone(3).........            1,048              *        1,048                 0             *
Christine Swenden(4)....           21,808              *       21,808                 0             *
David Talla(3)..........            8,761              *        8,761                 0             *
Martin & Colleen Taucher
 JT TEN(4)..............           16,517              *       16,517                 0             *
Gary Teplis/VII
 Investors, LLC.........            1,048              *        1,048                 0             *
Daniel Terheggen(3).....            5,257              *        5,257                 0             *
Curtis Thompson(4)......              387              *          387                 0             *
Rick Thompson(4)........           34,411              *       34,411                 0             *
Chris E. Toby(4)........           51,328              *        6,882            44,446             *
Larry Trout(4)..........            3,650              *        1,936             1,714             *
Alan Whittern(4)........            6,972              *        3,484             3,488             *
Steve & Sandra Young JT
 TEN(4).................            8,818              *        8,818                 0             *
Cathy Ziegler(4)........           10,290              *        5,458             4,832             *
Mary Zimmer/DRW
 Investors, LLC.........            9,678              *        9,678                 0             *

--------

(1)  Based on 44,489,000 shares outstanding as of June 30, 2000.

(2) The ownership percentages are calculated based on the assumption that all shares issuable to the Selling Shareholder upon the exercise of options or warrants by such shareholder (but only such shareholder) have been issued.

(3) The shares being offered for sale consist of shares of common stock issued to such shareholder in conjunction with the March 2000 acquisition by Expedia of Travelscape.

(4) The shares being offered for sale consist of shares of common stock issued to such shareholder in conjunction with the March 2000 acquisition by Expedia of VacationSpot.

(5)  Director, Expedia, Inc.

(6) Consulting agreement with VacationSpot.com, Inc.; Service agreement with VacationSpot S.A.

(7)  Corporate Development, Expedia, Inc.

(8)  General Manager, VacationSpot S.A. (Belgium).

(9)  Fund Manager is David Hehman, Corporate Development, Expedia, Inc.

 *   Less than one percent of the outstanding shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 120,000,000 shares of common stock, $0.01 par value and 10,000,000 shares of preferred stock, $0.01 par value.

Common Stock

   Holders of our common stock have no cumulative voting rights and no preemptive or conversion rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully-paid and non-assessable. Taking into consideration preferences that may be applicable to any then-outstanding preferred stock, holders of common stock will be entitled to receive ratably any dividends that may be declared by our Board of Directors out of funds legally available for these dividends. In the event of a liquidation, dissolution or winding up of Expedia, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference to any then-outstanding holders of preferred stock.

   There are 44,489,000 shares of common stock outstanding as of June 30, 2000.

Preferred Stock

   Our Articles of Incorporation authorize us to issue preferred stock in one or more classes or series or upon authorization by our Board of Directors. Our Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each class or series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of our common stock and could make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of our common stock.

   We currently have no plans to issue any preferred stock.

Business Combination Statute

   The Washington Business Act, Section 23B.19 of the Revised Code of Washington, prohibits a "target corporation," with some exceptions, from engaging in "significant business transactions," such as a merger or sale of assets with an "acquiring person" who acquires more than 10% of the voting securities of the target corporation for a period of five years after the acquisition of the voting securities, unless the transaction is approved by the majority of the members of the target corporation's board of directors prior to the date of the transaction, or unless the aggregate amount of the cash and the market value of non-cash consideration received by holders of outstanding shares of any class or series of stock of the target corporation is equal to specified minimum amounts.

Warrants and Other Rights

   In August 2000, we anticipate completing the $60 million private placement of 3,613,551 shares of common stock and warrants to purchase 722,711 shares of common stock with an exercise price of $16.60 per share.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

Listing

   Our common stock is traded on the Nasdaq National Market under the trading symbol "EXPE."

                              PLAN OF DISTRIBUTION

   This prospectus relates to a total of 900,000 shares of common stock currently outstanding and held by the selling shareholders. These shares may be sold from time to time between August 1, 2000 and August 13, 2000 by the selling shareholders. As used in this prospectus, "selling shareholders" include transferees, donees, pledgees, legatees, heirs or legal representatives authorized to sell shares received from the named selling shareholder after the date of this prospectus.

   The selling stockholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. At the time a particular offering of common stock is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling stockholders, and the terms of the offering, including the name of names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling stockholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

   Sales of the common stock offered hereby may be effected by or for the account of the selling stockholders from time to time in transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. The selling stockholders may effect these transactions by selling the common stock offered hereby directly to purchasers, through broker-dealers acting as agents for the selling stockholders, or to broker-dealers that may purchase such shares as principals and thereafter sell the shares from time to time in transactions, which may include block transactions, in the over-the-counter market, in negotiated transactions, through a combination of such methods of sales or otherwise. In effecting sales, broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the common stock offered hereby for whom such broker-dealers may act as agents or to whom they may sell as principals, or both. As to a particular broker-dealer, such compensation might be in excess of customary commissions.

   The selling stockholders may resell the shares of common stock being registered for resale hereby

  .  in transactions that are exempt from registration under the Securities
     Act, or

  . as long as the registration statement there is a qualification in effect under, or an available exemption from, any applicable state securities law with respect to the resale of such shares.

   There is no assurance that any selling shareholder will sell any common stock offered hereby, and any selling shareholder may transfer, devise or gift the common stock by other means not described in this prospectus. For example, in addition to selling pursuant to the registration statements of which this prospectus is a part or to which it relates, the selling stockholders also may sell under Rule 144.

   The selling stockholders and any broker-dealers, agents, or underwriters that participate with the selling stockholders in the distribution of common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the common stock offered hereby and purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. We will not pay any compensation to any NASD member in connection with this offering. Brokerage commissions, if any, attributable to the sale of the shares of common stock offered hereby will be borne by the selling stockholders.

   We will not receive any proceeds from the sale of any shares of common stock by the selling stockholders. We have agreed to bear all expenses, other than selling commissions, in connection with the registration and sale of the common stock being offered by the selling stockholders. We have agreed to indemnify certain of the selling stockholders against certain liabilities under the Securities Act. Each selling shareholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

   To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualifications requirement is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to the common stock. Without limiting the foregoing, each selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any of the common stock offered by the selling stockholders pursuant to this prospectus, which may affect the marketability of the common stock offered hereby.

   The selling stockholders also may pledge the shares of common stock being registered for resale hereby to NASD broker/dealers pursuant to the margin provisions of each selling shareholder's customer agreements with such pledgees. Upon default by a selling shareholder, the pledgee may offer and sell shares of common stock from time to time as described above.

                          VALIDITY OF THE COMMON STOCK

   The validity of the common stock offered hereby will be passed upon for us by our counsel, Preston Gates & Ellis LLP, Seattle, Washington.

                                    EXPERTS

   The financial statements of Expedia as of June 30, 1999 and 1998 and for the three-year period ended June 30, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of VacationSpot.com, Inc. as of June 30, 1999 and 1998 and for the year ended June 30, 1999 and the period from December 2, 1997 (inception) through June 30, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The combined and consolidated financial statements of Las Vegas Reservation Systems, Inc., Travelscape.com, Inc. (a Nevada Corporation), Professional Travel Services, Inc. and Travelscape.com, Inc. (a Delaware corporation) as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Expedia and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. Statements made in this prospectus concerning the content of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

   You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission without charge at a website maintained by the Securities and Exchange Commission at www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

Expedia, Inc.
Independent Auditors' Report...............................................  F-2
Statements of Operations...................................................  F-3
Balance Sheets.............................................................  F-4
Statements of Changes in Stockholders' Equity (Owner's Net Deficit)........  F-5
Statements of Cash Flows...................................................  F-6
Notes to Financial Statements..............................................  F-7

Travelscape.com, Inc.
Report of Independent Auditors............................................. F-19
Combined and Consolidated Balance Sheets................................... F-20
Combined and Consolidated Statements of Operations......................... F-21
Combined and Consolidated Statements of Stockholders' Deficiency........... F-22
Combined and Consolidated Statements of Cash Flows......................... F-23
Notes to Combined and Consolidated Financial Statements.................... F-24

VacationSpot.com, Inc.
Independent Auditors' Report............................................... F-34
Balance Sheets............................................................. F-35
Statements of Operations................................................... F-36
Statements of Stockholders' Equity......................................... F-37
Statements of Cash Flows................................................... F-38
Notes to Financial Statements.............................................. F-39

VacationSpot.com, Inc.
Condensed Consolidated Balance Sheets...................................... F-46
Condensed Consolidated Statements of Operations............................ F-47
Condensed Consolidated Statements of Stockholders' Equity.................. F-48
Condensed Consolidated Statements of Cash Flows............................ F-49
Notes to Condensed Consolidated Financial Statements....................... F-50

Expedia, Inc.
Unaudited Pro Forma Consolidated Statements of Operations.................. F-51
Notes to Unaudited Pro forma Consolidated Statements of Operations......... F-52

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Microsoft Corporation
Redmond, Washington

   We have audited the accompanying balance sheets of Expedia, an operating unit of Microsoft Corporation, as of June 30, 1999 and 1998, and the related statements of operations, stockholders' equity (owner's net deficit), and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of Expedia's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of Expedia as of June 30, 1999 and 1998, and the results of its operations and its cash flows for the three-year period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States of America.

   The accompanying financial statements have been prepared from the records maintained by Microsoft Corporation and may not necessarily be indicative of the conditions that would have existed or the results of operations if Expedia had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from and applicable to Microsoft Corporation as a whole.

                                          /s/ Deloitte & Touche LLP

Seattle, Washington
October 26, 1999
(July 6, 2000 as to Note 7)

                                    EXPEDIA

                            STATEMENTS OF OPERATIONS

                                                            Nine months ended
                                 Years ended June 30,           March 31,
                              ----------------------------  ------------------
                                1997      1998      1999      1999      2000
                              --------  --------  --------  --------  --------
                                                               (unaudited)
                                (in thousands, except per share amounts)
Net revenues................. $  2,742  $ 13,827  $ 38,699  $ 25,127  $ 64,956
Cost of revenues.............    3,279     9,692    15,950    11,292    32,896
                              --------  --------  --------  --------  --------
Gross profit (loss)..........     (537)    4,135    22,749    13,835    32,060
Operating expenses:
  Product development........   16,211    18,506    21,180    15,314    14,610
  Sales and marketing........    8,820    10,823    14,888     7,695    38,672
  General and
   administrative............    3,353     4,284     6,283     4,189     6,892
  Amortization of goodwill
   and intangibles...........      --        --        --        --      2,332
  Recognition of stock-based
   compensation..............      --        --        --        --     46,911
                              --------  --------  --------  --------  --------
Total operating expenses.....   28,384    33,613    42,351    27,198   109,417
                              --------  --------  --------  --------  --------
Loss from operations.........  (28,921)  (29,478)  (19,602)  (13,363)  (77,357)
Interest income, net.........      --        --        --        --      1,457
                              --------  --------  --------  --------  --------
Loss before provision for
 income taxes................  (28,921)  (29,478)  (19,602)  (13,363)  (75,900)
Provision for income taxes...      --        --        --        --        --
                              --------  --------  --------  --------  --------
Net loss..................... $(28,921) $(29,478) $(19,602) $(13,363) $(75,900)
                              ========  ========  ========  ========  ========
Pro forma basic and diluted
 net loss per common share...                     $  (0.59)           $  (2.09)
                                                  ========            ========
Weighted average shares used
 to compute pro forma basic
 and diluted net loss per
 common share................                       33,000              36,335
                                                  ========            ========



                             See accompanying notes

                                    EXPEDIA

                                 BALANCE SHEETS

                                                    June 30
                                               ------------------   March 31,
                                                 1998      1999       2000
                                               --------  --------  -----------
                                                (in thousands)     (unaudited)
ASSETS
------


Current assets:
  Cash and cash equivalents................... $    --   $    --    $ 72,825
  Accounts receivable.........................    7,059     4,970     14,661
  Due from Microsoft..........................      --        --         390
  Prepaid expenses and other current assets...      360       --       4,541
                                               --------  --------   --------
    Total current assets......................    7,419     4,970     92,417
Property and equipment, net...................      514       386      7,155
Investments and deposits......................      400       400      7,040
Intangible assets, net........................      --        --      99,482
Goodwill, net.................................      --        --      95,088
                                               --------  --------   --------
    Total assets.............................. $  8,333  $  5,756   $301,182
                                               ========  ========   ========


LIABILITIES
-----------


Current liabilities:
  Accounts payable............................ $    462  $  1,216   $ 22,041
  Accrued expenses............................      --        --      14,230
  Current portion of notes payables...........      --        --          35
  Current portion of capital lease
   obligations................................      --        --         285
  Current portion of unearned revenue.........    2,143     2,364     24,210
                                               --------  --------   --------
    Total current liabilities.................    2,605     3,580     60,801
Notes payables, net of current portion........                         1,393
Capital lease obligations, net of current
 portion......................................                           297
Unearned revenue, net of current portion......    5,820     3,851      3,336
                                               --------  --------   --------
    Total liabilities.........................    8,425     7,431     65,827
                                               --------  --------   --------
Commitments and contingencies (Note 6)


STOCKHOLDERS' EQUITY (OWNER'S NET DEFICIT)
------------------------------------------

Net contribution from Microsoft...............   67,070    85,089        --
Common stock, $.01 par value, 120,000,000
 shares authorized, 44,331,000 issued and
 outstanding as of March 31, 2000.............      --        --         443
Preferred stock, $.01 par value, 10,000,000
 shares authorized, none outstanding as of
 March 31, 2000...............................      --        --         --
Additional paid-in-capital....................      --        --     369,392
Unearned stock-based compensation.............      --        --     (63,592)
Accumulated deficit...........................  (67,162)  (86,764)       --
Retained deficit..............................      --        --     (70,950)
Accumulated other comprehensive income:
  Cumulative currency translation adjustment..      --        --          62
                                               --------  --------   --------
    Total stockholders' equity (owner's net
     deficit).................................      (92)   (1,675)   235,355
                                               --------  --------   --------
    Total liabilities and stockholder's equity
     (owner's net deficit).................... $  8,333  $  5,756   $301,182
                                               ========  ========   ========

                             See accompanying notes

                                    EXPEDIA

      STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (OWNER'S NET DEFICIT)

                              Net
                          Contribution             Common Stock  Additional   Unearned              Currency
                              from     Accumulated -------------  Paid-in   Stock-based  Retained  Translation
                           Microsoft     Deficit   Shares Amount  Capital   Compensation Deficit   Adjustment   Total
                          ------------ ----------- ------ ------ ---------- ------------ --------  ----------- --------
Balance, July 1, 1996...    $  9,364     $(8,763)                                                              $    601
Net loss................         --      (28,921)                                                               (28,921)
Net contribution from
owner...................      27,599         --                                                                  27,599
                            --------     -------   ------  ----   --------   ---------   --------      ---     --------
Balance, June 30, 1997..      36,963     (37,684)                                                                  (721)
Net loss................         --      (29,478)                                                               (29,478)
Net contribution from
owner...................      30,107         --                                                                  30,107
                            --------     -------   ------  ----   --------   ---------   --------      ---     --------
Balance, June 30, 1998..      67,070     (67,162)                                                                   (92)
Net loss................         --      (19,602)                                                               (19,602)
Net contribution from
owner...................      18,019         --                                                                  18,019
                            --------     -------   ------  ----   --------   ---------   --------      ---     --------
Balance, June 30, 1999..      85,089     (86,764)                                                                (1,675)
Net contribution from
Microsoft (unaudited)...       6,252         --       --    --         --          --         --        --        6,252
Conversion of
Microsoft's net
investment and
additional contributed
assets to common stock
and paid-in capital
(unaudited).............     (91,341)     91,714   33,000  $330   $  3,376         --         --        --        4,079
Proceeds from issuance
of common stock, net of
issuance costs of $7,074
(unaudited).............         --          --     5,980    60     76,586         --         --        --       76,646
Capitalization of
unearned stock-based
compensation
(unaudited).............         --          --       --    --     111,630   $(111,630)       --        --          --
Proceeds from exercise
of options (unaudited)..         --          --       418     4        983         --         --        --          987
Recognition of stock-
based compensation
(unaudited).............         --          --       --    --         --       46,911        --        --       46,911
Net loss (unaudited)....         --       (4,950)     --    --         --          --     (70,950)      --      (75,900)
Acquisition of
Travelscape, including
paid acquisition costs
(unaudited).............         --          --     2,654    26     96,305         --         --        --       96,331
Acquisition of
VacationSpot
(unaudited).............         --          --     2,279    23     81,639         --         --        --       81,662
Forfeiture of stock-
based compensation
(unaudited).............         --          --       --    --      (1,127)      1,127        --        --          --
Other comprehensive
income:
  Currency translation
  adjustment
  (unaudited)...........         --          --       --    --         --          --         --       $62           62
                            --------     -------   ------  ----   --------   ---------   --------      ---     --------
Balance, March 31, 2000
(unaudited).............    $    --      $   --    44,331  $443   $369,392   $ (63,592)  $(70,950)     $62     $235,355
                            ========     =======   ======  ====   ========   =========   ========      ===     ========

                             See accompanying notes

                                    EXPEDIA

                            STATEMENTS OF CASH FLOWS

                                                             Nine months ended
                                  Years ended June 30,           March 31,
                               ----------------------------  ------------------
                                 1997      1998      1999      1999      2000
                               --------  --------  --------  --------  --------
                                     (in thousands)             (unaudited)
Operating activities:
  Net loss...................  $(28,921) $(29,478) $(19,602) $(13,363) $(75,900)
  Adjustments to reconcile
   net loss to net cash used
   by operating activities:
    Depreciation.............       487       750       778       669     1,246
    Recognition of stock-
     based compensation......       --        --        --        --     46,911
    Amortization of goodwill
     and intangibles.........       --        --        --        --      2,332
  Cash provided (used) by
   changes in operating
   assets and liabilities,
   net of effects of
   purchases of
   Travelscape.com and
   VacationSpot.com:
    Accounts receivable
     (increase) decrease.....    (1,012)   (6,047)    2,089     1,349    (8,262)
    Due from Microsoft
     increase................                           --        --       (390)
    Prepaid expenses and
     other current assets
     (increase) decrease.....       --       (360)      360       360    (2,662)
    Accounts payable and
     accrued expenses
     increase................        17       445       754       433    19,659
    Unearned revenue increase
     (decrease)..............     2,349     5,214    (1,748)   (1,550)     (987)
                               --------  --------  --------  --------  --------
    Net cash used by
     operating activities....   (27,080)  (29,476)  (17,369)  (12,102)  (18,053)
                               --------  --------  --------  --------  --------
Investing activities:
  Additions to property and
   equipment.................      (519)     (631)     (650)     (586)   (4,319)
  Cash acquired from
   acquisition of
   Travelscape.com, net of
    acquisition costs........       --        --        --        --     11,137
  Cash acquired from
   acquisition of
   VacationSpot.com, net of
   acquisition costs.........       --        --        --        --      7,200
  Funding of long-term
   deposits..................       --        --        --        --     (4,137)
                               --------  --------  --------  --------  --------
    Net cash provided/(used)
     by investing
     activities..............      (519)     (631)     (650)     (586)    9,881
                               --------  --------  --------  --------  --------
Financing activities:
  Repayment of notes
   payable...................       --        --        --        --     (7,021)
  Repayment of capital lease
   obligations...............       --        --        --        --         (8)
  Net proceeds from issuance
   of stock..................       --        --        --        --     76,646
  Net proceeds from exercise
   of options................       --        --        --        --        987
  Net contribution from
   Microsoft.................    27,599    30,107    18,019    12,688    10,331
                               --------  --------  --------  --------  --------
    Net cash provided by
     financing activities....    27,599    30,107    18,019    12,688    80,935
                               --------  --------  --------  --------  --------
Effect of foreign exchange
 rates changes on cash and
 cash equivalents............       --        --        --        --         62
                               --------  --------  --------  --------  --------
Net increase in cash and cash
 equivalents.................       --        --        --        --     72,825
Cash and cash equivalents at
 beginning of period.........       --        --        --        --        --
                               --------  --------  --------  --------  --------
Cash and cash equivalents at
 end of period...............  $    --   $    --   $    --   $    --   $ 72,825
                               ========  ========  ========  ========  ========
Supplemental disclosures to
 cash flow statements:
  Cash paid for interest.....  $    --   $    --   $    --   $    --   $     70
  Unearned stock-based
   compensation..............       --        --        --        --    110,503
  Acquisition of
   Travelscape.com...........       --        --        --        --     95,566
  Acquisition of
   VacationSpot.com..........       --        --        --        --     81,662
  Equity investment received
   for advertising services         --        400       --        --        --

                             See accompanying notes

                                    EXPEDIA

                         NOTES TO FINANCIAL STATEMENTS

Note 1: Description of Business and Summary of Significant Accounting Policies

   Description of business: Expedia (the Company), an operating unit of Microsoft Corporation (Microsoft), provides Internet-based travel-related services to retail consumers and corporate clients. The Company is a provider of branded online travel services for leisure and small business travelers. The Company operates websites, including Expedia.com and international versions of Expedia.com, and licenses components of its technology to provide the platform for travel websites operated by others. The Company derives its revenues from commissions from transactions on its websites, sales of advertisements on its websites and licensing fees. Services provided include the reservation and purchase of airline tickets, hotel rooms, and car rentals as well as vacation planning and destination information. In addition, the Company receives fees for website advertising and for the licensing of components of its technology and editorial content to selected airlines and corporate travel agencies as a platform for their websites. In October 1999, Microsoft contributed the assets, liabilities and operations of the Company to Expedia, Inc.

   On August 23, 1999, the Company was incorporated in the state of Washington. The authorized share capital of the Company is 120,000,000 shares of common stock and 10,000,000 shares of preferred stock.

   Basis of presentation: The financial statements present the results of operations, balance sheets, stockholders' equity (owner's net deficit) and cash flows applicable to the operations of the Company. The financial statements of the Company are derived from the historic books and records of Microsoft.

   The Company does not maintain corporate treasury, legal, tax, purchasing, and other similar corporate support functions. For purposes of preparing the accompanying financial statements, certain Microsoft corporate costs were allocated to the Company using the allocation method described in Note 3.

   Estimates and assumptions: Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

   Cash and cash equivalents: The Company considers all highly liquid instruments purchased with original maturities of 90 days or less to be cash equivalents.

   Property and equipment: Property and equipment is stated at cost. Property and equipment is depreciated using the straight-line method over the estimated useful life of the assets, ranging from one to 37 years.

   Investment: The Company owns an interest of under 20% of the outstanding equity in a related party and accounts for this investment under the cost method.

   Certain risks and concentrations: The Company is potentially subject to a concentration of credit risk from its accounts receivable. The Company maintains allowances for potential credit losses.

   Commissions and related revenues accounted for 80%, 71%, and 69% of total net revenues for fiscal 1997, 1998, and 1999, respectively. The Company relies on unrelated service entities to accumulate, process, and remit these revenues. Discontinuance of these services could result in disruption to the Company's business and accordingly may have a material adverse effect on the Company's results of operations, financial position, and cash flows.

   The Company's business is subject to other risks and uncertainties common to growing technology-based companies, including rapid technology change, growth and commercial acceptance of the Internet, dependence

                                    EXPEDIA
on third-party technology, new service introductions and other activities of competitors, dependence on key personnel, international expansion, and limited operating history.

   Revenue recognition: Transaction revenues consist of commissions and related revenues for air travel, hotel rooms, and car rentals, net of allowances for cancellations. Revenues from air travel are recognized when the reservation is made and secured by a credit card. Commission revenues from hotel and car rental reservations are recognized either on receipt of the commission payment or on notification of entitlement by a third party.

   Additional revenues are derived from sales of advertising on the Company's websites. Revenues from sales under per-transaction agreements are recognized upon display of each individual advertisement. Revenues from sales under flat fee agreements are recognized ratably over the period in which the advertising is displayed, provided that no significant obligations for the Company remain, collection of the resulting receivable is probable and evidence of an arrangement exists.

   Software license revenue recognition policies are in compliance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions. Revenues for significant contracts have been recognized ratably over the license term.

   Product development: Product development costs consist primarily of payroll and related expenses for website and software development and are expensed as incurred.

   Capitalized software costs: Financial accounting standards require the capitalization of certain software product costs after technological feasibility of the software is established. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

   Advertising costs: The Company expenses advertising costs as incurred.

   Income taxes: As of June 30, 1999, the Company was not a separate taxable entity for federal, state, or local income tax purposes and its operations are included in the consolidated Microsoft returns. The Company's tax provision has been prepared in accordance with Statement of Financial Accounting Standards
(SFAS) No. 109, Accounting for Income Taxes on a separate return basis. Accordingly, no tax benefit for the Company's net operating losses has been recognized.

   Deferred taxes result from differences between the financial and tax bases of the Company's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized by the Company.

   Stock-based compensation: The Company accounts for stock-based compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

   Earnings per share: The Company is not a separate legal entity and has no historical capital structure. Therefore, historical earnings per share have not been presented in the financial statements.

                                    EXPEDIA

   Pro-forma net loss per share (unaudited): In October 1999, the net contribution from owner was converted into an aggregate of 33 million shares of $.01 par value common stock.

   Pro forma net loss per share has been computed in accordance with SFAS No. 128, Earnings per Share, and SEC Staff Accounting Bulletin (SAB) No. 98 to reflect the pro forma effect of the Company's capitalization. Under the provisions of SFAS No. 128 and SAB No. 98, basic pro forma net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding, using the pro forma effect of the conversion of the net contribution from owner as if the shares issued to capitalize the Company were outstanding over the entire period for which the pro forma net loss per share has been computed. Common equivalent shares related to stock options are excluded from the calculation as their effect is antidilutive. Accordingly, basic and diluted loss per share are equivalent.

   Pro forma basic and diluted net loss per share is as follows (in thousands, except per share amount):

                                                  Year ended   Nine months ended
                                                 June 30, 1999  March 31, 2000
                                                 ------------- -----------------
                                                                  (unaudited)
   Net loss.....................................   $(19,602)       $(75,900)
   Weighted average shares used to compute pro
    forma basic and diluted net loss per common
    share.......................................     33,000          36,335
                                                   --------        --------
     Pro forma basic and diluted net loss per
      common share..............................   $  (0.59)       $  (2.09)
                                                   ========        ========

   Segment information: The Company has organized and managed its operations in a single operating segment providing travel-related services, advertising, and licenses for related software products. Revenues from customers outside of the United States were less than 10% of net revenues for all periods presented in the accompanying statements of operations.

   Unaudited interim financial information: The interim financial information as of March 31, 2000, and for the nine-month periods ended March 31, 1999, and 2000 are unaudited. The unaudited information, in management's opinion was prepared by the Company in a manner consistent with the audited financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission and reflect all adjustments that are of a normal recurring nature and that are necessary to present fairly the results for the periods presented. The results of operations for the nine-month period ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year.

   Both Travelscape.com and VacationSpot.com were acquired on March 17, 2000. The financial statements include their results from March 18, 2000 through period-end. Significant intercompany transactions and balances have been eliminated.

   Recent accounting pronouncements: In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 will be effective for the Company's fiscal year ending June 30, 2000. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company will begin capitalizing these costs in the fiscal year ending June 30, 2000.

   In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 will be effective for the Company's fiscal year ending June 30, 2000. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. Subsequent to June 30, 1999, the Company was incorporated and related organization costs will be expensed as incurred.

                                    EXPEDIA

Note 2: Property and Equipment, net

   A summary of property and equipment is as follows (in thousands):

                                                     June 30,
                                                  ----------------   March 31,
                                                   1998     1999       2000
                                                  -------  -------  -----------
                                                                    (unaudited)
   Land.......................................... $   --   $   --     $  416
   Building......................................     --       --      1,285
   Furniture and equipment.......................     --       --        857
   Computer equipment............................   1,771    3,045     3,072
   Leasehold improvements........................     --       --      2,511
                                                  -------  -------    ------
                                                    1,771    3,045     8,141
   Accumulated depreciation and amortization.....  (1,257)  (2,659)     (986)
                                                  -------  -------    ------
     Property and equipment, net................. $   514  $   386    $7,155
                                                  =======  =======    ======

   Fully depreciated computer equipment of $624,000 was transferred into the Company from Microsoft in the year ended June 30, 1999.

Note 3: Related Party Transactions

   Equity investment in related party: In March 1998, the Company received an equity interest in VacationSpot.com, Inc. in exchange for a link on the Company's website to the VacationSpot.com, Inc.'s website to be provided over a two-year period. An executive officer of the Company is a member of the Board of Directors of VacationSpot.com, Inc. The fair value of the advertising services provided to the investee was estimated at $400,000.

   Allocated costs: As discussed in Note 1, the financial statements of the Company reflect certain allocated corporate support costs from Microsoft. Such allocations and charges are based on a percentage of total corporate costs for the services provided, based on factors such as headcount, revenue, gross asset value, or the specific level of activity directly related to such costs.

   Management believes that the allocation methods used are reasonable and reflective of the Company's proportionate share of such expenses and are not materially different from those that would have been incurred on a stand alone basis.

   The following summarizes the corporate costs allocated to the Company (in thousands):

                                     Years ended June 30,      Three months
                                    ----------------------- ended September 30,
                                     1997    1998    1999          1999
                                    ------- ------- ------- -------------------
                                                                (unaudited)
   Cost of revenues................ $ 1,754 $ 2,912 $ 2,147       $  924
   Product development.............   8,367   4,250   6,727          557
   Sales and marketing.............   1,591   1,622     998        1,497
   General and administrative......   2,921   3,633   5,754        2,086
                                    ------- ------- -------       ------
                                    $14,633 $12,417 $15,626       $5,064
                                    ======= ======= =======       ======

   Subsequent to June 30, 1999, the Company entered into a services agreement with Microsoft under which it will pay Microsoft directly for many of the services that Microsoft formerly provided on an allocated basis. See Note 6.

                                    EXPEDIA

   The following summarizes the amounts under the services agreement (in thousands):

                                                               Nine months ended
                                                                March 31, 2000
                                                               -----------------
                                                                  (unaudited)
     Net revenues.............................................      $   88
     Cost of revenues.........................................       1,617
     Product development......................................       1,451
     Sales and marketing......................................         900
     General and administrative...............................       1,165
                                                                    ------
                                                                    $5,045
                                                                    ======

Note 4: Income Taxes

   No provision for income taxes has been recorded because the Company has incurred net losses since inception and the Company has received no benefit for such losses from the consolidated Microsoft group. The Company has gross deferred tax assets related primarily to unearned revenue that is currently income for tax purposes. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded.

   Deferred tax assets at June 30 are comprised of the following (in thousands):

                                                                1998     1999
                                                               -------  -------
   Unearned revenue........................................... $ 2,752  $ 2,105
   Other......................................................       7       35
                                                               -------  -------
   Gross deferred tax assets..................................   2,759    2,140
                                                               -------  -------
   Deferred tax asset valuation allowance.....................  (2,759)  (2,140)
                                                               -------  -------
                                                               $   --   $   --
                                                               =======  =======

   The Company has entered into a tax allocation agreement with Microsoft. The agreement would not allow Expedia, Inc. to utilize tax net operating losses previously generated by Expedia as an operating unit of Microsoft. Under the agreement, the Company will calculate its own tax liability as if it had filed a separate tax return. Generally, if the Company contributes a tax benefit which reduces Microsoft's consolidated tax liability, Microsoft will compensate the Company in an amount equal to 92.5% of the benefit. Microsoft will be entitled to deduct on its separate tax return a portion of the cost attributable to the Microsoft stock options that the Company assumes. The parties will take this deduction into account under the normal tax accounting rules, so the deduction will generally occur on the exercise of the options. The portion of this cost that Microsoft will deduct is equal to the excess of the fair market value of the shares to be acquired on exercise of the option on the date the Company employs the optionee over the exercise price of the assumed option. The Company will determine this amount on the date that an optionee is employed.

Note 5: Employee Benefit Plans

   Employees of the Company participate in stock-based compensation and savings plans that are administered through Microsoft and involve options to acquire Microsoft stock. Accordingly, option and expense information presented herein represents the Company's portion of the overall plans.

   Employee stock purchase plan: Microsoft has an employee stock purchase plan for all eligible employees. Under the plan, shares of Microsoft's common stock may be purchased at six-month intervals at 85% of the

                                    EXPEDIA
lower of the fair market value on the first or the last day of each six-month period. Employees may purchase shares having a value not exceeding 10% of their gross compensation during an offering period. During 1997, 1998, and 1999, employees of the Company purchased 43,600, 29,700, and 18,900 shares, respectively, at average prices of $14.91, $27.21, and $52.59 per share.

   401(k) savings plan: Microsoft has a savings plan which qualifies under 401(k) of the Internal Revenue Code. Participating employees may defer up to 15% of pretax salary, but not more than statutory limits. Microsoft contributes 50 cents for each dollar a participant contributes, with a maximum contribution of 3% of a participant's earnings. Matching contributions for employees of the Company were $126,000, $279,000, and $351,000 in 1997, 1998, and 1999,
respectively.

   Stock option plans: Microsoft stock option plans for directors, officers, and employees provide for nonqualified and incentive stock options. Options granted prior to 1995 generally vest over four and one-half years and expire ten years from the date of the grant. Options granted during and after 1995 generally vest over four and one-half years and expire seven years from the date of the grant, while certain options vest over seven and one-half years and expire after ten years.

   The Company and Microsoft will require all permanent employees who transfer to the Company, subject to specific tax and legal requirements, to participate in a program involving the cancellation of all of their unvested options to purchase Microsoft common stock and the issuance by the Company of new options to acquire the Company's common stock. The new options will have comparable terms, vesting schedules and in-the-money value as the canceled options. This issuance will be treated as a new grant of stock options. As a result, the Company will incur a non-cash charge of approximately $100 to $150 million as the exercise price of the new options will be significantly less than the initial public offering price of the Company's common stock. This non-cash charge will be amortized over the vesting period of the new options, ranging from one month to 54 months.

   Expedia stock plans: In October 1999, the Board of Directors of the Company adopted the following stock plans:

     1999 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 300,000 shares of common stock have been reserved for issuance under the Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code. The first offering period will commence on January 1, 2000.

     1999 Stock Option Plan (the "Stock Option Plan"). In addition to the options issued to replace the cancelled unvested Microsoft options, a total of 4,000,000 shares of common stock has been reserved for issuance under the Stock Option Plan for grants to employees, officers and employee directors of nonstatutory stock options.

     1999 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"). A total of 135,000 shares of common stock has been reserved for issuance under the Directors' Plan, which sets a maximum of 10,000 shares for which options may be granted to any one non-employee director in any year, 15,000 shares in the year in which the director is first elected.

   401(k) savings plan. In October 1999, the Board of Directors of the Company adopted the 401(k) savings plan which qualifies under 401(k) of the Internal Revenue Code. Participating employees may defer up to 15% of pretax salary, but not more than statutory limits. Expedia contributes 50 cents for each dollar a participant contributes, with a maximum contribution of 3% of a participant's earnings.

                                    EXPEDIA

   The following information represents data reflecting outstanding Microsoft employee stock options for Company employees for the three-year period ended June 30, 1999. Upon the initial public offering, Company employees will be able to retain their vested Microsoft stock options. Unvested Microsoft options will be converted to Expedia, Inc. options. The transfer of Microsoft employees into and out of Expedia are presented below as transfers in and out.

                                                        Microsoft options
                                                           outstanding
                                                   -----------------------------
                                                     Number     Weighted average
                                                   outstanding   exercise price
                                                   -----------  ----------------
   Balance, June 30, 1996.........................  3,342,027        $ 4.47
   Granted........................................  1,130,720         14.24
   Transfers in...................................  1,611,600          4.68
   Exercised...................................... (1,131,704)         3.73
   Cancelled and transfers out.................... (1,428,116)         5.25
                                                   ----------
   Balance, June 30, 1997.........................  3,524,527          7.62
   Granted........................................  1,007,096         31.74
   Transfers in...................................  3,661,380          7.30
   Exercised...................................... (1,611,934)         4.50
   Cancelled and transfers out.................... (1,374,234)        10.68
                                                   ----------
   Balance, June 30, 1998.........................  5,206,835         12.22
   Granted........................................    434,554         54.21
   Transfers in...................................    639,800         12.76
   Exercised......................................   (791,887)         6.27
   Cancelled and transfers out....................   (795,180)        16.26
                                                   ----------
   Balance, June 30, 1999.........................  4,694,122         16.50
                                                   ==========

                                    EXPEDIA

                                                                               Microsoft options
                               Microsoft options outstanding at June 30,    exercisable at June 30,
                                                  1999                                1999
                              -------------------------------------------- --------------------------
                                              Weighted    Weighted average                Weighted
                                 Number        average       remaining       Number       average
   Range of exercise prices    outstanding exercise price contractual life outstanding exercise price
   ------------------------   ------------ -------------- ---------------- ----------- --------------
    $ 1.85-$ 5.34..........    1,335,772       $ 3.82        3.0 years      1,335,772      $ 3.82
      5.35- 12.64..........      997,840         9.53        3.7 years        810,331        9.12
     12.65- 29.73..........    1,186,421        14.50        4.8 years        572,144       14.32
     29.74- 47.97..........      826,495        32.24        6.1 years        118,050       31.77
     47.98- 83.28..........      347,594        54.66        6.1 years            --
                               ---------                                    ---------
                               4,694,122                                    2,836,297
                               =========                                    =========

   Fair value disclosures: Under SFAS No. 123, employee stock options are valued at the grant date using the Black-Scholes valuation model and the related compensation cost is recognized ratably over the vesting period. Had compensation cost for the Microsoft's stock option and employee stock purchase plans been determined based on the Black-Scholes value at the grant dates for awards as prescribed by SFAS No. 123, the pro forma net loss for fiscal 1997, fiscal 1998 and fiscal 1999 would have been $30,100,000, $32,800,000, and
$26,900,000, respectively.

                                    EXPEDIA

   The Company calculated the minimum fair value of each option grant at the date of grant using the Black-Scholes pricing model with the following assumptions for the years ended June 30:

                                         1997  1998  1999
                                         ----  ----  ----
            Expected life (years).......   5     5     5
            Risk-free interest rate..... 6.5%  5.7%  4.9%
            Expected volatility.........  30%   32%   32%
            Dividend rate...............   0%    0%    0%

Note 6: Commitments and Contingencies

   The Company has multi-year agreements with certain travel service providers that make available the services accessed through the Company's website. Under these agreements, the Company pays monthly service fees to the service providers based on the volume of activity. In addition, certain communication and capacity fees are paid. The Company expenses these amounts as the services are provided.

   The Company is party to a cooperative advertising agreement with a corporate airline customer that requires the Company to set aside monies received from transactions to be used for joint advertising initiatives. Such commitments amounted to $87,000 and $245,000 in 1998 and 1999, respectively.

   The Company has entered into a services agreement with Microsoft whereby Microsoft will provide the Company with employee, administrative and operational services. Employee services will be provided until the earlier of May 20, 2000 or upon notice by the Company that employee services are no longer required. Administrative and operational services will be provided until December 31, 2000 but the parties may agree to extend the expiration date. Fees will be paid to Microsoft for the services under this agreement on either an estimated or actual cost reimbursement, including any sales and occupancy taxes. Minimum payments are approximately $365,000 per month. In addition, the Company will be obligated to pay additional amounts based on its headcount and usage of services, which would approximate $450,000 per month based on current head count of 150 employees.

   The Company has entered into a five-year carriage and cross promotion agreement with Microsoft under which the Company will receive premium placement on Microsoft's MSN.com website, the Hotmail email service and the WebTV platform. Under the terms of the agreement, Microsoft is able to generate revenues by selling up to 52.0 million banner advertisements on the Company's website during the first year of this agreement and up to 57.2 million banner advertisements during the second year of the agreement. The Company will pay Microsoft a flat annual fee of $2.0 million in fiscal 2000 and $2.2 million in fiscal 2001 as well as incentive fees to the extent that the number of completed airline transactions from the MSN.com website exceeds the Company's forecasts. The fees and terms of sale of banner advertisements will depend on agreement between the parties for the remaining three years under this agreement.

   On October 13, 1999, Priceline.com Incorporated filed a lawsuit against Microsoft and the Company alleging patent infringement and use of unfair and deceptive acts. The lawsuit seeks unspecified damages, including treble and punitive damages, an injunction against further alleged infringement and from continuing to operate the Company's Hotel Price Matcher or any similar service, among other items. Since the lawsuit was recently filed and discovery has not yet commenced, the Company is unable to estimate the likelihood of an adverse result or range of possible loss relating to this matter. However, the Company does not believe this claim has merit and intends to vigorously defend against this lawsuit.

   On October 7, 1999, Reed Elsevier Inc. filed a lawsuit against Microsoft and the Company alleging a material breach of an agreement between Microsoft and Reed Elsevier, Inc. The suit alleges conversion and

                                    EXPEDIA
misappropriation of Reed Elsevier Inc.'s proprietary database, unfair competition, breach of implied covenant of good faith and fair dealing and interference with a business relationship. The suit seeks unspecified damages, including punitive and permanent injunction requiring compliance with the agreement, among other iteMs. Since the lawsuit was recently filed and discovery has not yet commenced, the Company is unable to estimate the likelihood of an adverse result or the range of possible loss relating to this matter. The Company intends to vigorously defend against this lawsuit and does not expect the outcome of this lawsuit to have a material adverse effect on the Company's business.

   The Company is also subject to various legal proceedings and claims that arise in the ordinary course of business. The resolution of such matters will not have a material impact to the financial position, results of operations or cash flows of the Company.

Note 7: Subsequent Events (unaudited)

 Initial public offering of common stock

   On November 10, 1999, the Company completed an initial public offering in which it sold 5,980,000 shares of common stock at a price of $14.00 per share, raising $83.7 million in gross proceeds. After deducting $5.3 million in aggregate underwriters discounts and commissions and $1.8 million in related expenses, net proceeds from this offering totaled $76.6 million.

   Microsoft cancelled all of the unvested options of Microsoft employees who joined Expedia, Inc. prior to its initial public offering. The Company replaced the cancelled options with Expedia, Inc. options that have equivalent vesting schedules and in-the-money values and comparable other terms as the canceled Microsoft options. Vested options of Microsoft employees who joined Expedia, Inc. were not converted to Expedia, Inc. stock and remained vested options in Microsoft stock. The number of Company options that were issued in order to replace each of the cancelled Microsoft options was a function of the offering price of the Company's common stock and the market price of Microsoft common stock on the date of the offering, which resulted in a conversion rate of one Microsoft option to 6.3482 Expedia options. The issuance of these Expedia, Inc. options was treated as a new grant. As a result, the Company recorded a non-cash stock-based compensation charge to stockholders' equity because the exercise price of the new options was significantly less than the initial public offering price of the Company's common stock. The Company is amortizing this unearned stock-based compensation over the vesting periods of the Expedia, Inc. options in accordance with Financial Accounting Standards Board Interpretation No. 28. The unearned stock-based compensation will be fully amortized by December 2004.

                                                   Expedia options outstanding
                                                   -----------------------------
                                                     Number     Weighted average
                                                   outstanding   exercise price
                                                   -----------  ----------------
   Balance, July 1, 1999..........................        --         $  --
   Granted........................................  1,715,037         16.61
   Transfers in................................... 13,668,525          5.83
   Exercised......................................   (466,953)         2.53
   Cancelled......................................   (165,274)         6.41
                                                   ----------        ------
   Balance, March 31, 2000........................ 14,751,335        $ 7.18
                                                   ==========        ======

                                    EXPEDIA

 Commitments and Contingencies

   On December 27, 1999, Expedia, Inc. filed a federal court action for trademark infringement in the Central District of California against Xpedior, Inc., a newly formed subsidiary of Metamor Worldwide. Xpedior filed its answer to the complaint on January 14, 2000. The lawsuit alleges that Xpedior's use of the XPEDIOR trademark constitutes unfair competition, trademark infringement and is likely to dilute the brand strength and awareness of the EXPEDIA mark.

   On December 6, 1999, the five-year lease agreement to rent our office premises had been executed in the name of Microsoft Corporation; however, the Company makes all lease payments directly to the landlord. On February 11, 2000, Microsoft Corporation assigned the lease to Expedia, Inc.

 Acquisitions

   The Company acquired Travelscape.com on March 17, 2000 by issuing approximately 3.0 million shares, stock options and warrants of Expedia, Inc. in exchange for all outstanding shares, stock options and warrants of Travelscape.com. The total value of the shares, stock options and warrants exchanged was approximately $96 million. VacationSpot.com was also acquired on March 17, 2000 by issuing approximately 2.6 million shares and stock options of Expedia, Inc. in exchange for all of the outstanding shares and stock options of VacationSpot.com. The total value of the shares and stock options exchanged was approximately $82 million.

   The Company has accounted for these transactions under the purchase method of accounting in accordance with the APB Opinion No. 16. Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The estimated fair values are preliminary in nature and may not be indicative of the final purchase price allocation, which will be based on an assessment of fair value to be performed by an independent appraiser. Certain intangible assets have been identified and capitalized as part of these transactions. The amortization periods on these intangibles range from two to four years. Both transactions resulted in the recording of goodwill, which will be amortized over five years. All amortization is being done on a straight-line basis. The following table summarizes the purchase accounting for the acquisitions:

                                              Travelscape VacationSpot  Total
                                              ----------- ------------ --------
                                                      ($ in thousands)
   Current and long term assets..............  $ 22,111     $ 9,410    $ 31,521
   Intangibles and goodwill..................   121,718      75,143     196,861
   Liabilities assumed.......................   (45,880)     (1,274)    (47,154)
                                               --------     -------    --------
   Purchase price............................    97,949      83,279     181,228
   Less: acquisition costs...................    (2,383)     (1,617)     (4,000)
                                               --------     -------    --------
   Common stock issued.......................  $ 95,566     $81,662    $177,228
                                               ========     =======    ========

                                    EXPEDIA

   The following table presents the results of operations of Expedia, Inc. on a pro forma basis. These results are based on the individual historical results of Expedia, Inc., Travelscape, and VacationSpot and reflect adjustments to give effect to the acquisitions as if they had occurred at the beginning of the periods presented:

                                                                Pro forma
                                                            Nine Months Ended
                                                                March 31,
                                                            -------------------
                                                              1999      2000
                                                            --------  ---------
                                                             ($ in thousands)
   Net revenues...........................................  $ 44,067  $ 138,384
                                                            --------  ---------
   Gross profit...........................................    16,086     45,245
                                                            --------  ---------
   Operating expenses (excluding stock compensation charge
    and amortization of goodwill and intangibles).........    37,868     93,442
                                                            --------  ---------
   Stock compensation charge and amortization of goodwill
    and intangibles.......................................    46,522     94,574
   Other income/(expense).................................      (839)      (267)
                                                            --------  ---------
   Net loss...............................................  $(69,143) $(143,038)
                                                            ========  =========
   Basic and diluted net loss per common share............            $   (3.59)
                                                                      =========
   Weighted average shares used to compute basic and
    diluted net loss per common share.....................               39,809
                                                                      =========

 Credit Card Transactions

   In March 2000, the Company recorded a one-time charge of $4.1 million related to the usage of fraudulent credit cards on our websites.

 Private placement of common stock and warrants

   In June 2000, the Company announced the pending private placement of warrants to purchase 722,711 shares of common stock and 3,613,551 shares of common stock totaling $60 million, $10 million of which will come from Microsoft. The placement is anticipated to close in August 2000.

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)



                      REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Las Vegas Reservation Systems, Inc.,

 Travelscape.com, Inc. (a Nevada corporation),

 Professional Travel Services, Inc. and

 Travelscape.com, Inc. (a Delaware corporation):

   We have audited the accompanying combined balance sheet of Las Vegas Reservation Systems, Inc., Travelscape.com, Inc. (a Nevada corporation) and Professional Travel Services, Inc. as of December 31, 1998 and the related combined statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1997 and 1998 and the consolidated balance sheet of Travelscape.com Inc. (a Delaware corporation) as of December 31, 1999 and the related statements of operations, stockholders' deficiency and cash flows for the year then ended. The combined and consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the combined and consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the combined financial position of Las Vegas Reservation Systems, Inc., Travelscape.com, Inc. and Professional Travel Services, Inc. as of December 31, 1998 and the results of their operations and their cash flows for the years ended December 31, 1997 and 1998 and the consolidated financial position of Travelscape.com, Inc. as of December 31, 1999 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Las Vegas, Nevada

February 18, 2000

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

          COMBINED (1998) AND CONSOLIDATED (1999) BALANCE SHEETS

                        December 31, 1998 and 1999

                                                        1998          1999
                                                     -----------  ------------
                       ASSETS
                       ------

Current assets:
  Cash and cash equivalents......................... $   265,674  $  4,701,950
  Officer receivable................................         --        234,988
  Prepaid expenses..................................     177,788     1,630,976
  Other current assets..............................         --        177,859
                                                     -----------  ------------
    Total current assets............................     443,462     6,745,773
Property, plant and equipment, net (notes 2, 5 and
 10)................................................   2,647,401     3,453,257
Other assets (note 8)...............................     752,853     2,720,689
Intangible assets, net..............................         --      1,761,356
                                                     -----------  ------------
                                                     $ 3,843,716  $ 14,681,075
                                                     ===========  ============
      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
      ----------------------------------------

Current liabilities:
  Borrowings under lines of credit (note 4)......... $    91,144  $     34,737
  Current portion of notes payable (note 5).........      32,926        37,409
  Current portion of capital lease obligations
   (notes 2 and 10).................................     182,274       293,025
  Accounts payable..................................   2,063,549     7,274,624
  Accrued room payable..............................     660,571     3,813,884
  Accrued expenses..................................     461,072     1,453,927
  Deferred revenue..................................   1,983,472    10,572,246
                                                     -----------  ------------
    Total current liabilities.......................   5,475,008    23,479,852
Notes payable, less current portion (note 5)........   1,399,524     7,901,176
Capital lease obligations, less current portion
 (notes 2 and 10)...................................     528,815       358,122
Related party loan (note 3).........................      46,684           --
                                                     -----------  ------------
    Total liabilities...............................   7,450,031    31,739,150
                                                     -----------  ------------
Stockholders' deficiency (note 6):
  Common stock, $.01 par value. Authorized
   50,000,000 shares; issued and outstanding
   15,042,500 shares................................         --        150,425
  Common stock, no par value. Authorized 2,500
   shares; issued and outstanding 200 shares........         --            --
  Common stock, $.001 par value. Authorized
   25,000,000 shares; issued and outstanding
   5,000,000 shares.................................       5,000           --
  Common stock, no par value. Authorized 2,500
   shares; issued and outstanding 1,000 shares......      40,000           --
  Preferred stock, $.01 par value. Authorized
   1,272,569 shares; issued and outstanding
   1,272,569 shares.................................         --      5,611,604
  Additional paid-in capital........................   2,623,305     8,558,891
  Deferred stock compensation (note 9)..............         --     (2,179,134)
  Stockholder loans (note 3)........................     (91,786)      (65,266)
  Accumulated deficit...............................  (6,182,834)  (29,134,595)
                                                     -----------  ------------
    Net stockholders' deficiency....................  (3,606,315)  (17,058,075)
Commitments, contingencies and subsequent event
 (notes 6, 8, 10 and 11)............................
                                                     -----------  ------------
                                                     $ 3,843,716  $ 14,681,075
                                                     ===========  ============

 See accompanying notes to combined and consolidated financial statements.

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

 COMBINED (1997 AND 1998) AND CONSOLIDATED (1999) STATEMENTS OF OPERATIONS

               Years ended December 31, 1997, 1998 and 1999

                                           1997         1998          1999
                                        -----------  -----------  ------------
Revenues:
  Room sales........................... $11,715,836  $18,851,718  $ 60,449,327
  Airfare sales........................     716,121    2,027,067     6,377,871
  Other sales..........................         --           --        200,535
                                        -----------  -----------  ------------
    Total revenues.....................  12,431,957   20,878,785    67,027,733
Cost of sales..........................   8,200,004   14,697,664    48,817,357
                                        -----------  -----------  ------------
    Gross profit.......................   4,231,953    6,181,121    18,210,376
                                        -----------  -----------  ------------
Operating expenses:
  General and administrative...........   3,065,933    5,420,838    12,002,277
  Sales and marketing..................     990,601    4,109,105    23,159,686
  Systems development..................     114,896      896,753     2,365,182
  Stock compensation...................         --           --      1,141,474
                                        -----------  -----------  ------------
    Total operating expenses...........   4,171,430   10,426,696    38,668,619
                                        -----------  -----------  ------------
    Operating income (loss)............      60,523   (4,245,575)  (20,458,243)
                                        -----------  -----------  ------------
Other income (expense):
  Interest expense, net................     (76,602)    (183,949)   (1,158,741)
  Other income (loss)..................      17,994        2,884    (1,133,940)
  Loss on sale of equipment............         --           --       (200,837)
                                        -----------  -----------  ------------
    Total other income (expense).......     (58,608)    (181,065)   (2,493,518)
                                        -----------  -----------  ------------
    Net income (loss).................. $     1,915  $(4,426,640) $(22,951,761)
                                        ===========  ===========  ============

 See accompanying notes to combined and consolidated financial statements.

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

      COMBINED (1997 AND 1998) AND CONSOLIDATED (1999) STATEMENTS OF

                 STOCKHOLDERS' DEFICIENCY (NOTES 8 AND 9)

               Years ended December 31, 1997, 1998 and 1999

                                       Common
                                       stock/
                                     additional   Deferred                                   Net
                          Preferred   paid-in      stock      Stockholder Accumulated   stockholders'
                            stock     capital   compensation     loans      deficit      deficiency
                          ---------- ---------- ------------  ----------- ------------  -------------
Balance at December 31,
 1996...................  $      --  $   40,000 $       --     $    --    $   (965,703) $   (925,703)
Net income..............         --         --          --          --           1,915         1,915
Distributions...........         --         --          --          --        (792,406)     (792,406)
                          ---------- ---------- -----------    --------   ------------  ------------
Balance at December 31,
 1997...................         --      40,000         --          --      (1,756,194)   (1,716,194)
Net loss................         --         --          --          --      (4,426,640)   (4,426,640)
Contributions...........         --   2,628,305         --      (91,786)           --      2,536,519
                          ---------- ---------- -----------    --------   ------------  ------------
Balance at December 31,
 1998...................         --   2,668,305         --      (91,786)    (6,182,834)   (3,606,315)
Net loss................         --         --          --          --     (22,951,761)  (22,951,761)
Contributions (notes 3
 and 6).................   5,611,604        --          --       26,520            --      5,638,124
Deferred stock
 compensation (note 9)..         --   3,184,650  (2,179,134)        --             --      1,005,516
Stock warrants (note
 5).....................         --     844,403         --          --             --        844,403
Stock awards and
 warrants (note 6)......         --     135,958         --          --             --        135,958
Reorganization
 adjustment (note 1)....         --   1,876,000         --          --             --      1,876,000
                          ---------- ---------- -----------    --------   ------------  ------------
Balance at December 31,
 1999...................  $5,611,604 $8,709,316 $(2,179,134)   $(65,266)  $(29,134,595) $(17,058,075)
                          ========== ========== ===========    ========   ============  ============

 See accompanying notes to combined and consolidated financial statements.

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

 COMBINED (1997 AND 1998) AND CONSOLIDATED (1999) STATEMENTS OF CASH FLOWS

               Years ended December 31, 1997, 1998 and 1999

                                           1997         1998          1999
                                        -----------  -----------  ------------
Cash flows from operating activities:
  Net income (loss).................... $     1,915  $(4,426,640) $(22,951,761)
  Adjustments to reconcile net income
   (loss) to net cash provided by (used
   in) operating activities:
    Loss on sale of equipment..........         --           --        200,837
    Depreciation and amortization......      96,836      160,444       656,530
    Amortization of debt discount and
     issuance costs....................         --           --        550,041
    Stock compensation.................         --           --      1,141,474
    Changes in operating assets and
     liabilities:
      Increase in officer receivable...         --           --       (234,988)
      Increase in prepaid expenses and
       other current assets............     (54,818)     (99,700)   (1,631,047)
      Increase (decrease) in other
       assets..........................     198,751     (417,621)   (1,690,347)
      Increase (decrease) in accounts
       payable and accrued expenses....     913,683    1,376,452     9,357,243
      Increase in deferred revenue.....     169,581    1,205,770     8,588,774
                                        -----------  -----------  ------------
        Net cash provided by (used in)
         operating activities..........   1,325,948   (2,201,295)   (6,013,244)
                                        -----------  -----------  ------------
Cash flows from investing activities:
  Acquisition of property and
   equipment...........................  (2,036,228)     (66,877)   (1,412,106)
  Sale of investments..................      32,310          --            --
  Proceeds from sale of equipment......         --           --         50,950
                                        -----------  -----------  ------------
        Net cash used in investing
         activities....................  (2,003,918)     (66,877)   (1,361,156)
                                        -----------  -----------  ------------
Cash flows from financing activities:
  (Distributions to) contributions from
   stockholders, net...................    (792,406)   2,536,519     5,611,604
  Repayments of loan from
   stockholders........................      (9,800)     (21,791)      (20,164)
  Advances from (repayments of) line of
   credit, net.........................      35,780       (6,436)      (56,407)
  Proceeds from (repayments of) notes
   payable.............................   1,470,390      (37,940)    6,998,703
  Payment of debt issuance costs.......         --           --       (475,695)
  Repayments of capital lease
   obligations.........................         --           --       (247,365)
                                        -----------  -----------  ------------
        Net cash provided by financing
         activities....................     703,964    2,470,352    11,810,676
                                        -----------  -----------  ------------
        Net increase in cash and cash
         equivalents...................      25,994      202,180     4,436,276
Cash and cash equivalents:
  Beginning of year....................      37,500       63,494       265,674
                                        -----------  -----------  ------------
  End of year.......................... $    63,494  $   265,674  $  4,701,950
                                        ===========  ===========  ============
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for
   interest............................ $     8,722  $    85,613  $        --
                                        ===========  ===========  ============
Supplemental disclosures of noncash
 financing activities:
  Equipment acquired under capital
   lease............................... $       --   $   711,089  $    187,423
  Stockholder loans....................         --        91,786           --
  Deferred compensation................         --           --      2,179,134
  Stock awards and warrants............         --           --        135,958
  Original issue discount..............         --           --        844,403
  Intangible assets....................         --           --      1,876,000
                                        ===========  ===========  ============

 See accompanying notes to combined and consolidated financial statements.

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

          NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1998 and 1999

(1) Summary of Significant Accounting Policies

 (a) Basis of Presentation and Description of Business

   For 1997 and 1998, the accompanying financial statements combine the accounts of Las Vegas Reservation Systems, Inc. (LVRS), Travelscape.com, Inc. (a Nevada corporation) and Professional Travel Services, Inc. (PTS) (collectively referred to as the Company). The entities were owned and controlled principally by common ownership and management and part of a reorganization. Following the reorganization, the accompanying 1999 consolidated financial statements include the accounts of Travelscape.com, Inc. (a Delaware corporation) and its wholly owned subsidiaries. All intercompany transactions have been eliminated in combination and consolidation.

   LVRS, a Nevada corporation, sells hotel room packages in Las Vegas, Reno, Laughlin and Lake Tahoe to individual and group customers. In the normal course of business, certain hotel properties require cash deposits or letters of credit to secure hotel room inventory.

   In March 1998, LVRS established its web site www.lvrs.com to sell rooms over the Internet. The success of the web site prompted management to begin an effort to replicate its Las Vegas based system across the United States through Old Travelscape, which was created in April 1998. Travelscape.com, Inc. (a Nevada corporation) created its own web site www.travelscape.com in which it offers its services. The Internet offers the Company advertising and distribution means to market and sell its rooms to a worldwide audience in a cost-effective manner.

   Effective September 30, 1998, LVRS merged with Fort Apache, Inc. whose principal business was to hold a building and land in Las Vegas. Fort Apache, Inc. shared common owners with LVRS; accordingly, the transaction was recorded as a reorganization of entities under common control and the historical-cost basis of the net assets of Fort Apache, Inc. was carried over to LVRS. Prior year financial statements have been restated to reflect this reorganization.

   PTS operates a travel agency in Las Vegas. PTS provides transportation arrangements primarily for business travel.

   On January 21, 1999, the Company completed a reorganization whereby LVRS, Travelscape.com, Inc. (a Nevada Corporation) (Old Travelscape) and PTS became wholly owned subsidiaries of Travelscape.com, Inc. (Travelscape), a Delaware corporation. The transaction was accounted for principally as a reorganization of entities under common control. Accordingly, the combined financial statements of LVRS, Old Travelscape and PTS for the years presented herein are predecessor operations to the comparable entity which exists after January 21, 1999. At the time of the reorganization, 20% of the common stock of Old Travelscape was not owned by the common control group. The exchange of Travelscape shares for this 20% interest was considered a purchase of a minority interest. The consideration exceeded historical book value by $1,876,000 which was allocated to goodwill in the accompanying balance sheet. Goodwill is amortized on a straight-line basis over 15 years.

   The financial statements as of and for the year ended December 31, 1999 are combined through January 22, 1999 (the date of the organizational restructuring) and consolidated through and as of December 31, 1999.

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

   NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (b) Cash Equivalents

   Cash equivalents include highly liquid investments purchased with an original maturity date of three months or less.

 (c) Property, Plant and Equipment

   Property and equipment are recorded at cost and depreciated on a straight-line basis over estimated useful lives ranging from 3-20 years. Expenditures for maintenance and repairs are expensed when incurred. Property and equipment under capital leases are stated at the present value of minimum lease payments.

   Amortization of property and equipment held under capital leases and leasehold improvements is computed on a straight-line basis over the shorter of the lease term or estimated useful lives of the asset.

 (d) Revenue Recognition

   Revenues from sales of hotel rooms and airline tickets, as well as the related cost of sales, including the associated taxes, and other travel products and services for which the Company is the credit card merchant of record, are recorded at the aggregate retail value upon booking. Such revenues are deferred until the customer checks in to the hotel or completes their air travel. Revenues earned from sales of travel products and services in which the travel provider is the credit card merchant of record are recognized upon receipt of cash and are recorded at the commission amount.

 (e) Systems Development

   Systems development expenses are comprised primarily of compensation to the Company's information systems and technical staff, payments to outside contractors for information systems and technical services, data communications lines, web hosting services and other expenses associated with operating the Company's web sites.

 (f) Use of Estimates

   Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (g) Income Taxes

   Prior to January 22, 1999, LVRS and PTS were taxed as S Corporations under provisions of the Internal Revenue Code. Under these provisions, LVRS and PTS do not pay income tax on their income. Instead, the stockholders of LVRS and PTS were liable for income tax on the taxable income as it effects the stockholders' income tax returns. Accordingly, a provision for income taxes has not been included in the accompanying combined financial statements for LVRS and PTS as of and for the years ended December 31, 1997 and 1998.

   Old Travelscape is a Nevada C Corporation which is subject to federal income tax. Old Travelscape accounted for income taxes under the asset and liability method whereby deferred income taxes are recognized

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

   NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in the tax rates is recognized in income for the period that includes enactment date.

   Effective with the reorganization, LVRS, Old Travelscape and PTS became wholly owned subsidiaries of Travelscape, and accordingly, Travelscape recorded net deferred tax assets of $1,200,000 related to the cumulative differences between the basis of certain assets and liabilities for financial reporting and income tax purposes. Travelscape recorded a corresponding 100% valuation allowance due to the uncertainty regarding Travelscape's ability to utilize its deferred tax assets to offset future tax liabilities.

 (h) Start-Up Costs

   Start-up costs are expensed as incurred.

 (i) Sales and Marketing Expenses

   The Company expenses advertising as incurred. Advertising expense aggregated $990,601, $4,109,105 and $23,159,686 for the years ended December 31, 1997,
1998 and 1999, respectively.

 (j) Stock Compensation

   The Company has adopted Statement of Financial Accounting Standards Statement, or SFAS, No. 123, Accounting for Stock-Based Compensation, and has elected to measure compensation cost under Accounting Principles Board Opinion No. 25 and comply with the pro forma disclosure requirements of SFAS No. 123, except for options and warrants granted to nonemployees, which are accounted for under SFAS No. 123.

 (k) Long-Lived Assets

   The Company accounts for long-lived assets at amortized costs. As part of an ongoing review of the valuation and amortization of long-lived assets, management assesses the carrying value of such assets if facts and circumstances suggest that such assets may be impaired. If this review indicates that the assets will not be recoverable, as determined by the nondiscounted cash flow analysis over the remaining amortization period, the carrying value of the assets would be reduced to its estimated fair market value, based on discounted cash flows.

(2) Property, Plant and Equipment

   Property, plant and equipment consist of the following:

                                                             1998       1999
                                                          ---------- ----------
   Land.................................................. $  408,000 $  408,000
   Building and improvements.............................  1,549,756  1,621,539
   Computer hardware and software........................    729,807  1,706,656
   Furniture and office equipment........................    263,817    415,428
                                                          ---------- ----------
                                                           2,951,380  4,151,623
   Less accumulated depreciation and amortization........    303,979    698,366
                                                          ---------- ----------
                                                          $2,647,401 $3,453,257
                                                          ========== ==========

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

   NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Future minimum capital lease payments as of December 31, 1999 are:

                                                            Capital  Operating
                                                             leases   leases
                                                            -------- ---------
   Year ending December 31:
     2000.................................................. $309,740 $ 89,566
     2001..................................................  207,997   88,989
     2002..................................................  130,704   88,989
     2003..................................................  108,920   88,989
     2004..................................................      --    49,810
                                                            -------- --------
       Net minimum lease payments..........................  757,361 $406,343
                                                                     ========
    Less amounts representing interest.....................  106,214
                                                            --------
     Present value of net minimum capital lease payments...  651,147
    Less current portion of obligations under capital
     leases................................................  293,025
                                                            --------
       Obligations under capital leases excluding current
        portion............................................ $358,122
                                                            ========

   The Company leases office equipment under operating leases, which expire in 2001. Rent expense for the years ended December 31, 1997, 1998 and 1999 was $25,510, $24,603 and $25,283, respectively.

(3) Stockholder Transactions

   At December 31, 1998, PTS had loans from the stockholders of $46,684 for start-up costs of the business. This non-interest bearing loan with no fixed repayment terms was repaid during 1999. As of December 31, 1998, Old Travelscape had loans of $91,786 to officers of the Company for the purchase of common stock. As of December 31, 1999, the remaining balance was $65,266 which is due in 2001. This amount is reported as an increase in stockholders' deficiency.

(4) Borrowings under Lines of Credit

   Borrowings under unsecured lines of credit with various financial institutions are as follows:

                                                                1998    1999
                                                               ------- -------
   Wells Fargo Bank, interest is 11.25% at December 31, 1999, expires on June 30, 2000.................................  $41,144 $34,737
   Bank West of Nevada, expired on March 27, 1999............   50,000     --
                                                               ------- -------
                                                               $91,144 $34,737
                                                               ======= =======

   The Bank West of Nevada line of credit was not renewed. The Wells Fargo Bank credit line has a borrowing capacity of $50,000.

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

   NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(5) Notes Payable

   Notes payable consist of the following:

                                                            1998       1999
                                                         ---------- ----------
   First mortgage note payable in monthly installments
    of $7,681, at an interest rate of prime plus 1.5%
    (9.5% as of December 31, 1999), maturity date of
    June 30, 2017, secured by real property............  $  801,687 $  782,545
   First mortgage note payable in monthly installments
    of $4,781, at an interest rate of 6.85%, maturity
    date of November 11, 2017, secured by real
    property...........................................     609,645    592,862
   Second mortgage note payable in monthly installments
    of $303, at an interest rate of prime plus 1.5%
    (9.5% as of December 31, 1999), maturity date of
    June 30, 2007, secured by real property............      21,118     19,047
   Senior notes payable, net of discount, at an
    interest rate of 10% for initial 12 months and 12%
    for the subsequent 12 months, maturity date in
    February 2001, unsecured...........................         --   7,036,700
   Less original issue discount........................         --    (492,569)
                                                         ---------- ----------
                                                          1,432,450  7,938,585
   Less current portion................................      32,926     37,409
                                                         ---------- ----------
                                                         $1,399,524 $7,901,176
                                                         ========== ==========

   The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1999 are as follows:

     2000............................................................ $   37,409
     2001............................................................  7,077,176
     2002............................................................     43,801
     2003............................................................     47,406
     2004............................................................     51,316
     Thereafter......................................................  1,174,046
                                                                      ----------
                                                                      $8,431,154
                                                                      ==========

   During February 1999, Travelscape completed a private placement of 70.367 units of Travelscape senior notes and common stock purchase warrants were subscribed for a total value of $100,000 per unit or $7,036,700. Each unit consists of a note with a face value of $100,000 bearing interest at 10% prior to February 2000 and 12% thereafter and a warrant to purchase 7,500 shares of Travelscape common stock, par value $.01 per share. The notes have a stated maturity of two years from the date of issuance. The notes' maturity accelerates and the warrants convert to common stock at a "trigger event," which is generally defined as either an initial public offering of the Company's common stock or a sale of the Company. The fair value of the warrants issued in connection with the private placement of $844,403 has been allocated to a debt discount and will be amortized over the effective-interest method. The warrants are exercisable over three years. Warrants for a total of 527,752 shares of common stock were issued in connection with the private placement. The fair value of the warrants was determined pursuant to Black-Scholes model for calculating the fair value of

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

   NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

equity instruments. The discount will be amortized to interest expense over the term of the senior notes using the effective-interest method. Upon repayment prior to the due date, any outstanding balance of the discount will be written off to interest expense. The aforementioned share numbers have been adjusted to give effect to a 3-for-2 split of Travelscape's common stock. As a result of the pending sale of the Company (see note 11), the notes will mature on March 15, 2000 and convert to common stock on this date.

(6) Stockholders' Deficiency

 (a) Preferred Stock

   During December 1999, Travelscape completed a private placement for $5,611,604 in net proceeds through the sale of 1,272,569 shares of Series A Convertible Preferred Stock with a par value of $.01 per share. Holders of preferred stock are entitled to receive dividends when and if declared by the Board of Directors.

   Preferred stock may be converted at the option of the holder at a rate of one share of preferred stock to one share of common stock.

   Holders of preferred stock have a liquidation preference over common stock holders. Upon liquidation, holders of preferred stock shall be entitled to receive $4.44 per share.

   The preferred stock will automatically convert to common stock upon the consummation of certain events. As a result of the pending sale of the Company (see note 11), the preferred stock will be converted to common on March 15, 2000.

 (b) Common Stock

   Effective April 24, 1999, Travelscape's Board of Directors approved an increase in the number of authorized shares from 25,000,000 to 50,000,000 shares. The financial statements reflect this increase. The number of shares outstanding of Travelscape.com, Inc. common stock reflects the effect of a 3-for-2 split of common stock completed in June 1999.

 (c) Stock Warrants

   The Company issued stock warrants to purchase 475,833 shares of common stock at exercise prices that range from $4-$7 per share to third parties in lieu of services rendered. The fair value of the stock warrants of $19,508 has been recognized in additional paid-in capital and stock compensation expense. Of the total stock warrants, 400,000 are subject to certain vesting conditions. As of December 31, 1999, none of the 400,000 stock warrants had vested. The warrants vest immediately if there is a certain change in the control of the Company. As a result of the pending sale of the Company (see note 11), the warrants will become fully vested on March 15, 2000.

   In addition, the Company issued stock awards of 42,500 shares of common stock for a total fair value of $116,450.

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

   NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(7) Income Taxes

   The components of the net deferred taxes are as follows:

                                    December 31
                              ------------------------
                                 1998         1999
                              -----------  -----------
   Net operating loss
    carryforwards...........  $ 1,152,615  $ 8,419,059
   Deferred revenue.........      (98,644)    (137,681)
   Other....................      166,014      240,116
                              -----------  -----------
                                1,219,985    8,521,494
   Valuation allowance......   (1,219,985)  (8,521,494)
                              -----------  -----------
     Deferred tax asset, net
      of valuation
      allowance.............  $       --   $       --
                              ===========  ===========

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income. A 100% valuation allowance has been provided for the net deferred tax assets since the likelihood of taxable income sufficient enough to realize the entire balance of deferred tax assets in the future is uncertain.

   At December 31, 1999, the Company has approximately $24,500,000 of net operating loss carryforwards available for federal tax reporting purposes, which expire in 2014. The ultimate realization of the net operating loss carryforwards will be subject to certain limitations due to changes in the Company's ownership and will be dependent upon the Company attaining future taxable earnings.

   If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the tax loss carryforwards that can be utilized, which could result in such losses expiring before they are used.

(8) Commitments and Contingencies

 (a) Litigation

   The Company is involved in legal proceedings from outside parties involving routine business matters. Management believes that the ultimate resolution of these matters will not have a material adverse affect on the Company's financial condition or results of operations.

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

   NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (b) Advertising Contracts

   The Company has entered into several advertising contracts, including various Internet web sites, which run through the year 2001. The agreements provide for monthly and quarterly payments and are summarized as follows as of December 31, 1999:

     Year ending December 31:
       2000......................................................... $22,790,254
       2001.........................................................     152,000
                                                                     -----------
                                                                     $22,942,254
                                                                     ===========

 (c) Letters of Credit

   The Company has an agreement with Bank West of Nevada to extend letters of credit on behalf of the Company to certain hotel properties to secure payment for the potential purchase of blocks of hotel rooms. Letters of credit with Bank West of Nevada at December 31, 1999 were $2,059,000. The letter of credit agreements require the Company to place 100% of a required hotel deposit in a certificate of deposit with the bank. If the Company were to default on the payment of a block of rooms, the hotel would exercise the letter of credit. As of December 31, 1999, the Company has placed $2,059,000 in a certificate of deposit under this arrangement. These deposits are restricted and are included in other assets.

(9) Stock Options

   The Financial Accounting Standards Board issued SFAS No. 123 which defines a fair-value method of accounting for an employee stock option or similar instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it allows an entity to continue to measure the compensation cost for these plans using the intrinsic-value-based method of accounting prescribed by Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net earnings and earnings per share, as if the fair-value-based method of accounting defined in SFAS No. 123 had been applied.

  Stock options outstanding are as follows:

                                                                Weighted-average
                                               Number of shares  exercise price
                                               ---------------- ----------------
     Balance at December 31, 1997.............          --           $  --
     Granted..................................    1,027,500            1.33
                                                  ---------          ------
     Balance at December 31, 1998.............    1,027,500            1.33
     Granted..................................    3,127,500            3.18
     Canceled.................................     (185,000)          (1.33)
                                                  ---------          ------
     Balance at December 31, 1999.............    3,970,000          $ 2.79
                                                  =========          ======

                   LAS VEGAS RESERVATION SYSTEMS, INC.,

               TRAVELSCAPE.COM, INC. (A NEVADA CORPORATION),

                  PROFESSIONAL TRAVEL SERVICES, INC. AND

              TRAVELSCAPE.COM, INC. (A DELAWARE CORPORATION)

   NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

   Stock options outstanding are as follows:

                           Outstanding at   Weighted-      Weighted-
                            December 31,     average        average
         Range of prices        1999      exercise price contract life
         ---------------   -------------- -------------- -------------
         $1.33-6.00......    3,970,000        $2.79            3
                             =========        =====           ===

   Old Travelscape accounted for these options pursuant to APB No. 25. These options were issued with an option price substantially equal to the fair value of the common stock on the date of the grant. The options vest over a three-year period.

   As a result of the 1999 option grants, the Company recorded compensation expense of $1,005,516 for the year ended December 31, 1999 and will amortize deferred stock compensation expense of $2,179,134 over the future vesting period of the options, calculated under APB No. 25 for employees and SFAS No. 123 for nonemployees. The deferred stock compensation is recorded as a component of net stockholders' deficiency in the accompanying balance sheet. The total number options exercisable was 1,114,413 at December 31, 1999.

   All outstanding options to purchase common stock prior to January 21, 1999 were assumed by Travelscape and will retain all of the same terms included in the initial grant.

   Had the Company complied with SFAS No. 123 for financial reporting purposes, the impact on net loss for the year ended December 31, 1999 would be to increase the net loss to $23,269,105. The granting of options in 1998 did not give rise to any additional compensation expense as none of the options were exercisable at December 31, 1998. The pro forma net loss is based on the following assumptions: risk-free interest rate of 6.5%, volatility of 20%, dividend yield of 0% and economic life of the option of four years.

(10) Lease Commitments

   The Company is obligated under various capital leases, for certain office equipment, that expire at various dates through 2003. The gross amount of office equipment and related accumulated depreciation capitalized and recorded under capital leases at December 31, 1999 was as follows:

     Office equipment................................................. $248,940
     Less accumulated depreciation....................................   93,385
                                                                       --------
                                                                       $155,555
                                                                       ========

(11) Subsequent Event

   On January 31, 2000, the Company was acquired by Expedia, Inc. for total consideration aggregating approximately $100 million. As a result of this acquisition, Expedia, Inc. will record the assets and liabilities of the Company at their respective fair values. No adjustments have been made to the accompanying financial statements for this transaction. As a result of this acquisition, certain equity and debt instruments will become fully vested and/or be converted to common stock.

                      FINANCIAL STATEMENTS OF VACATIONSPOT

                             VACATIONSPOT.COM, INC.

             FINANCIAL STATEMENTS FOR THE YEAR ENDED JUNE 30, 1999,
                AND THE PERIOD FROM DECEMBER 2, 1997 (inception)
               TO JUNE 30, 1998, AND INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
VacationSpot.com, Inc.
Seattle, Washington

   We have audited the accompanying balance sheets of VacationSpot.com, Inc. as of June 30, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the year ended June 30, 1999, and the period from December 2, 1997 (inception) through June 30, 1998. These financial statements are the responsibility of VacationSpot.com, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of VacationSpot.com, Inc. as of June 30, 1999 and 1998, and the results of its operations and its cash flows for the year ended June 30, 1999, and the period from December 2, 1997 (inception) through June 30, 1998, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Deloitte & Touche LLP

Seattle, Washington
March 17, 2000

                             VACATIONSPOT.COM, INC.

                                 BALANCE SHEETS

                             June 30, 1999 and 1998

                                                           1999        1998
                                                        -----------  ---------
                        ASSETS
                        ------

CURRENT ASSETS:
  Cash and cash equivalents............................ $ 6,593,492  $     178
  Accounts receivable..................................      29,796
  Prepaid expenses.....................................      29,126      1,400
                                                        -----------  ---------
    Total current assets...............................   6,652,414      1,578
PROPERTY AND EQUIPMENT, net (Note 2)...................     179,729     28,870
INTANGIBLE ASSETS, net (Note 3)........................     805,042    441,875
                                                        -----------  ---------
    TOTAL.............................................. $ 7,637,185  $ 472,323
                                                        ===========  =========

         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

CURRENT LIABILITIES:
  Accounts payable..................................... $   187,446  $  33,620
  Accrued expenses.....................................      74,792      3,365
  Unearned revenue.....................................      93,084
                                                        -----------  ---------
    Total current liabilities..........................     355,322     36,985

COMMITMENTS (Note 4)

STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, $0.0001 par
   value--Authorized, 1,346,666 shares; issued and
   outstanding, 1,010,000 shares with liquidation
   preference of $0.50 per share.......................         101        --
  Series A-1 convertible preferred stock, $0.0001 par
   value--Authorized, 1,346,666 shares; none issued and
   outstanding liquidation preference of $0.50 per
   share...............................................
  Series B convertible preferred stock, $0.0001 par
   value--Authorized, 4,600,000 shares; issued and
   outstanding, 3,562,500 shares with liquidation
   preference of $2.00 per share.......................         356        --
  Series B-1 convertible preferred stock, $0.0001 par
   value--Authorized, 4,600,000 shares; none issued and
   outstanding with liquidation preference of $2.00 per
   share...............................................
  Common stock, $0.0001 par value--Authorized,
   30,000,000 shares; issued and outstanding, 6,314,350
   shares..............................................         631        --
  Additional paid-in capital...........................  11,042,882        --
  Member contributions.................................                705,000
  Unearned stock-based compensation....................    (102,931)
  Notes receivable from affiliated parties (Note 8)....    (114,510)  (115,694)
  Accumulated deficit..................................  (3,544,666)  (153,968)
                                                        -----------  ---------
    Total stockholders' equity.........................   7,281,863    435,338
                                                        -----------  ---------
    TOTAL.............................................. $ 7,637,185  $ 472,323
                                                        ===========  =========

                       See notes to financial statements

                             VACATIONSPOT.COM, INC.

                            STATEMENTS OF OPERATIONS

                         Year Ended June 30, 1999, and
           Period from December 2, 1997 (inception) to June 30, 1998

                                                            1999        1998
                                                         -----------  ---------
NET REVENUES............................................ $   360,169  $  28,606
COST OF REVENUES........................................    (975,639)   (29,279)
                                                         -----------  ---------
    Gross margin........................................    (615,470)      (673)
OPERATING EXPENSES:
  Product development...................................     715,692     65,710
  Sales and marketing...................................   1,403,192     21,857
  General and administrative............................     713,622     65,705
                                                         -----------  ---------
                                                           2,832,506    153,272
LOSS FROM OPERATIONS....................................  (3,447,976)  (153,945)
OTHER INCOME (EXPENSE)..................................      57,278        (23)
                                                         -----------  ---------
NET LOSS................................................ $(3,390,698) $(153,968)
                                                         ===========  =========


                       See notes to financial statements

                            VACATIONSPOT.COM, INC.

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                         Year Ended June 30, 1999, and
           Period from December 2, 1997 (inception) to June 30, 1998

                                          Series A         Series B                                              Notes
                                        convertible      convertible                                           receivable
                       Common stock   preferred stock  preferred stock  Additional                  Unearned      from
                     ---------------- ---------------- ----------------   paid-in      Member     stock-based  affiliated
                      Shares   Amount  Shares   Amount  Shares   Amount   capital   contributions compensation  parties
                     --------- ------ --------- ------ --------- ------ ----------- ------------- ------------ ----------
 BALANCE, December
 2, 1997..........         --  $ --         --  $ --         --  $ --   $       --    $     --     $      --   $      --
  Issuance of
  membership units
  to founders.....                                                                      200,000
  Issuance of
  preferred
  membership
  units...........                                                                      505,000
  Notes receivable
  from affiliated
  parties.........                                                                                               (115,694)
  Net loss........
                                                                                      ---------                ----------
 BALANCE, June 30,
 1998.............                                                                      705,000                  (115,694)
  Conversion of
  founders'
  membership units
  to common
  stock...........   4,000,000   400                                        199,600    (200,000)
  Conversion of
  preferred
  membership units
  to Series A
  preferred stock
  and common stock
  warrants........                    1,010,000   101                       880,282    (505,000)
  Issuance of
  common stock....   1,855,570   185                                      2,087,323
  Issuance of
  common stock for
  asset
  purchases.......     458,780    46                                        526,457
  Issuance of
  Series B
  preferred
  stock...........                                     3,562,500   356    7,124,644
  Capitalization
  of stock-based
  compensation....                                                          224,576                  (224,576)
  Recognition of
  stock-based
  compensation....                                                                                    121,645
  Payment on notes
  receivable from
  affiliated
  parties.........                                                                                                  1,184
  Net loss........
                     --------- -----  --------- -----  --------- -----  -----------   ---------    ----------  ----------
 BALANCE, June 30,
 1999.............   6,314,350 $ 631  1,010,000 $ 101  3,562,500 $ 356  $11,042,882   $     --     $(102,931)  $(114,510)
                     ========= =====  ========= =====  ========= =====  ===========   =========    ==========  ==========
                     Accumulated  Stockholders'
                       deficit       equity
                     ------------ -------------
 BALANCE, December
 2, 1997..........   $       --    $       --
  Issuance of
  membership units
  to founders.....                     200,000
  Issuance of
  preferred
  membership
  units...........                     505,000
  Notes receivable
  from affiliated
  parties.........                    (115,694)
  Net loss........      (153,968)     (153,968)
                     ------------ -------------
 BALANCE, June 30,
 1998.............      (153,968)      435,338
  Conversion of
  founders'
  membership units
  to common
  stock...........
  Conversion of
  preferred
  membership units
  to Series A
  preferred stock
  and common stock
  warrants........                     375,383
  Issuance of
  common stock....                   2,087,508
  Issuance of
  common stock for
  asset
  purchases.......                     526,503
  Issuance of
  Series B
  preferred
  stock...........                   7,125,000
  Capitalization
  of stock-based
  compensation....
  Recognition of
  stock-based
  compensation....                     121,645
  Payment on notes
  receivable from
  affiliated
  parties.........                       1,184
  Net loss........    (3,390,698)   (3,390,698)
                     ------------ -------------
 BALANCE, June 30,
 1999.............   $(3,544,666)  $ 7,281,863
                     ============ =============

                       See notes to financial statements

                             VACATIONSPOT.COM, INC.

                            STATEMENTS OF CASH FLOWS

                         Year Ended June 30, 1999, and
           Period from December 2, 1997 (inception) to June 30, 1998

                                                           1999        1998
                                                        -----------  ---------
OPERATING ACTIVITIES:
Net loss............................................... $(3,390,698) $(153,968)
Adjustment to reconcile net loss to net cash used by
 operating activities:
  Depreciation and amortization........................   1,000,155     67,875
  Recognition of stock-based compensation..............     121,645        --
  Recognition of sales and marketing expense for
   warrants for common stock...........................     375,383        --
  Cash provided (used) by changes in operating assets
   and liabilities:
    Accounts receivable and prepaid expenses...........     (57,522)    (1,400)
    Accounts payable and accrued expenses..............     225,253     36,985
    Unearned revenue...................................      93,084        --
                                                        -----------  ---------
      Net cash used by operating activities............  (1,632,700)   (50,508)
INVESTING ACTIVITIES:
Additions to property and equipment....................    (266,431)   (33,620)
Purchase of intangible assets..........................    (833,000)       --
                                                        -----------  ---------
      Net cash used by investing activities............  (1,099,431)   (33,620)
FINANCING ACTIVITIES:
Member contributions...................................       1,184     84,306
Proceeds from issuance of common and preferred stock...   9,324,261        --
                                                        -----------  ---------
      Net cash provided by financing activities........   9,325,445     84,306
NET INCREASE IN CASH AND CASH EQUIVALENTS..............   6,593,314        178
CASH AND CASH EQUIVALENTS:
Beginning of period....................................         178        --
                                                        -----------  ---------
End of period.......................................... $ 6,593,492  $     178
                                                        ===========  =========
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING
 ACTIVITIES:
Issuance of equity for advertising..................... $       --   $ 505,000
Receivable from affiliated parties.....................                115,694
Issuance of equity for intangible assets...............     414,750        --
Conversion of member contributions to common stock.....     705,000        --

                       See notes to financial statements

                             VACATIONSPOT.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                         Year Ended June 30, 1999, and
           Period from December 2, 1997 (inception) to June 30, 1998


NOTE 1: DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Description of business: VacationSpot.com, Inc. (the Company) was originally formed as Reservation Works LLC, a Washington Limited Liability Corporation
(LLC), on December 2, 1997. On April 21, 1999, Rezworks Corporation filed a Certificate of Incorporation in Delaware, and shares of Rezworks Corporation common stock were issued in exchange for the outstanding membership units of Reservation Works LLC. On December 1, 1999, Rezworks Corporation changed its name to VacationSpot.com, Inc.

   The Company is an online reservation network for vacation homes, rental condos, inns, villas, and bed and breakfasts around the world, offering more than 100,000 leisure lodging units in 44 countries via the Internet. The Company operates its own website, located at VacationSpot.com, and derives its revenues from listing fees associated with the leisure lodging units hosted on its website and commissions from lodgings booked via its website. The Company also develops and sells a comprehensive software solution for independent lodging establishments that facilitates online reservations via the Internet.

   Estimates and assumptions: Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

   Cash and cash equivalents: The Company considers all highly liquid instruments purchased with original maturities of 90 days or less to be cash equivalents.

   Property and equipment: Property and equipment consists primarily of computer equipment, furniture and fixtures, and purchased software, which are stated at cost. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets, which range from one to five years.

   Intangible assets: Intangible assets consist of an advertising agreement as of June 30, 1998, as well as permits and licenses, proprietary rights, contracts and commitments, noncompete agreements, and customer lists as of June 30, 1999. Intangible assets are being amortized on a straight-line basis over lives ranging from one to five years.

   Revenue recognition: Revenues from listing fees are recognized ratably over the listing period. Commission revenues from lodgings booked are recognized either on receipt of the commission payment or on notification of entitlement by a third party. Software sales are recognized as the software is shipped, in compliance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, With Respect to Certain Transactions.

   Product development: Product development costs consist primarily of payroll and related expenses for website and software development, and are expensed as incurred.

   Capitalized software costs: Financial accounting standards require the capitalization of certain software product costs after technological feasibility of the software is established. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

                             VACATIONSPOT.COM, INC.

   Advertising costs: The Company expenses advertising costs as incurred.

   Income taxes: Prior to April 21, 1999, the Company was an LLC under provisions of the Internal Revenue Code. Under these provisions, the Company did not pay income taxes on its income. Instead, the taxable loss of the Company was passed to the shareholders of the LLC. Subsequent to April 21, 1999, the Company recognized a taxable loss for the period ended June 30, 1999, and, therefore, no current tax provision was recorded. A net deferred tax asset has been recognized by the Company aggregating $250,000, which consists primarily of net operating loss carryforwards of $700,000 which expire in 2019. A 100% valuation allowance has been provided against the net deferred tax assets since the likelihood of taxable income sufficient enough to realize the entire balance of the deferred tax assets in the future is uncertain.

   Stock-based compensation: The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation.

   Segment information: The Company has organized and managed its operations in a single reportable segment providing travel-related services and licenses for related software products. Revenues from customers outside of the United States were less than 10% of net revenues for all periods presented in the accompanying statements of operations.

   Recent accounting pronouncements: In March 1998, the AICPA issued SOP 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 will be effective for the Company's fiscal year ending June 30, 2000. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company will begin capitalizing these costs in the fiscal year ending June 30, 2000. In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities, effective for the Company's fiscal year ending June 30, 2000. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires the costs of start-up activities and organization costs to be expensed as incurred. The Company's organization costs were expensed as incurred.

NOTE 2: PROPERTY AND EQUIPMENT, NET

   A summary of property and equipment at June 30 is as follows:

                                                               1999      1998
                                                             ---------  -------
   Furniture and fixtures................................... $  15,295  $   --
   Computer equipment.......................................   204,756   33,620
   Software.................................................    80,000      --
                                                             ---------  -------
                                                               300,051   33,620
   Accumulated depreciation.................................  (120,322)  (4,750)
                                                             ---------  -------
     Property and equipment, net............................ $ 179,729  $28,870
                                                             =========  =======

                             VACATIONSPOT.COM, INC.

NOTE 3: INTANGIBLE ASSETS

   A summary of intangible assets at June 30, is as follows:

                                                              1999       1998
                                                           ----------  --------
   Permits and licenses................................... $   11,000  $    --
   Advertising agreement..................................    505,000   505,000
   Proprietary rights.....................................    185,000       --
   Contracts and commitments..............................    365,000       --
   Noncompete agreements..................................     31,250       --
   Customer lists.........................................    655,500       --
                                                           ----------  --------
                                                            1,752,750   505,000
   Accumulated amortization...............................   (947,708)  (63,125)
                                                           ----------  --------
     Intangible assets, net............................... $  805,042  $441,875
                                                           ==========  ========

NOTE 4: COMMITMENTS

   The Company is obligated under various operating leases for office space and various office equipment. Future minimum lease payments under these operating leases as of June 30, 1999, are as follows:

            Years ending June 30
            --------------------
              2000..............................  $219,916
              2001..............................   133,770
              2002..............................   136,500
              2003..............................   141,960
              2004..............................   147,420
                                                  --------
                                                  $779,566
                                                  ========

   Rent expense under leases for office space for the periods ended June 30, 1999 and 1998, was $82,285 and $10,589, respectively, net of $27,479 and
$5,713, respectively, received under sublease agreements.

NOTE 5: LINE OF CREDIT

   In September 1998, the Company entered into a line-of-credit agreement with a bank with a maximum principal of $150,000 with annual interest at prime plus 1% (8.75% at June 30, 1999), which expired in September 1999. No principal was outstanding at June 30, 1999.

NOTE 6: STOCKHOLDERS' EQUITY

   The authorized capital of the Company is 30,000,000 shares of common stock and 18,000,000 shares of preferred stock. The Company's authorized capital, and the accompanying financial statements, reflect a two-for-one stock split which was authorized by the Board of Directors on June 3, 1999, and effected in July 1999.

   The preferred stock is nonredeemable and comprised of the following series with the rights and preferences as indicated:

   Series A preferred stock: 1,346,666 shares authorized, 1,010,000 shares issued and outstanding to an affiliated party as of June 30, 1999. Series A preferred stockholders have a dividend preference over common

                             VACATIONSPOT.COM, INC.

stockholders of $0.04 per share per annum, a liquidation preference over common stockholders of $0.50 per share, plus declared and unpaid dividends with rights to remaining assets in aggregate of $1.00 per share, and a conversion ratio of 1:1 to exchange Series A preferred stock to common stock. The holder of each share of Series A stock has voting rights equal to each share of common stock into which such preferred stock can be converted. The affiliated party has elected one member to the Board of Directors and is entitled to this election while owning at least 700,000 shares of Series A preferred stock.

   Series A-1 preferred stock: 1,346,666 shares authorized, none issued and outstanding as of June 30, 1999. Series A-1 preferred stockholders have a dividend preference over common stockholders of $0.04 per share per annum, a liquidation preference over common stockholders of $0.50 per share plus declared and unpaid dividends with rights to remaining assets in aggregate of $1.00 per share, and a conversion ratio of 1:1 to exchange Series A preferred stock to common stock. The holder of each share of Series A stock has voting rights equal to each share of common stock into which such preferred stock could then be converted.

   Series B preferred stock: 4,600,000 shares authorized, 3,562,500 shares issued and outstanding as of June 30, 1999. Series B preferred stockholders have a dividend preference over common stockholders of $0.16 per share per annum, a liquidation preference over common stockholders of $2.00 per share plus declared and unpaid dividends with rights to remaining assets in aggregate of $4.00 per share, and a conversion ratio of 1:1 to exchange Series B preferred stock to common stock. The holder of each share of Series B stock has voting rights equal to each share of common stock into which such preferred stock could then be converted. The Series B stockholders have elected two members to the Board of Directors and is entitled to this election while owning at least 700,000 shares of Series B preferred stock.

   Series B-1 preferred stock: 4,600,000 shares authorized, none shares issued and outstanding as of June 30, 1999. Series B-1 preferred stockholders have a dividend preference over common stockholders of $0.16 per share per annum, a liquidation preference over common stockholders of $2.00 per share plus declared and unpaid dividends with rights to remaining assets in aggregate of $4.00 per share and a conversion ratio of 1:1 to exchange Series B-1 preferred stock to common stock. The holder of each share of Series B-1 stock has voting rights equal to each share of common stock into which such preferred stock could then be converted.

   In December 1999, the Board of Directors approved another series of preferred stock with the rights and preferences as indicated:

   Series C and C-1 preferred stock: 3,000,000 shares authorized for each in December 1999; no shares authorized, issued, or outstanding as of June 30, 1999. Series C and C-1 preferred stockholders have a dividend preference over common shareholders of $0.32 per share per annum, a liquidation preference over common stockholders of $4.00 per share plus declared and unpaid dividends with rights to remaining assets in aggregate of $8.00 per share, and a conversion ratio of 1:1 to exchange Series C and C-1 preferred stock to common stock. The holder of each share of Series C and C-1 stock has voting rights equal to each share of common stock into which such preferred stock could then be converted.

   At June 30, 1999 and 1998, warrants to purchase 49,000 and -0- shares, respectively, of common stock at a purchase price of $1.125 per share were outstanding. In November 1999, warrants were exercised to purchase 34,300 shares of common stock.

NOTE 7: EMPLOYEE BENEFIT PLANS

   401(k) savings plan: VacationSpot.com, Inc. has a savings plan which qualifies under 401(k) of the Internal Revenue Code. Participating employees may defer up to 15% of their pretax salary, but not more than statutory limits. The Company contributes a matching dollar for each dollar a participant contributes, with a

                             VACATIONSPOT.COM, INC.

maximum matching contribution of 5% of a participant's earnings. Matching contributions for employees of the Company were $-0- and $11,173 in 1998 and 1999, respectively. In March 2000, the Company's 401(k) savings plan was terminated in conjunction with the acquisition of the Company by Expedia, Inc. (Note 9).

   Stock option plan: In April 1999, the Board of Directors of the Company adopted the 1999 Stock Option Plan (the 1999 Stock Option Plan). The 1999 Stock Option Plan replaced the 1998 Unit Incentive Plan of the predecessor company, Reservation Works LLC, with the same number of stock options having similar terms and conditions being issued to replace the then outstanding partnership unit options. A total of 2,500,000 shares of common stock have been reserved for issuance under the 1999 Stock Option Plan for grants to employees, officers, and directors of the Company. The majority of stock options issued under the 1999 Stock Option Plan are intended to qualify as incentive stock options, as provided in the Internal Revenue Code of 1986, as amended. Options granted generally vest over four years, with certain acceleration provisions, and expire after 10 years.

   The following information represents the Company's outstanding stock options for the period from inception to June 30, 1999. Upon the conversion of the Company from an LLC to a C corporation on April 21, 1999, options covering 1,268,220 units of the LLC were exchanged for options covering shares of the C corporation with substantially the same terms and conditions, and are included below as April 21, 1999, cancellations and grants.

                                                           Options outstanding
                                                           ---------------------
                                                                        Weighted
                                                                        average
                                                             Number     exercise
                                                           outstanding   price
                                                           -----------  --------
   Inception, December 2, 1997
     Granted..............................................     72,000    $0.64
                                                           ----------
   Balance, June 30, 1998.................................     72,000     0.64
     Granted..............................................  1,547,220     0.99
     April 21, 1999, cancellation of LLC options.......... (1,268,220)    0.94
     April 21, 1999, grant of corporation options.........  1,268,220     0.94
     Cancelled............................................    (35,000)    0.50
                                                           ----------
   Balance, June 30, 1999.................................  1,584,220     0.98
                                                           ==========

   At June 30, 1999, options outstanding and exercisable are as follows:

                      Options outstanding                   Options exercisable
                      --------------------                  --------------------
                                  Weighted                              Weighted
                                  average  Weighted average             average
                        Number    exercise    remaining       Number    exercise
   Exercise prices    outstanding  price   contractual life outstanding  price
   ---------------    ----------- -------- ---------------- ----------- --------
    $0.50...........     353,220   $0.50      9.4 years       170,110    $0.50
     1.12...........   1,231,000    1.12      9.9              60,875     1.12
                       ---------                              -------
                       1,584,220                              230,985
                       =========                              =======

                            VACATIONSPOT.COM, INC.

   Fair value disclosures: Under SFAS No. 123, employee stock options are valued at the grant date using the Black-Scholes valuation model and the related compensation cost is recognized ratably over the vesting period. Net loss for the period from December 2, 1997 (inception) to June 30, 1998, and the fiscal year ended December 31, 1999, would not have been significantly impacted had compensation cost been determined based on the Black-Scholes value at the grant dates for awards as prescribed by SFAS No. 123.

   The Company calculated the minimum fair value of each option grant at the date of grant using the Black-Scholes pricing model with the following assumptions: No dividends, zero expected volatility, an expected life of five years, and a risk-free interest rate of 4.9% and 5.7% for the year ended June 30, 1999, and the period from December 2, 1997 (inception) to June 30, 1998, respectively.

NOTE 8: RELATED PARTY TRANSACTIONS

   Notes receivable from officers of the Company are due on demand with 7.5% interest charged per annum.

   In March 1998, the Company granted an equity interest to Expedia, Inc., an operating unit of Microsoft Corporation, in exchange for a link on the Expedia website to the VacationSpot.com website to be provided over a two-year period. In October 1999, Microsoft Corporation contributed the assets of Expedia, Inc. to Expedia, Inc., including the aforementioned equity interest. An executive officer of Expedia, Inc. is a member of the Company's Board of Directors. The fair value of the stock issued to Expedia, Inc. was estimated at $505,000. Expedia, Inc. received warrants to purchase 336,666 shares of common stock at a purchase price of $0.01 per share. During the year ended June 30, 1999, the Company recognized noncash sales and marketing expense of $375,383 related to these warrants.

NOTE 9: SUBSEQUENT EVENTS

   In July 1999, VacationSpot.com, Inc. issued 1,609,946 shares of common stock and 799,998 shares of Series B preferred stock, with a combined value of approximately $4,800,000 in exchange for approximately 96.4% of the outstanding stock and warrants of VHR International, s.a. in a transaction that was accounted for under the purchase method of accounting. The 3.6% of the outstanding stock of VHR International, s.a. not originally purchased by VacationSpot.com, Inc. is owned by a founder of VHR International, s.a. and is subject to a call option via a July 1999 shareholders' agreement between the Company and the shareholder. Under the terms of the agreement, the Company may acquire the remaining 3.6% (or 1,000 shares) of VHR International, s.a. for 90,055 shares of VacationSpot.com, Inc. common stock and $15,000 on or before August 31, 2000.

   On March 17, 2000, the Company was acquired by Expedia, Inc. All of the outstanding shares, options, and warrants of the Company were exchanged for approximately $82,877,000 of 2,600,000 unregistered Expedia, Inc. shares and options.

            UNAUDITED CONDENSED FINANCIAL STATEMENTS OF VACATIONSPOT

                             VACATIONSPOT.COM, INC.

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 1999 AND 1998 (unaudited)

                             VACATIONSPOT.COM, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                December 31, 1999 and June 30, 1999 (unaudited)

                                                       December 31,   June 30,
                                                           1999         1999
                                                       ------------  -----------
                       ASSETS
                       ------

CURRENT ASSETS:
  Cash and cash equivalents..........................  $11,442,269   $ 6,593,492
  Accounts receivable................................      128,112        29,796
  Prepaid expenses...................................       56,890        29,126
                                                       -----------   -----------
     Total current assets............................   11,627,271     6,652,414
PROPERTY AND EQUIPMENT, net..........................      335,427       179,729
GOODWILL, net........................................    4,665,708
INTANGIBLE ASSETS, net...............................      677,732       805,042
                                                       -----------   -----------
     TOTAL...........................................  $17,306,138   $ 7,637,185
                                                       ===========   ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------

CURRENT LIABILITIES:
  Accounts payable...................................  $   472,439   $   187,446
  Accrued expenses...................................      271,669        74,792
  Unearned revenue...................................      108,851        93,084
                                                       -----------   -----------
     Total current liabilities.......................      852,959       355,322
COMMITMENTS
STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, $0.0001 par
   value--Authorized, 1,346,666 shares; issued and
   outstanding, 1,010,000 shares with liquidation
   preference of $0.50 per share.....................          101           101
  Series A-1 convertible preferred stock, $0.0001 par
   value--Authorized, 1,346,666 shares; none issued
   and outstanding liquidation preference of $0.50
   per share Series B convertible preferred stock,
   $0.0001 par value--Authorized, 4,600,000 shares;
   issued and outstanding, 4,362,498 and 3,562,500
   shares, respectively, with liquidation preference
   of $2.00 per share................................          436           356
  Series B-1 convertible preferred stock, $0.0001 par
   value--Authorized, 4,600,000 shares; none issued
   and outstanding with liquidation preference of
   $2.00 per share...................................          200
  Series C convertible preferred stock, $0.0001 par
   value--Authorized, 3,000,000 shares; issued and
   outstanding, 1,999,900 shares with liquidation
   preference of $4.00 per share.....................
  Series C-1 convertible preferred stock, $0.0001 par
   value--Authorized, 3,000,000 shares; none issued
   and outstanding with liquidation preference of
   $4.00 per share...................................
  Common stock, $0.0001 par value--Authorized,
   30,000,000 shares; issued and outstanding,
   8,067,996 and 6,314,350 shares, respectively......          806           631
  Additional paid-in capital.........................   23,943,759    11,042,882
  Unearned stock-based compensation..................     (102,931)     (102,931)
  Notes receivable from affiliated parties...........     (114,510)     (114,510)
  Accumulated deficit................................   (7,190,408)   (3,544,666)
  Accumulated other comprehensive loss:
   Cumulative currency translation adjustment........      (84,274)
                                                       -----------   -----------
     Total stockholders' equity......................   16,453,179     7,281,863
                                                       -----------   -----------
     TOTAL...........................................  $17,306,138   $ 7,637,185
                                                       ===========   ===========

                 See notes to consolidated financial statements

                             VACATIONSPOT.COM, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

         Six-Month Periods Ended December 31, 1999 and 1998 (unaudited)

                                                            December 31,
                                                       ------------------------
                                                          1999         1998
                                                       -----------  -----------
NET REVENUES.......................................... $   479,595  $   143,560
COST OF REVENUES......................................  (1,258,836)     (53,829)
                                                       -----------  -----------
  Gross margin........................................    (779,241)      89,731
OPERATING EXPENSES:
  Product development.................................   1,057,166      454,872
  Sales and marketing.................................   1,332,452      531,305
  General and administrative..........................     654,602      377,973
                                                       -----------  -----------
                                                         3,044,220    1,364,150
                                                       -----------  -----------
LOSS FROM OPERATIONS..................................  (3,823,461)  (1,274,419)
OTHER INCOME..........................................     177,719       19,513
                                                       -----------  -----------
NET LOSS..............................................  (3,645,742) $(1,254,906)
                                                                    ===========
OTHER COMPREHENSIVE LOSS:
  Currency translation adjustment.....................     (84,274)
                                                       -----------
COMPREHENSIVE LOSS.................................... $(3,730,016)
                                                       ===========



                 See notes to consolidated financial statements

                            VACATIONSPOT.COM, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             Six-Month Period Ended December 31, 1999 (unaudited)

                                        Series A         Series B         Series C                                Notes
                                      convertible      convertible      convertible                             receivable
                     Common stock   preferred stock  preferred stock  preferred stock  Additional    Unearned      from
                   ---------------- ---------------- ---------------- ----------------   paid-in   stock-based  affiliated
                    Shares   Amount  Shares   Amount  Shares   Amount  Shares   Amount   capital   compensation  parties
                   --------- ------ --------- ------ --------- ------ --------- ------ ----------- ------------ ----------
BALANCE, June 30,
1999.............  6,314,350  $631  1,010,000  $101  3,562,500  $356                   $11,042,882  $(102,931)  $(114,510)
 Issuance of
 Series C
 preferred
 stock...........                                                     1,999,900  $200    7,999,400
 Issuance of
 stock related to
 acquisition of
 VHR
 International,
 s.a. ...........  1,609,946   161                     799,998    80                     4,819,647
 Issuance of
 common stock....    143,700    14                                                          81,830
 Other
 comprehensive
 loss:
 Currency
 translation
 adjustment......
 Net loss........
                   ---------  ----  ---------  ----  ---------  ----  ---------  ----  -----------  ---------   ---------
Balance, December
31, 1999.........  8,067,996  $806  1,010,000  $101  4,362,498  $436  1,999,900  $200  $23,943,759  $(102,931)  $(114,510)
                   =========  ====  =========  ====  =========  ====  =========  ====  ===========  =========   =========
                                Cumulative
                   Accumulated  translation Stockholders'
                     deficit    adjustment     equity
                   ------------ ----------- -------------
BALANCE, June 30,
1999.............  $(3,544,666)              $ 7,281,863
 Issuance of
 Series C
 preferred
 stock...........                              7,999,600
 Issuance of
 stock related to
 acquisition of
 VHR
 International,
 s.a. ...........                              4,819,888
 Issuance of
 common stock....                                 81,844
 Other
 comprehensive
 loss:
 Currency
 translation
 adjustment......                $(84,274)       (84,274)
 Net loss........   (3,645,742)               (3,645,742)
                   ------------ ----------- -------------
Balance, December
31, 1999.........  $(7,190,408)  $(84,274)   $16,453,179
                   ============ =========== =============


                See notes to consolidated financial statements

                             VACATIONSPOT.COM, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

         Six-Month Periods Ended December 31, 1999 and 1998 (unaudited)

                                                           December 31,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
OPERATING ACTIVITIES:
Net loss............................................. $(3,645,742) $(1,254,906)
Adjustment to reconcile net loss to net cash used by
 operating activities:
  Depreciation and amortization......................     316,149      404,522
  Recognition of sales and marketing expense for
   warrants for common stock.........................      86,411
  Cash provided (used) by changes in operating assets
   and liabilities, net of effects of purchase of VHR
   International, s.a.
    Accounts receivable and prepaid expenses.........    (212,491)     (23,837)
    Accounts payable and accrued expenses............     481,870       12,751
    Unearned revenue.................................      15,767       52,715
                                                      -----------  -----------
      Net cash used by operating activities..........  (2,958,036)    (808,755)
INVESTING ACTIVITIES:
Additions to property and equipment..................    (190,357)    (158,814)
Purchase of intangible assets........................               (1,199,854)
                                                      -----------  -----------
      Net cash used by investing activities..........    (190,357)  (1,358,668)
FINANCING ACTIVITIES:
Member contributions.................................                2,894,277
Proceeds from issuance of common and preferred
 stock...............................................   8,081,444
                                                      -----------  -----------
      Net cash provided by financing activities......   8,081,444    2,894,277
EFFECT OF FOREIGN EXCHANGE RATES CHANGES ON CASH AND
 CASH EQUIVALENTS....................................     (84,274)
                                                      -----------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS............   4,848,777      726,854
CASH AND CASH EQUIVALENTS:
Beginning of period..................................   6,593,492          178
                                                      -----------  -----------
End of period........................................ $11,442,269  $   727,032
                                                      ===========  ===========

                 See notes to consolidated financial statements

                             VACATIONSPOT.COM, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Consolidated operating results for the six month period ended December 31, 1999 are not necessarily indicative of the results that may be expected for the year ending June 30, 2000. For further information, refer to the financial statements for the year ended June 30, 1999 and for the cumulative period from December 2, 1997 (inception) to June 30, 1998 and notes thereto included herein.

Preferred Stock

   In December 1999, the Company issued 1,999,900 shares of Series C preferred stock. Proceeds received from the offering totaled approximately $8,000,000.

Acquisition

   In July 1999, VacationSpot.com, Inc. issued 1,609,946 shares of common stock and 799,998 shares of Series B preferred stock, with a combined value of approximately $4,800,000 in exchange for approximately 96.4% of the outstanding stock and warrants of VHR International, s.a. in a transaction that was accounted for under the purchase method of accounting. The 3.6% of the outstanding stock of VHR International, s.a. not originally purchased by VacationSpot.com, Inc. is owned by a founder of VHR International, s.a. and is subject to a call option via a July 1999 shareholders' agreement between the Company and the shareholder. Under the terms of the agreement, the Company may acquire the remaining 3.6% (or 1,000 shares) of VHR International, s.a. for 90,055 shares of VacationSpot.com, Inc. common stock and $15,000 on or before August 31, 2000.

Subsequent Event

   On March 17, 2000, the Company was acquired by Expedia, Inc. All of the outstanding shares, options, and warrants of the Company were exchanged for approximately $82,877,000 of 2.6 million unregistered Expedia, Inc. shares and options.

                                  EXPEDIA INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

   The following unaudited pro forma consolidated statements of operations give effect to the acquisitions of Travelscape.com, Inc. and VacationSpot.com, Inc. The acquisitions were accounted for under the purchase method of accounting in accordance with APB Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The estimated fair values contained herein are preliminary in nature, and may not be indicative of the final purchase price allocation, which will be based on an assessment of fair value to be performed by an independent appraiser. Such preliminary estimates of the fair values of the assets and liabilities of Travelscape.com, Inc. and VacationSpot.com, Inc. have been consolidated with the recorded values of the assets and liabilities of Expedia, Inc. in the unaudited consolidated statements of operations.

   The unaudited pro forma consolidated statements of operations reflect the consolidated results of operations of Expedia, Inc., Travelscape.com, Inc. and VacationSpot.com, Inc. for the year ended June 30, 1999 and for the nine months ended March 31, 2000 as if the acquisitions had occurred at the beginning of each of the periods presented.

   The unaudited pro forma consolidated statements of operations are presented for illustrative purposes only and are not necessarily indicative of the unaudited consolidated results of operations in future periods or the results that actually would have been realized had Expedia, Inc. Travelscape.com, Inc. and VacationSpot.com, Inc. been a consolidated company during the specified periods. The unaudited pro forma consolidated statements of operations should be read in conjunction with the historical financial statements and notes thereto of Expedia, Inc., Travelscape.com, Inc. and VacationSpot.com, Inc.

                                 EXPEDIA, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands except per share data)

                                         For the year ended June 30, 1999
                         ------------------------------------------------------------------
                                                             Pro forma
                         Expedia   VacationSpot Travelscape adjustments  Total      Notes
                         --------  ------------ ----------- ----------- --------  ---------
Net revenues............ $ 38,699    $   360     $ 32,483    $   (200)  $ 71,342  (4)
Cost of revenues........   15,950        975       23,519       3,025     43,469  (3)(5)
                         --------    -------     --------    --------   --------
  Gross profit (loss)...   22,749       (615)       8,964      (3,225)    27,873
                         --------    -------     --------    --------   --------
Operating expenses
  Product development...   21,180        716        1,732        (216)    23,412  (3)(5)
  Sales and marketing...   14,888      1,403       11,943       2,408     30,642  (3)(4)(5)
  General and
   administrative.......    6,283        714        8,071      (4,722)    10,346  (3)(5)
  Amortization of
   intangibles and
   goodwill.............      --         --           --       62,127     62,127  (1)(2)
  Recognition of stock
   based compensation...      --         --           --          --         --
                         --------    -------     --------    --------   --------
    Total operating
     expenses...........   42,351      2,833       21,746      59,597    126,527
                         --------    -------     --------    --------   --------
Loss from operations....  (19,602)    (3,448)     (12,782)    (62,822)   (98,654)
Other income/(expense),
 net....................      --          57       (1,211)        --      (1,154)
                         --------    -------     --------    --------   --------
                          (19,602)    (3,391)     (13,993)    (62,822)   (99,808)
Provision for income
 taxes..................      --         --           --          --         --
                         --------    -------     --------    --------   --------
Net loss................ $(19,602)   $(3,391)    $(13,993)   $(62,822)  $(99,808)
                         ========    =======     ========    ========   ========
Pro forma basic and
 diluted net loss per
 common share........... $  (0.59)                                      $ (2.72)
                         ========                                       ========
Weighted average shares
 used to compute pro
 forma basic and diluted
 net loss per common
 share..................   33,000                                         36,756
                         ========                                       ========

                                 EXPEDIA, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands except per share data)

                                     For the nine months ended March 31, 2000
                         -------------------------------------------------------------------
                                                             Pro forma
                         Expedia   VacationSpot Travelscape adjustments   Total      Notes
                         --------  ------------ ----------- ----------- ---------  ---------
Net revenues............ $ 59,042    $   759     $ 79,066    $   (483)  $ 138,384  (4)
Cost of revenues........   27,968      1,762       58,272       5,137      93,139  (3)(5)
                         --------    -------     --------    --------   ---------
  Gross profit (loss)...   31,074     (1,003)      20,794      (5,620)     45,245
                         --------    -------     --------    --------   ---------
Operating expenses
  Product development...   14,408      1,637        2,110        (336)     17,819  (3)(5)
  Sales and marketing...   37,370      3,351       21,895       1,488      64,104  (3)(4)(5)
  General and
   administrative.......    6,573      1,036       10,614      (6,704)     11,519  (3)(5)
  Amortization of
   intangibles and
   goodwill.............      --         --           --       46,521      46,521  (1)(2)
  Recognition of stock
   based compensation...   46,911        --         1,142         --       48,053
                         --------    -------     --------    --------   ---------
    Total operating
     expenses...........  105,262      6,024       35,761      40,969     188,016
                         --------    -------     --------    --------   ---------
Loss from operations....  (74,188)    (7,027)     (14,967)    (46,589)   (142,771)
Other income/(expense),
 net....................    1,486        316       (2,069)        --         (267)
                         --------    -------     --------    --------   ---------
                          (72,702)    (6,711)     (17,036)    (46,589)   (143,038)
Provision for income
 taxes..................      --         --           --          --          --
                         --------    -------     --------    --------   ---------
Net loss................ $(72,702)   $(6,711)    $(17,036)   $(46,589)  $(143,038)
                         ========    =======     ========    ========   =========
Pro forma basic and
 diluted net loss per
 common share...........                                                $  (3.59)
                                                                        =========
Weighted average shares
 used to compute pro
 forma basic and diluted
 net loss per common
 share..................                                                   39,809
                                                                        =========

                                 EXPEDIA, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

   The unaudited pro forma consolidated statements of operations reflect the acquisitions of Travelscape.com, Inc. and VacationSpot.com, Inc. under the purchase method of accounting. Under the purchase price method of accounting, the purchase price is allocated to the assets preliminary acquired and liabilities assumed based on their estimated fair values.

   The unaudited pro forma consolidated statements of operations gives effect to the issuance of approximately 3.0 million shares, stock options and warrants of Expedia Inc. common stock and the assumption of all outstanding shares, stock options and warrants in connection with the acquisition of Travelscape.com, Inc. The unaudited pro forma consolidated statements of operations gives effect to the issuance of approximately 2.6 million shares and stock options of Expedia Inc. common stock and the assumption of all outstanding shares and stock options in connection with the acquisition of VacationSpot.com, Inc.

   The preliminary purchase price allocations for Travelscape, Inc. and VacationSpot, Inc. at December 31, 1999 are as follows (in thousands):

                                              Travelscape VacationSpot  Total
                                              ----------- ------------ --------
   Current and long term assets..............  $ 12,920     $11,962    $ 24,882
   Intangibles and goodwill..................   117,268      72,570     189,838
   Liabilities assumed.......................   (32,239)     (1,253)    (33,492)
                                               --------     -------    --------
   Purchase price............................    97,949      83,279     181,228
   Less: Acquisition costs...................    (2,383)     (1,617)     (4,000)
                                               --------     -------    --------
     Common stock issued.....................  $ 95,566     $81,662    $177,228
                                               ========     =======    ========

   The unaudited pro forma consolidated statements of operations give effect to the following pro forma adjustments necessary to reflect the acquisitions of Travelscape.com, Inc. and VacationSpot.com, Inc. as if they occurred at the beginning of each period presented:

  (1) The recognition of goodwill being amortized on a straight line basis over a period of 5 years.

  (2) The amortization of identifiable intangibles on a straight line basis over a period ranging from 2-4 years.

  (3) Amounts necessary to conform Travelscape Inc.'s and VacationSpot Inc.'s depreciation policies to Expedia Inc.'s.

  (4) The elimination of intercompany sales between Travelscape Inc. and Expedia Inc.

  (5) The restatement of expenses to conform with Expedia Inc.'s classification of expenses.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Expedia in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                        Amount
                                                                      To Be Paid
                                                                      ----------
   SEC Registration Fee..............................................  $  4,000
   Printing Fees and Expenses........................................   125,000
   Legal Fees and Expenses...........................................    50,000
   Accounting Fees and Expenses......................................    50,000
   Blue Sky Qualification Fees and Expenses..........................     5,000
   Miscellaneous.....................................................    10,000
                                                                       --------
     Total...........................................................  $244,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

   Article VII of our Articles of Incorporation authorizes us to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act ("WBCA") or other applicable law now or hereafter in force. Chapter 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under specific circumstances for liabilities, including provisions permitting advances for expenses incurred, arising under the Securities Act.

   In addition, we intend to either maintain our own or receive coverage under Microsoft's directors' and officers' liability insurance under which our directors and officers are insured against loss, as defined in the policy, as a result of claims brought against them for their wrongful acts in such capacities.

Item 15. Recent Sales of Unregistered Securities

   (a)(i) On October 1, 1999, we issued to Microsoft 33.0 million shares of common stock in exchange for assets relating to Expedia's operations.

   (ii) On March 17, 2000, we acquired Travelscape by issuing approximately 3.0 million shares, stock options and warrants in exchange for all outstanding shares, stock options and warrants of Travelscape. The total value of the stock exchanged was approximately $96 million.

   (iii) On March 17, 2000, we also acquired Vacationspot by issuing approximately 2.6 million shares and stock options in exchange for all of the outstanding shares and stock options of VacationSpot. The total value of the stock exchanged was approximately $82 million.

   (iv) On         , 2000, we entered into an agreement to issue to TCV IV,
L.P. and TCV IV Strategic Partners, L.P. approximately 3.0 million shares of common stock, as well as warrants to purchase 602,259 shares of common stock, in exchange for $50 million. We expect this transaction to close in early August 2000.

   (v) On         , 2000, we entered into an agreement to issue to Microsoft
602,258 shares of common stock, as well as warrants to purchase 120,452 shares of common stock, in exchange for $10 million. We expect this transaction to close in early August 2000.

   (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

   The issuances described in Item 15(a)(i), (ii) and (iii) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with Expedia, to information about Expedia.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  3.1    Articles of Incorporation of the Registrant+

  3.2    Articles of Amendment to Articles of Incorporation dated September 22,
         1999+

  3.2.1  Articles of Amendment to Articles of Incorporation dated October 25,
         1999++

  3.3    Bylaws of the Registrant+

  4.1    Form of the Registrant's Common Stock Certificate+

  5.1    Opinion of Preston Gates & Ellis LLP

 10.1    Contribution Agreement between Expedia, Inc. and Microsoft
         Corporation, effective October 1, 1999+

 10.2 Services Agreement between Expedia, Inc. and Microsoft Corporation, effective October 1, 1999+

 10.3 License Agreement between Expedia, Inc. and Microsoft Corporation, effective October 1, 1999+

 10.4    Map Server License Agreement between Expedia, Inc. and Microsoft
          Corporation, effective October 1, 1999+

 10.5    Carriage and Cross Promotion Agreement between Expedia, Inc. and
          Microsoft Corporation, effective October 1, 1999+

 10.6    Tax Allocation Agreement between Expedia, Inc. and Microsoft
          Corporation, effective October 1, 1999+

 10.7 Shareholder Agreement between Expedia, Inc. and Microsoft Corporation, effective October 1, 1999+

 10.8    CRS Marketing, Services and Development Agreement between Microsoft
          Corporation and Worldspan, L.P., dated December 15, 1995 and last amended on April 1, 1999+**

 10.9    Service Agreement between Microsoft Corporation and World Travel
          Partners, L.P., dated October 9, 1996 and amended on April 1, 1999+**

 10.10   1999 Stock Option Plan+

 10.11   1999 Employee Stock Purchase Plan+

 10.12   1999 Directors' Stock Option Plan+

 10.13   Employment Agreement between Expedia, Inc. and Richard N. Barton+

 10.14   Agreement and Plan of Reorganization by and among Expedia, Travel
          Enterprises, Inc., Travelscape, and certain principal stockholders of Travelscape, dated January 31, 2000 and as amended on March 13, 2000 and March 15, 2000++++

 10.15 Agreement and Plan of Reorganization by and among Expedia, VacationSub, Inc., VacationSpot, and the principal stockholders of VacationSpot, dated January 30, 2000++++

 23.1    Consent of Deloitte & Touche LLP, Independent Auditors

 23.2    Consent of Counsel (included in Exhibit 5.1)

 23.3    Consent of KPMG LLP, Independent Auditors

 27.1    Financial Data Schedule+

--------
+     Previously filed as an exhibit to Expedia's Form S-1 filed September 23,
      1999

++    Previously filed as an exhibit to Expedia's Form S-1/A filed October 26,
      1999

+++   Previously filed as an exhibit to Expedia's Form S-1/A filed November 8,
      1999

++++  Previously filed as an exhibit to Expedia's Form 8-K filed April 3, 2000

** Confidential treatment granted for portions of this agreement pursuant to Rule 406 of the Securities Act

  (b) Financial Statement Schedules

   Not applicable.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 21st day of July 2000.

                                          EXPEDIA, INC.

                                                /s/ Richard N. Barton
                                          By: _________________________________
                                                    Richard N. Barton
                                              President and Chief Executive
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on July 21, 2000.

                 Signature                               Title
                 ---------                               -----

          /s/ Richard N. Barton             President, Chief Executive
___________________________________________  Officer, Director (Principal
             Richard N. Barton               Executive Officer)

         /s/ Gregory S. Stanger             Vice President, Finance; Chief
___________________________________________  Financial Officer (Principal
            Gregory S. Stanger               Financial and Accounting
                                             Officer)

                     *                      Chairman of the Board
___________________________________________
             Gregory B. Maffei

                     *                      Director
___________________________________________
                Brad Chase

                     *                      Director
___________________________________________
             Gerald Grinstein

                     *                      Director
___________________________________________
          Laurie McDonald Jonsson

                     *                      Director
___________________________________________
             Richard D. Nanula

         /s/ Richard N. Barton
*By: ______________________________________
             Richard N. Barton
             Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  3.1    Articles of Incorporation of the Registrant+

  3.2    Articles of Amendment to Articles of Incorporation dated September 22,
         1999+

  3.2.1  Articles of Amendment to Articles of Incorporation dated October 25,
         1999++

  3.3    Bylaws of the Registrant+

  4.1    Form of the Registrant's Common Stock Certificate+

  5.1    Opinion of Preston Gates & Ellis LLP

 10.1    Contribution Agreement between Expedia, Inc. and Microsoft
         Corporation, effective October 1, 1999+

 10.2 Services Agreement between Expedia, Inc. and Microsoft Corporation, effective October 1, 1999+

 10.3 License Agreement between Expedia, Inc. and Microsoft Corporation, effective October 1, 1999+

 10.4    Map Server License Agreement between Expedia, Inc. and Microsoft
          Corporation, effective October 1, 1999+

 10.5    Carriage and Cross Promotion Agreement between Expedia, Inc. and
          Microsoft Corporation, effective October 1, 1999+

 10.6    Tax Allocation Agreement between Expedia, Inc. and Microsoft
          Corporation, effective October 1, 1999+

 10.7 Shareholder Agreement between Expedia, Inc. and Microsoft Corporation, effective October 1, 1999+

 10.8    CRS Marketing, Services and Development Agreement between Microsoft
          Corporation and Worldspan, L.P., dated December 15, 1995 and last amended on April 1, 1999+**

 10.9    Service Agreement between Microsoft Corporation and World Travel
          Partners, L.P., dated October 9, 1996 and amended on April 1, 1999+**

 10.10   1999 Stock Option Plan+

 10.11   1999 Employee Stock Purchase Plan+

 10.12   1999 Directors' Stock Option Plan+

 10.13   Employment Agreement between Expedia, Inc. and Richard N. Barton+

 10.14   Agreement and Plan of Reorganization by and among Expedia, Travel
          Enterprises, Inc., Travelscape, and certain principal stockholders of Travelscape, dated January 31, 2000 and as amended on March 13, 2000 and March 15, 2000++++

 10.15 Agreement and Plan of Reorganization by and among Expedia, VacationSub, Inc., VacationSpot, and the principal stockholders of VacationSpot, dated January 30, 2000++++

 23.1    Consent of Deloitte & Touche LLP, Independent Auditors

 23.2    Consent of Counsel (included in Exhibit 5.1)

 23.3    Consent of KPMG LLP, Independent Auditors

 27.1    Financial Data Schedule+

--------
+     Previously filed as an exhibit to Expedia's Form S-1 filed September 23,
      1999

++    Previously filed as an exhibit to Expedia's Form S-1/A filed October 26,
      1999

+++   Previously filed as an exhibit to Expedia's Form S-1/A filed November 8,
      1999

++++  Previously filed as an exhibit to Expedia's Form 8-K filed April 3, 2000

** Confidential treatment granted for portions of this agreement pursuant to Rule 406 of the Securities Act